   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997

                                                    REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           IMPERIAL HOLLY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

TEXAS                                                  2062                                74-0704500
  (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
  Incorporation or Organization)            Classification Code Number)              Identification Number)
           ONE IMPERIAL SQUARE, SUITE 200                                  WILLIAM F. SCHWER
                  8016 HIGHWAY 90-A                              MANAGING DIRECTOR AND GENERAL COUNSEL
               SUGAR LAND, TEXAS 77478                              ONE IMPERIAL SQUARE, SUITE 200
                   (281) 491-9181                                          8016 HIGHWAY 90-A
     (Address, Including Zip Code, and Telephone                        SUGAR LAND, TEXAS 77478
    Number, Including Area Code, of Registrant's                            (281) 491-9181
            Principal Executive Offices)                        (Name, Address, Including Zip Code and
                                                                   Telephone Number, Including Area
                                                                      Code, of Agent For Service)

                             ---------------------
                                   COPIES TO:

ROBERT V. JEWELL, ESQ.                                                    STEPHEN M BANKER, ESQ.
ANDREWS & KURTH L.L.P.                                           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
600 TRAVIS, SUITE 4200                                                       919 THIRD AVENUE
HOUSTON, TEXAS 77002                                                     NEW YORK, NEW YORK 10022
(713) 220-4200                                                                (212) 735-3000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the merger (the "Merger") of Savannah Foods & Industries, Inc. ("Savannah Foods") and a wholly owned subsidiary of Imperial Holly Corporation ("Imperial Holly") pursuant to the Merger Agreement described herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                          PROPOSED
            TITLE OF EACH CLASS OF                AMOUNT TO BE       MAXIMUM AGGREGATE         AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)      OFFERING PRICE(2)    REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value....................     14,508,420           $104,142,061            $31,559
=============================================================================================================

(1) Represents the maximum number of shares of common stock, no par value ("Imperial Common Stock"), of Imperial Holly. Includes 13,176,192 shares of Imperial Common Stock to be issued to stockholders of Savannah Foods upon consummation of the Merger (the "Merger Shares"), 377,359 shares to be issued to the H. Kempner Trust Association in connection with the H. Kempner Trust Financing (as defined herein) (the "H. Kempner Shares") and 954,869 shares of Imperial Common Stock to be issued to the Benefit Trust (as defined herein) immediately following consummation of the Merger (the "Benefit Trust Shares").

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1993, as amended (the "Securities Act"), and includes $88,369,953 with respect to Merger Shares ($495,733,881 less cash consideration of $407,363,928), $5,000,000 with respect to H. Kempner Shares and $10,772,108 with respect to Benefit Trust Shares. The maximum offering price with respect to Merger Shares is computed pursuant to Rule 457(f) under the Securities Act using $17.25, the average high and low sales price of the common stock, par value $0.25 per share ("Savannah Common Stock"), of Savannah Foods on November 17, 1997 as reported on the New York Stock Exchange less the cash consideration paid in the Offer (as defined herein) and the Merger. The registration fee with respect to the H. Kempner Shares is computed based on an offering price of $13.25 per share. The registration fee with respect to Benefit Trust Shares is computed pursuant to Rule 457(c) under the Securities Act using $11.28125, the average high and low sales price of Imperial Common Stock on November 17, 1997 as reported on the American Stock Exchange.

(3) Pursuant to Rule 457(b), with respect to Merger Shares, the required fee of $26,779 is offset entirely by an aggregate fee of $116,390 previously paid at the times of the filing of the Schedule 14D-1 and the Schedule 14A and preliminary proxy materials in connection with this transaction. An aggregate filing fee of $4,780 relating to the H. Kempner Shares and the Benefit Trust Shares has been submitted in connection herewith.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                       SAVANNAH FOODS & INDUSTRIES, INC.
                              2 EAST BRYAN STREET
                            SAVANNAH, GEORGIA 31401

                               November 20, 1997

Dear Stockholders:

     A Special Meeting of Stockholders (the "Savannah Special Meeting") of Savannah Foods & Industries, Inc. ("Savannah Foods") will be held on December 19, 1997 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia. At this meeting, stockholders of Savannah Foods will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 1997, among Imperial Holly Corporation ("Imperial Holly"), IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly ("IHK Sub"), and Savannah Foods and the merger (the "Merger") of IHK Sub with and into Savannah Foods, with Savannah Foods surviving and continuing as a wholly owned subsidiary of Imperial Holly.

     The Merger will constitute the second and final step in the acquisition of Savannah Foods by Imperial Holly. The first step was a tender offer (the "Offer") for 50.1% of the outstanding shares of common stock, par value $0.25 per share ("Savannah Common Stock"), of Savannah Foods at a price of $20.25 net to each tendering stockholder in cash, which IHK Sub successfully completed on October 16, 1997. Upon consummation of the Merger, each outstanding share of Savannah Common Stock (other than shares of Savannah Common Stock owned by Imperial Holly and its affiliates, which include shares purchased in the Offer) will be converted into the right to receive, subject to stockholder elections and proration, either (i) $20.25 of common stock, no par value ("Imperial Common Stock"), of Imperial Holly, subject to a collar of $13.25 to $17.25 per share of Imperial Common Stock, or (ii) $20.25 in cash.

     In the Merger, 30% of the outstanding shares of Savannah Common Stock will be converted into the right to receive Imperial Common Stock, and 19.9% of the outstanding shares of Savannah Common Stock will be converted into the right to receive $20.25 in cash. The remaining 50.1% of the outstanding shares of Savannah Common Stock, which were purchased by IHK Sub in the Offer, will be cancelled. The shares of Imperial Common Stock issued in the Merger will be listed on the American Stock Exchange.

     One feature of the Merger permits Savannah Foods stockholders to elect, subject to proration, the number of shares of Savannah Common Stock they wish to have converted into cash in the Merger at $20.25 per share by completing a Cash Election Form. The actual cash consideration and the number of shares of Imperial Common Stock you will receive will depend on: (i) whether you make an affirmative election (a "Cash Election") to receive cash, (ii) how many Cash Elections are made by other Savannah Foods stockholders and (iii) the application of a proration procedure, as explained in detail in the Joint Proxy Statement/Prospectus accompanying this letter. AS A RESULT OF POSSIBLE PRORATION, (A) IF YOU DO NOT MAKE A CASH ELECTION, YOU MAY NEVERTHELESS RECEIVE SOME CASH AND (B) IF YOU MAKE A CASH ELECTION, YOU MAY NEVERTHELESS RECEIVE SOME SHARES OF IMPERIAL COMMON STOCK.

     The Board of Directors of Savannah Foods has unanimously approved the Merger Agreement, the Merger and the related transactions described in the attached Joint Proxy Statement/Prospectus and has determined that these transactions are fair to and in the best interests of Savannah Foods and its stockholders. In addition, the Board of Directors of Savannah Foods has received an opinion of Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, which states that the consideration to be received by the Savannah Foods stockholders pursuant to the Merger Agreement is fair to the Savannah Foods stockholders from a financial point of view. THE BOARD OF DIRECTORS OF SAVANNAH FOODS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SAVANNAH FOODS VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

     IHK SUB OWNS A MAJORITY OF THE OUTSTANDING SHARES OF SAVANNAH COMMON STOCK AS A RESULT OF THE OFFER AND HAS AGREED TO VOTE SUCH SHARES IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SAVANNAH SPECIAL MEETING IS ASSURED.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, the Joint Proxy Statement/Prospectus, a Cash Election Form and a Proxy Card to allow you to vote your shares of Savannah Common Stock at the Savannah Special Meeting. I urge you to read carefully the Joint Proxy Statement/Prospectus which more fully describes the Merger Agreement and the Merger and includes information about Savannah Foods and Imperial Holly. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     Whether or not you plan to attend the Savannah Special Meeting, please complete, sign, date and return the Proxy Card in the postage prepaid envelope enclosed herewith. If you attend the Savannah Special Meeting, you may vote in person if you wish, even if you have previously returned the Proxy Card.

                                            Sincerely,

                                            William W. Sprague III
                                            President and Chief Executive
                                            Officer

                       SAVANNAH FOODS & INDUSTRIES, INC.
                              2 EAST BRYAN STREET
                            SAVANNAH, GEORGIA 31401
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Savannah Special Meeting") of Stockholders of Savannah Foods & Industries, Inc., a Delaware corporation ("Savannah Foods"), will be held on December 19, 1997 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia to consider and vote upon the following matters more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. The approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 1997, among Imperial Holly Corporation ("Imperial Holly"), IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly ("IHK Sub"), and Savannah Foods and of the merger (the "Merger") of IHK Sub with and into Savannah Foods, with Savannah Foods as the surviving corporation, as contemplated by the Merger Agreement. The Merger Agreement provides that, among other things, Imperial Holly would conduct a tender offer (the "Offer") for 50.1% of the outstanding shares of Savannah Foods common stock, par value $0.25 per share (the "Savannah Common Stock"), at a price of $20.25 per share net to each tendering stockholder in cash. On October 16, 1997, IHK Sub successfully completed the Offer. Under the terms of the Merger Agreement, each outstanding share of Savannah Common Stock (other than shares of Savannah Common Stock owned by Imperial Holly and its affiliates, which include shares purchased in the Offer) will be converted into the right to receive, subject to stockholder elections and proration, either (i) $20.25 of Imperial Holly's common stock, no par value ("Imperial Common Stock"), subject to a collar of $13.25 to $17.25 per share of Imperial Common Stock, or (ii) $20.25 in cash. In the Merger, 30% of the outstanding shares of Savannah Common Stock will be converted into the right to receive Imperial Common Stock, and the 19.9% of the outstanding shares of Savannah Common Stock will be converted into the right to receive $20.25 in cash. The remaining 50.1% of the outstanding shares of Savannah Common Stock, which were purchased by IHK Sub in the Offer, will be cancelled.

     2. Such other business as may properly come before the Savannah Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of Savannah Foods has fixed the close of business on November 17, 1997 as the record date for the determination of the holders of shares of Savannah Common Stock entitled to notice of, and to vote at, the Savannah Special Meeting or any adjournment or postponement thereof. Your attention is directed to the accompanying Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF SAVANNAH FOODS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SAVANNAH FOODS VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

     Each stockholder has the right to dissent from the Merger and demand payment of the fair value of his shares of Savannah Common Stock. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of Section 262 of the Delaware General Corporation Law. For a more complete description of dissenters' rights, see "Stockholders' Rights of Appraisal" in the accompanying Joint Proxy Statement/Prospectus.

     AS A RESULT OF THE OFFER, IHK SUB OWNS A MAJORITY OF THE OUTSTANDING SHARES OF SAVANNAH COMMON STOCK AND HAS AGREED TO VOTE SUCH SHARES IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER IS ASSURED.

                                            By the order of the Board of
                                            Directors,

                                            John M. Tatum
                                            Secretary

Savannah, Georgia
November 20, 1997

                           IMPERIAL HOLLY CORPORATION
                         ONE IMPERIAL SQUARE, SUITE 200
                               8016 HIGHWAY 90-A
                            SUGAR LAND, TEXAS 77478

                               November 20, 1997

Dear Stockholders:

     A Special Meeting of Stockholders (the "Imperial Special Meeting") of Imperial Holly Corporation ("Imperial Holly") will be held on December 19, 1997 at 9:00 a.m., local time, at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas. At this meeting, stockholders of Imperial Holly will be asked to consider and vote upon a proposal to issue shares of Imperial Holly's common stock, no par value ("Imperial Common Stock"), to stockholders of Savannah Foods & Industries, Inc. ("Savannah Foods") in connection with the acquisition of Savannah Foods by Imperial Holly by means of a merger (the "Merger") of IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly ("IHK Sub"), with and into Savannah Foods.

     The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of September 12, 1997, among Imperial Holly, IHK Sub and Savannah Foods (the "Merger Agreement"). The Merger will constitute the second and final step in the acquisition of Savannah Foods by Imperial Holly. The first step was a tender offer (the "Offer") for 50.1% of the outstanding shares of common stock, par value $0.25 ("Savannah Common Stock"), of Savannah Foods at a price of $20.25 net to each tendering stockholder in cash, which IHK Sub successfully completed on October 16, 1997. Under the terms of the Merger Agreement, IHK Sub will be merged with and into Savannah Foods, with Savannah Foods surviving and continuing as a wholly owned subsidiary of Imperial Holly. Upon consummation of the Merger, each outstanding share of Savannah Common Stock (other than shares of Savannah Common Stock owned by Imperial Holly and its affiliates, which include shares purchased in the Offer) will be converted into the right to receive, subject to stockholder elections and proration, either (i) $20.25 of Imperial Common Stock, subject to a collar of $13.25 to $17.25 per share of Imperial Common Stock, or (ii) $20.25.

     In the Merger, 30% of the outstanding shares of Savannah Common Stock will be converted into the right to receive Imperial Common Stock, and 19.9% of the outstanding shares of Savannah Common Stock will be converted into the right to receive $20.25 in cash. The remaining 50.1% of the outstanding shares of Savannah Common Stock, which were purchased by IHK Sub in the Offer, will be cancelled.

     The Board of Directors of Imperial Holly has unanimously approved the issuance of Imperial Common Stock to the Savannah Foods stockholders in the Merger and has determined that such issuance is fair to and in the best interest of Imperial Holly. In addition, the Board of Directors of Imperial Holly has received an opinion of Lehman Brothers Inc., its financial advisor, which states that the consideration to be paid by Imperial Holly pursuant to the Merger Agreement is fair to Imperial Holly from a financial point of view. THE BOARD OF DIRECTORS OF IMPERIAL HOLLY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IMPERIAL HOLLY VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF IMPERIAL COMMON STOCK IN THE MERGER.

     IMPERIAL HOLLY STOCKHOLDERS HOLDING 66.3% OF THE OUTSTANDING SHARES OF IMPERIAL COMMON STOCK HAVE GRANTED SAVANNAH FOODS AND R. EUGENE CARTLEDGE, A DIRECTOR OF SAVANNAH FOODS, AND WILLIAM W. SPRAGUE III, THE PRESIDENT OF SAVANNAH FOODS, PROXIES TO VOTE SUCH SHARES IN FAVOR OF THE ISSUANCE OF IMPERIAL COMMON STOCK TO STOCKHOLDERS OF SAVANNAH FOODS IN THE MERGER. ACCORDINGLY, THE APPROVAL AND ADOPTION OF SUCH PROPOSAL IS ASSURED.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus and a Proxy Card to allow you to vote your shares at the Imperial Special Meeting. I urge you to read carefully the Joint Proxy Statement/Prospectus which more fully describes the Merger Agreement, the Merger and the issuance of Imperial Common Stock. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     Whether or not you plan to attend the Imperial Special Meeting, please complete, sign, date and return the Proxy Card in the postage prepaid envelope enclosed herewith. If you attend the Imperial Special Meeting, you may vote in person, if you wish, even if you have previously returned your Proxy Card.

                                            Sincerely,

                                            James C. Kempner
                                            President and Chief Executive
                                            Officer

                           IMPERIAL HOLLY CORPORATION
                         ONE IMPERIAL SQUARE, SUITE 200
                               8016 HIGHWAY 90-A
                            SUGAR LAND, TEXAS 77478
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Imperial Special Meeting") of Imperial Holly Corporation, a Texas corporation ("Imperial Holly"), will be held on December 19, 1997 at 9:00 a.m., local time, at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas to consider and vote upon the following matters more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. The approval of the issuance of shares of common stock, no par value ("Imperial Common Stock"), of Imperial Holly to stockholders of Savannah Foods & Industries, Inc. ("Savannah Foods") pursuant to the Agreement and Plan of Merger, dated as of September 12, 1997, among Imperial Holly, IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly ("IHK Sub"), and Savannah Foods providing for the merger (the "Merger") of IHK Sub with and into Savannah Foods.

     2. Such other business as may properly come before the Imperial Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of Imperial Holly has fixed the close of business on November 17, 1997 as the record date for the determination of the holders of shares of Imperial Common Stock entitled to notice of, and to vote at, the Imperial Special Meeting or any adjournment or postponement thereof. Your attention is directed to the accompanying Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF IMPERIAL HOLLY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IMPERIAL HOLLY VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF IMPERIAL COMMON STOCK IN THE MERGER.

     IMPERIAL HOLLY STOCKHOLDERS HOLDING 66.3% OF THE OUTSTANDING SHARES OF IMPERIAL COMMON STOCK HAVE GRANTED SAVANNAH FOODS AND R. EUGENE CARTLEDGE, A DIRECTOR OF SAVANNAH FOODS, AND WILLIAM W. SPRAGUE III, THE PRESIDENT OF SAVANNAH FOODS, PROXIES TO VOTE SUCH SHARES IN FAVOR OF THE ISSUANCE OF SHARES OF IMPERIAL COMMON STOCK TO STOCKHOLDERS OF SAVANNAH FOODS IN THE MERGER. ACCORDINGLY, THE APPROVAL AND ADOPTION OF SUCH PROPOSAL IS ASSURED.

                                            By the order of the Board of
                                            Directors,

                                            William F. Schwer
                                            General Counsel and Secretary

Sugar Land, Texas
November 20, 1997

                                Proxy Statement

                                      for
                       SAVANNAH FOODS & INDUSTRIES, INC.
                            ------------------------

                           Proxy Statement/Prospectus
                                      for
                           IMPERIAL HOLLY CORPORATION
                            ------------------------

           JOINT PROXY STATEMENT FOR SPECIAL MEETINGS OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997.
                            ------------------------

     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $0.25 per share ("Savannah Common Stock"), of Savannah Foods & Industries, Inc., a Delaware corporation ("Savannah Foods"), in connection with the solicitation of proxies by the Board of Directors of Savannah Foods (the "Savannah Board") for use at the Special Meeting of Stockholders of Savannah Foods to be held at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia on December 19, 1997 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Savannah Special Meeting"). Only holders of record of Savannah Common Stock as of the close of business on November 17, 1997 (the "Savannah Record Date") will be entitled to notice of and to vote at the Savannah Special Meeting.

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, no par value ("Imperial Common Stock"), of Imperial Holly Corporation, a Texas corporation ("Imperial Holly"), in connection with the solicitation of proxies by the Board of Directors of Imperial Holly (the "Imperial Board") for use at the Special Meeting of Stockholders of Imperial Holly to be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas, on December 19, 1997 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Imperial Special Meeting" and, together with the Savannah Special Meeting, the "Special Meetings"). Only holders of record of Imperial Common Stock as of the close of business on November 17, 1997 (the "Imperial Record Date") will be entitled to notice of and to vote at the Imperial Special Meeting.

     Savannah Proposal. At the Savannah Special Meeting, holders of Savannah Common Stock will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 1997, among Imperial Holly, IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly ("IHK Sub"), and Savannah Foods and the merger (the "Merger") of IHK Sub with and into Savannah Foods, with Savannah Foods as the surviving corporation, as contemplated by the Merger Agreement (the "Savannah Proposal"). A conformed copy of the Merger Agreement is attached hereto as Annex A.

     Imperial Proposal. At the Imperial Special Meeting, holders of Imperial Common Stock will be asked to consider and vote upon a proposal to approve the issuance of Imperial Common Stock to stockholders of Savannah Foods in the Merger (the "Imperial Proposal" and, together with the Savannah Proposal, the "Proposals").

     Votes Required. The affirmative vote of the holders of a majority of the shares of Savannah Common Stock outstanding and entitled to vote is necessary to approve the Savannah Proposal. AS A RESULT OF THE OFFER (AS DEFINED BELOW), IHK SUB OWNS A MAJORITY OF THE OUTSTANDING SHARES OF SAVANNAH COMMON STOCK AND HAS AGREED TO VOTE SUCH SHARES IN FAVOR OF THE SAVANNAH PROPOSAL. ACCORDINGLY, THE APPROVAL AND ADOPTION OF THE SAVANNAH PROPOSAL IS ASSURED.

     The affirmative vote of a majority of the shares of Imperial Common Stock casting votes at the Imperial Special Meeting is necessary to approve the Imperial Proposal. IMPERIAL HOLLY STOCKHOLDERS HOLDING 66.3% OF THE OUTSTANDING SHARES OF IMPERIAL COMMON STOCK HAVE GRANTED SAVANNAH FOODS AND R. EUGENE CARTLEDGE, A DIRECTOR OF SAVANNAH FOODS, AND WILLIAM W. SPRAGUE III, THE PRESIDENT OF SAVANNAH FOODS, PROXIES TO VOTE SUCH SHARES IN FAVOR OF THE IMPERIAL PROPOSAL. ACCORDINGLY, THE APPROVAL AND ADOPTION OF THE IMPERIAL PROPOSAL IS ASSURED.

     Conversion of Savannah Common Stock. The Merger will constitute the second and final step in the acquisition of Savannah Foods by Imperial Holly. The first step was a tender offer (the "Offer") by IHK Sub for 14,397,836 shares (the "Target Number of Shares") of Savannah Common Stock, representing 50.1% of the issued and outstanding shares of Savannah Common Stock, for $20.25 per share in cash (the "Offer Price"), which IHK Sub successfully completed on October 16, 1997.
                                                            Cover Page continued

     The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), each share of Savannah Common Stock issued and outstanding immediately prior thereto (other than shares of Savannah Common Stock held by Imperial Holly, IHK Sub or any of their subsidiaries (which include the shares purchased in the Offer) or held in the treasury of Savannah Foods, all of which will be canceled and cease to exist without consideration being payable therefor (the "Excluded Shares")), and shares of Savannah Common Stock held by stockholders who perfect their appraisal rights under Delaware law (the "Dissenting Shares") will be converted into the right to receive, subject to the stockholder election and proration procedures described below, (i) $20.25 in cash, without interest thereon (the "Cash Consideration"), or (ii) the Stock Consideration (as defined below, and together with the Cash Consideration (the "Merger Consideration")). The number of shares of Savannah Common Stock to be converted into the right to receive the Cash Consideration in the Merger (the "Cash Election Number") will be (x) 70% of the number of shares of Savannah Common Stock outstanding immediately prior to the Effective Time (which include shares of Savannah Common Stock purchased in the Offer) less (y) the sum of the Excluded Shares (which include shares of Savannah Common Stock purchased in the Offer) and the Dissenting Shares.

     Each holder of shares of Savannah Common Stock after the Offer (other than Excluded Shares) will be entitled to make an election to receive the Cash Consideration (a "Cash Election"). In the event that the number of shares of Savannah Common Stock making a Cash Election exceeds the Cash Election Number, such shares of Savannah Common Stock will be converted into the right to receive the Cash Consideration on a pro rata basis, with the remainder converted into the right to receive the Stock Consideration. In the event that the number of shares of Savannah Common Stock electing to receive the Cash Consideration is less than the Cash Election Number, such shares of Savannah Common Stock will be converted into the right to receive the Cash Consideration while those shares of Savannah Common Stock not so electing will be converted into the right to receive the Stock Consideration on a pro rata basis, with the remainder receiving the Cash Consideration.

     The "Stock Consideration" for each share of Savannah Common Stock will be determined as follows: (x) if the Closing Price (as defined below) of Imperial Common Stock is $13.25 or lower, the Stock Consideration will be a number of shares of Imperial Common Stock equal to the quotient of $20.25 divided by $13.25, (y) if the Closing Price of shares of Imperial Common Stock is $17.25 or greater, the Stock Consideration will be a number of shares of Imperial Common Stock equal to the quotient of $20.25 divided by $17.25, or (z) if the Closing Price of the shares of Imperial Common Stock is greater than $13.25 but less than $17.25, the Stock Consideration will be a number of shares of Imperial Common Stock equal to the quotient of $20.25 divided by the Closing Price. The Stock Consideration also includes certain rights to purchase shares of preferred stock of Imperial Holly issued under Imperial Holly's Rights Plan. See "Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock." "Closing Price" means the volume weighted average of the trading prices of Imperial Common Stock, rounded to three decimal places, as reported by Bloomberg Financial Markets, for each of the first 15 consecutive days upon which both the New York Stock Exchange and the American Stock Exchange are open for trading in the period commencing 20 trading days prior to the date of the closing of the Merger. Any Savannah Foods stockholder who would otherwise receive a fraction of a share of Imperial Common Stock will receive a cash payment in lieu thereof.

     Elections. Savannah Foods has prepared and mailed a form of election (a "Cash Election Form") with this Joint Proxy Statement/Prospectus to the record holders of Savannah Common Stock as of the Savannah Record Date which must be completed and submitted by each such record holder of Savannah Common Stock who makes a Cash Election in order for such holder to receive the Cash Consideration with respect to all or any portion of his or her shares of Savannah Common Stock. In addition, Savannah Foods will use commercially reasonable efforts to make the Cash Election Form and this Joint Proxy Statement/Prospectus available to all persons who become holders of Savannah Common Stock during the period between the Savannah Record Date and the Election Date (as defined below). Any such holder's Cash Election will have been properly made only if the Bank of New York (the "Exchange Agent") has received at its designated office, by 5:00 p.m., New York City time, on the business day next preceding the day on which the vote is taken at the Savannah Special Meeting (the "Election Date") a Cash Election Form properly completed and signed and accompanied by certificates for the shares of Savannah Common Stock to which such Cash Election Form relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Cash Election Form). Failure to deliver shares covered by such a guarantee of delivery within the time set forth therein will invalidate an otherwise properly made Cash Election. Copies of the Cash Election Form can be obtained by Savannah Foods stockholders by calling D.F. King & Co., Inc. at (800) 758-5378.

     BECAUSE OF THE PRORATION PROCEDURES DESCRIBED HEREIN, SAVANNAH FOODS STOCKHOLDERS MAY NOT RECEIVE THE AMOUNT OF CASH CONSIDERATION THAT THEY ELECT.

                                                            Cover Page continued

     THE SAVANNAH BOARD MAKES NO RECOMMENDATION AS TO WHETHER SAVANNAH FOODS STOCKHOLDERS SHOULD OR SHOULD NOT MAKE A CASH ELECTION. EACH SAVANNAH FOODS STOCKHOLDER SHOULD MAKE HIS OR HER OWN DECISION, IN CONSULTATION WITH HIS OR HER OWN FINANCIAL AND/OR TAX ADVISORS, AS TO WHETHER OR NOT TO MAKE A CASH ELECTION. STOCKHOLDERS OF SAVANNAH FOODS WHO VOTE FOR THE SAVANNAH PROPOSAL WILL NOT BE ENTITLED TO PURSUE DISSENTERS' RIGHTS OF APPRAISAL UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"). SEE "STOCKHOLDERS' RIGHTS OF APPRAISAL."

     Conditions. The Merger Agreement provides that the obligations of Savannah Foods, Imperial Holly and IHK Sub to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval of the Savannah Proposal by the stockholders of Savannah Foods and the approval of the Imperial Proposal by the stockholders of Imperial Holly and (ii) no governmental entity or court of competent jurisdiction having enacted, issued or enforced any law, rule, regulation or order restraining or making the Merger illegal or otherwise prohibiting its consummation.

     SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY SAVANNAH FOODS AND IMPERIAL HOLLY STOCKHOLDERS IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSALS.

     This Joint Proxy Statement/Prospectus, together with the applicable Letters to Stockholders, Notices of Special Meetings of Stockholders, Proxy Cards and Cash Election Form (in the case of Savannah Foods stockholders), are first being mailed to the stockholders of Savannah Foods and Imperial Holly on or about November 20, 1997.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement/Prospectus is November 20, 1997.

                             AVAILABLE INFORMATION

     Savannah Foods and Imperial Holly are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission relating to their business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Savannah Common Stock and Imperial Common Stock are listed on the New York Stock Exchange (the "NYSE") and the American Stock Exchange (the "AMEX"), respectively. Such reports, proxy statements and other materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 (in the case of Savannah Foods) and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881 (in the case of Imperial Holly). The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information filed by Savannah Foods and Imperial Holly through the Commission's Electronic Data Gathering Analysis and Retrieval System.

     Imperial Holly has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Imperial Common Stock offered hereby. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to Savannah Foods, Imperial Holly and the Imperial Common Stock offered hereby. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Savannah Foods, Imperial Holly or any other person. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Savannah Foods or Imperial Holly since the date of this Joint Proxy Statement/Prospectus.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT, THE EXCHANGE ACT AND THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF SAVANNAH FOODS AND IMPERIAL HOLLY, INCLUDING STATEMENTS UNDER THE CAPTIONS "RISK FACTORS," "BUSINESS OF IMPERIAL HOLLY FOLLOWING THE MERGER," "DESCRIPTION OF THE MERGER -- SAVANNAH FOODS' FINANCIAL ADVISORS," "DESCRIPTION OF THE MERGER -- IMPERIAL HOLLY'S FINANCIAL ADVISOR", "DESCRIPTION OF THE MERGER -- RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER" AND "PRO FORMA FINANCIAL STATEMENTS". THE WORDS "ANTICIPATE", "BELIEVE", "COULD", "ESTIMATE", "EXPECT", "INTEND", "MAY", "PLAN", "PREDICT", "PROJECT", "SHOULD" AND SIMILAR EXPRESSIONS ARE ALSO INTENDED TO IDENTIFY

FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT SUCH RESULTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE
FOLLOWING: (1) EFFECTS OF THE SUBSTANTIAL INCREASE IN LEVERAGE AS A RESULT OF THE MERGER AND EFFECTS OF LIMITATIONS ON LIQUIDITY, EITHER OF WHICH COULD ADVERSELY AFFECT PLANNED STRATEGIES; (2) EXPECTED COST SAVINGS FROM THE MERGER MAY NOT BE FULLY REALIZED; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF SAVANNAH FOODS AND IMPERIAL HOLLY COULD BE GREATER THAN EXPECTED; (4) FLUCTUATIONS IN THE PRICE OF RAW SUGAR AND REFINED SUGAR MAY OCCUR; AND (5) GENERAL ECONOMIC AND INDUSTRY CONDITIONS MAY BE LESS FAVORABLE THAN EXPECTED. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE INDICATED. FURTHER INFORMATION REGARDING SUCH FACTORS AND OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF IMPERIAL HOLLY AFTER THE MERGER AND SUCH FORWARD-LOOKING STATEMENTS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Savannah Foods (File No. 1-11420) and Imperial Holly (File No. 1-10307) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. Savannah Foods' Annual Report on Form 10-K (the "Savannah 1996 10-K") for the fiscal year ended September 29, 1996;

          2. Those portions of Savannah Foods' Proxy Statement for its 1997 Annual Meeting that have been incorporated by reference in the Savannah 1996 10-K;

          3. Savannah Foods' Quarterly Reports on Form 10-Q for the quarters ended December 29, 1996, March 30, 1997 and June 29, 1997;

          4. Savannah Foods' Current Reports on Form 8-K dated October 24, 1996, November 22, 1996, December 19, 1996, July 21, 1997, July 24, 1997,
     September 19, 1997 and October 31, 1997;

          5. Imperial Holly's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

          6. Imperial Holly's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          7. Imperial Holly's Current Reports on Form 8-K dated September 12, 1997 and November 3, 1997;

          8. The description of the Imperial Common Stock contained in Imperial Holly's Registration Statement on Form 8-A dated August 11, 1989; and

          9. The description of Imperial Holly's Rights to Purchase Preferred Stock contained in Imperial Holly's Registration Statement on Form 8-A dated September 29, 1989.

     All documents and reports filed by Savannah Foods and Imperial Holly pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO SAVANNAH FOODS AND IMPERIAL HOLLY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF IMPERIAL COMMON STOCK OR SAVANNAH COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO SAVANNAH FOODS & INDUSTRIES, INC., 2 EAST BRYAN STREET, SAVANNAH, GEORGIA 31401, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER: 912-234-1261) OR IMPERIAL HOLLY CORPORATION, ONE IMPERIAL SQUARE, SUITE 200, 8016 HIGHWAY 90-A, SUGAR LAND, TEXAS 77478, ATTENTION:
CORPORATE SECRETARY (TELEPHONE NUMBER: 281-491-9181). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY DECEMBER 12, 1997, SEVEN BUSINESS DAYS BEFORE THE SPECIAL MEETINGS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    iv
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    iv
INCORPORATION OF DOCUMENTS BY REFERENCE.....................     v
SUMMARY.....................................................     1
The Companies...............................................     1
  Savannah Foods............................................     1
  Imperial Holly............................................     1
Savannah Special Meeting....................................     1
  Time, Date and Place; Matters to be Considered............     1
  Required Vote; Quorum.....................................     1
Imperial Special Meeting....................................     2
  Time, Date and Place; Matters to be Considered............     2
  Required Vote; Quorum.....................................     2
Merger Agreement............................................     2
  Consideration.............................................     2
  Elections.................................................     2
  Exchange of Certificates..................................     3
  Fractional Shares.........................................     3
  Conditions................................................     3
  Termination...............................................     3
Plan of Financing...........................................     3
  Tender Credit Facility....................................     4
  Senior Credit Facility....................................     4
  Senior Subordinated Notes.................................     4
  Equity Financing..........................................     4
Recommendations of the Board of Directors; Reasons for the
  Merger....................................................     4
  Recommendations of Savannah Board and Savannah Foods'
     Reasons for the Merger.................................     4
  Recommendations of Imperial Board and Imperial Holly's
     Reasons for the Merger.................................     5
Savannah Foods' Financial Advisors..........................     5
Imperial Holly's Financial Advisor..........................     5
Interest of Certain Persons in the Merger...................     6
  Board of Directors; Management............................     6
  Savannah Foods Options....................................     6
  Director Share Units......................................     6
  Directors' Deferred Compensation Plan.....................     6
  Employment and Related Agreements.........................     6
  Indemnification...........................................     7
  Benefit Trust.............................................     7
Certain Other Agreements....................................     7
  Savannah Foods Stockholders Agreement.....................     7
  Imperial Holly Proxy Agreements...........................     7
Accounting Treatment........................................     7
Certain Federal Income Tax Consequences.....................     7
Business Following the Merger...............................     8
Stockholders' Rights of Appraisal...........................     8
Differences in Rights of Stockholders.......................     8
Risk Factors................................................     8
Selected Historical Financial Information...................     9
Summary Pro Forma Combined Financial Information............    11
RISK FACTORS................................................    12
BUSINESS OF IMPERIAL HOLLY FOLLOWING THE MERGER.............    15
SPECIAL MEETINGS............................................    16
SOURCES AND USES OF FUNDS...................................    17
DESCRIPTION OF MERGER.......................................    18
Background..................................................    18

                                                              PAGE
                                                              ----
Recommendations of the Boards of Directors; Reasons for the
  Merger....................................................    23
Savannah Foods' Financial Advisors..........................    26
Imperial Holly's Financial Advisor..........................    28
Resales of Imperial Common Stock Received in the Merger.....    32
Delisting and Deregistration of Savannah Common Stock.......    32
INTEREST OF CERTAIN PERSONS IN THE MERGER...................    32
THE MERGER AGREEMENT........................................    34
  The Offer.................................................    34
  Recommendation............................................    34
  Board Representation......................................    34
  The Merger................................................    35
  Consideration to be Paid in the Merger....................    35
  Savannah Foods Options....................................    35
  Stockholders' Meetings....................................    36
  Exchange of Certificates..................................    36
  Elections.................................................    37
  Appraisal Rights..........................................    37
  Representations and Warranties............................    38
  Employee Benefit Matters..................................    38
  Agreements with Respect to Conduct of Business Pending the
     Merger.................................................    39
  No Solicitation...........................................    39
  Indemnification of Directors..............................    40
  Savannah Foods' Rights Agreement..........................    40
  Conditions of Each Party's Obligation to Effect the
     Merger.................................................    40
  Termination...............................................    41
  Fees and Expenses.........................................    41
  Termination Fees..........................................    41
  Amendment.................................................    41
Other Agreements............................................    41
PLAN OF FINANCING...........................................    42
DEBT TENDER OFFER...........................................    43
GOVERNMENT REGULATION.......................................    44
Regulatory Approvals........................................    44
Regulation of Sugar Industry................................    44
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................    45
MARKET PRICE AND DIVIDEND DATA; STOCK EXCHANGE LISTING......    46
STOCKHOLDERS' RIGHTS OF APPRAISAL...........................    47
PRO FORMA FINANCIAL STATEMENTS..............................    50
SECURITY OWNERSHIP OF IMPERIAL HOLLY........................    56
DESCRIPTION OF IMPERIAL CAPITAL STOCK.......................    58
COMPARISON OF STOCKHOLDER RIGHTS............................    59
LEGAL OPINION...............................................    64
EXPERTS.....................................................    64
STOCKHOLDER PROPOSALS.......................................    64
GLOSSARY OF SELECT TERMS....................................    65
ANNEX A  Agreement and Plan of Merger among Imperial Holly
         Corporation, IHK Merger Sub Corporation and
         Savannah Foods & Industries, Inc., dated as of
         September 12, 1997.................................   A-i
ANNEX B  Opinion of Donaldson, Lufkin & Jenrette Securities
Corporation, dated
              September 11, 1997............................   B-1
ANNEX C  Opinion of Lehman Brothers Inc., dated September
  11, 1997..................................................   C-1
ANNEX D  Section 262 of the Delaware General Corporation
  Law.......................................................   D-1

                                    SUMMARY

     The following is a summary of, and is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein. A GLOSSARY OF CERTAIN DEFINED TERMS USED HEREIN APPEARS BEGINNING ON PAGE 65 HEREOF. Certain other terms used herein are defined elsewhere in this Joint Proxy Statement/Prospectus. Stockholders of Savannah Foods and Imperial Holly are urged to read this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference in their entirety. Stockholders should carefully consider the information set forth below under the heading "Risk Factors" beginning on page 12 hereof.

THE COMPANIES

     SAVANNAH FOODS. Savannah Foods is a Delaware corporation based in Savannah, Georgia. Savannah Foods was incorporated in Delaware in 1969 as the successor to the Savannah Sugar Refining Corporation which was originally incorporated in New York in 1916. In 1996, Savannah Foods was the second largest marketer of refined sugar in the United States with an estimated 20% domestic market share, with fiscal 1997 production consisting of 85% cane sugar and 15% beet sugar. Savannah Foods operates three cane sugar refineries in Georgia, Florida and Louisiana and four beet sugar production facilities located in Michigan. Savannah Foods' principal refined sugar brands are Dixie Crystal(R), Evercane(R) and Pioneer(R). Savannah Foods' principal markets for its products are in the southeastern and the midwestern United States.

     IMPERIAL HOLLY. Imperial Holly is a Texas corporation based in Sugar Land, Texas, outside Houston. Imperial Holly was incorporated as the Imperial Sugar Company in 1924 and is the successor to a cane sugar and milling operation that began producing granulated sugar in 1843. In 1996, Imperial Holly was the fourth largest marketer of refined sugar in the United States with a 14% domestic market share and with fiscal 1997 production consisting of 57% beet sugar and 43% cane sugar. Imperial Holly operates a cane sugar refinery in Texas and eight beet sugar production facilities in Texas, California, Montana and Wyoming. Imperial Holly's principal refined sugar brands are Imperial(R), Holly(R) and Spreckels(R). Imperial Holly's principal markets for its products are in the southwestern and western United States.

     Except where the context otherwise indicates, all references to "Savannah Foods" or "Imperial Holly" are intended to include their respective operating subsidiaries through which the products and services described herein are directly provided.

SAVANNAH SPECIAL MEETING

     TIME, DATE AND PLACE; MATTERS TO BE CONSIDERED. The Savannah Special Meeting will be held at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia on December 19, 1997 at 10:00 a.m., local time, to consider and vote upon (i) a proposal to approve the Merger Agreement and the Merger contemplated thereby and (ii) such other matters as may be properly brought before the Savannah Special Meeting. Only holders of record of shares of Savannah Common Stock on the Savannah Record Date, which is the close of business on November 17, 1997, will be entitled to receive notice of and to vote at the Savannah Special Meeting.

     REQUIRED VOTE; QUORUM. At the close of business on the Savannah Record Date, there were 28,738,196 shares of Savannah Common Stock outstanding, each of which entitles the registered holder thereof to one vote. A majority of the outstanding shares of Savannah Common Stock entitled to vote, present in person or by proxy, will constitute a quorum at the Savannah Special Meeting. The affirmative vote of the holders of a majority of the shares of Savannah Common Stock outstanding and entitled to vote is necessary to approve the Savannah Proposal. IHK Sub owns a sufficient number of shares of Savannah Common Stock to assure approval and adoption of the Savannah Proposal at the Savannah Special Meeting and has agreed to vote all of such shares in favor of the Savannah Proposal. Accordingly, the affirmative vote of any other holder of shares of Savannah Common Stock will not be required to approve the Savannah Proposal.

IMPERIAL SPECIAL MEETING

     TIME, DATE AND PLACE; MATTERS TO BE CONSIDERED. The Imperial Special Meeting is scheduled to be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas on December 19, 1997 at 9:00 a.m., local time, to consider and vote upon (i) the issuance of Imperial Common Stock to stockholders of Savannah Foods in the Merger and (ii) such other matters as may be properly brought before the Imperial Special Meeting. Only holders of record of shares of Imperial Common Stock on the Imperial Record Date, which is the close of business on November 17, 1997, will be entitled to notice of and to vote at the Imperial Special Meeting.

     REQUIRED VOTE; QUORUM. At the close of business on the Imperial Record Date, there were 14,285,767 shares of Imperial Common Stock outstanding, each of which entitles the registered holder thereof to one vote. A majority of the outstanding shares of Imperial Common Stock entitled to vote, present in person or by proxy, will constitute a quorum at the Imperial Special Meeting. The affirmative vote of a majority of the votes cast at the Imperial Special Meeting is required to approve the Imperial Proposal. Imperial Holly stockholders holding 66.3% of the outstanding shares of Imperial Common Stock have granted Savannah Foods and R. Eugene Cartledge, a director of Savannah Foods, and William W. Sprague III, the President of Savannah Foods, proxies to vote such shares in favor of the Imperial Proposal, thus assuring its approval. Accordingly, the affirmative vote of any other holder of shares of Imperial Common Stock will not be required to approve the Imperial Proposal.

MERGER AGREEMENT

     CONSIDERATION. On September 12, 1997, Imperial Holly, IHK Sub and Savannah Foods entered into the Merger Agreement providing for the acquisition of Savannah Foods by Imperial Holly. Pursuant to the Offer, which was successfully completed on October 16, 1997, IHK Sub acquired 14,397,836 shares of Savannah Common Stock, representing 50.1% of the issued and outstanding shares of Savannah Common Stock, for $20.25 per share in cash.

     The Merger will constitute the second and final step in the acquisition of Savannah Foods by Imperial Holly. The Merger Agreement provides that at the Effective Time, each share of Savannah Common Stock outstanding immediately prior thereto (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive, subject to stockholder elections and the proration procedures described below, (i) the Cash Consideration of $20.25 or
(ii) the Stock Consideration. The number of shares of Savannah Common Stock to be converted into the right to receive the Cash Consideration in the Merger will be (x) 70% of the number of shares of Savannah Common Stock outstanding immediately prior to the Effective Time (which include shares of Savannah Common Stock purchased in the Offer) less (y) the sum of the Excluded Shares (which include shares of Savannah Common Stock purchased in the Offer) and the Dissenting Shares. In connection with the Merger, each holder of shares of Savannah Common Stock (other than Excluded Shares) will be entitled to make a Cash Election. In the event that the number of shares of Savannah Common Stock making a Cash Election exceeds the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration on a pro rata basis, with the remainder converted into the right to receive the Stock Consideration. In the event that the number of shares of Savannah Common Stock electing to receive the Cash Consideration is less than the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration while those shares of Savannah Common Stock not so electing will be converted into the right to receive the Stock Consideration on a pro rata basis, with the remainder receiving the Cash Consideration.

     ELECTIONS. The Merger Agreement provides that each person who, on or prior to the Election Date, is a record holder of shares of Savannah Common Stock (other than Excluded Shares) will be entitled, with respect to all or any portion of such shares, to make a Cash Election on or prior to such Election Date to receive the Cash Consideration, subject to proration. See
"-- Consideration" and "The Merger Agreement -- Consideration to be Paid in the Merger." The Cash Election Form included with this Joint Proxy Statement/ Prospectus may be used by each such Savannah Foods stockholder who wishes to make a Cash Election with respect to any or all of the shares of Savannah Common Stock held by such stockholder. Any such stockholder's Cash Election will have been properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m., New York City time, on the Election Date, a Cash Election Form properly completed and signed and accompanied by certificates for the shares of Savannah Common Stock to which such Cash Election Form relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Cash Election Form and such certificates are delivered to the Exchange Agent within three NYSE trading days after the date of execution of the guarantee of delivery). Failure to deliver Savannah Common Stock covered by such a guarantee of delivery within such three-day period will invalidate an otherwise properly made Cash Election.

     BECAUSE OF THE PRORATION PROCEDURES DESCRIBED HEREIN, SAVANNAH FOODS STOCKHOLDERS MAY NOT RECEIVE THE AMOUNT OF CASH CONSIDERATION THAT THEY ELECT.

     EXCHANGE OF CERTIFICATES. The Merger Agreement provides for Imperial Holly to deposit the aggregate Merger Consideration with the Exchange Agent for the benefit of the holders of Savannah Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate which prior thereto represented Savannah Common Stock will, upon proper surrender to the Exchange Agent of such certificate, be entitled to a certificate representing the number of shares of Imperial Common Stock received as Stock Consideration and the Cash Consideration, as applicable. The Exchange Agent may impose reasonable terms and conditions to accept the surrender of a certificate in accordance with normal exchange practices. If any certificate for Imperial Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the surrendered certificate which prior thereto represented shares of Savannah Common Stock is registered, the certificate so surrendered must be properly endorsed, with signature guaranteed or otherwise in proper form for transfer. Until surrendered, each certificate which prior thereto represented shares of Savannah Common Stock will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender.

     FRACTIONAL SHARES. Each holder of Savannah Common Stock after the Effective Time who would otherwise have been entitled to receive as Stock Consideration a fraction of a share of Imperial Common Stock (after taking into account all shares of Savannah Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Consideration as soon as practicable after the Effective Time.

     CONDITIONS. The Merger Agreement provides that the obligations of Savannah Foods, Imperial Holly and IHK Sub to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval of the Savannah Proposal by the stockholders of Savannah Foods and the approval of the Imperial Proposal by the stockholders of Imperial Holly, (ii) no governmental entity or court of competent jurisdiction having enacted, issued or enforced any law, rule, regulation or order restraining or making the Merger illegal or otherwise prohibiting its consummation and (iii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired (which waiting period expired on October 2, 1997).

     TERMINATION. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby, upon the occurrence of certain events or if the Effective Time shall not have occurred on or before May 31, 1998. Under certain circumstances generally related to the failure of Savannah Foods stockholders to approve the Savannah Proposal and the consummation of an acquisition proposal made by a third party that the Savannah Board deems more favorable to the stockholders of Savannah Foods and the withdrawal by the Savannah Board of its recommendation of the Savannah Proposal, termination of the Merger Agreement will result in the payment of an $8 million fee by Savannah Foods to Imperial Holly.

PLAN OF FINANCING

     Imperial Holly will incur indebtedness of up to approximately $705 million in order to (i) finance the cash consideration payable to Savannah Foods stockholders in the Offer and the Merger, (ii) refinance certain indebtedness of Imperial Holly and Savannah Foods and purchase the Senior Notes (as defined herein) in the Debt Tender Offer (as defined herein), (iii) pay fees and expenses related to the Offer and the Merger and (iv) provide working capital for Imperial Holly. These funds are expected to come from the sources provided below. The funds necessary to purchase shares of Savannah Common Stock pursuant to the Offer and the

Merger and to pay related fees and expenses were furnished to IHK Sub by Imperial Holly as a capital contribution. See "Sources and Uses of Funds" and "Plan of Financing."

     TENDER CREDIT FACILITY. Imperial Holly has entered into a secured credit facility (the "Tender Credit Facility") in an aggregate amount of up to $505 million provided by Lehman Commercial Paper, Inc. ("LCPI"), an affiliate of Lehman Brothers Inc. ("Lehman Brothers"), a financial advisor to Imperial Holly. The Tender Credit Facility is comprised of a $292 million term loan facility, which was used to fund the Offer, and a $210 million revolving credit facility, of which $128.4 million was outstanding on November 14, 1997 to retire certain indebtedness of Imperial Holly, to purchase the Senior Notes in the Debt Tender Offer and to pay certain related fees and expenses. The revolving credit facility will also be used as a source of working capital for Imperial Holly through the consummation of the Merger. Upon the consummation of the Merger, the Tender Credit Facility will be replaced by the Senior Credit Facility (as defined herein). See "Plan of Financing -- Tender Credit Facility."

     SENIOR CREDIT FACILITY. Imperial Holly has obtained a commitment letter (the "Financing Commitment Letter") from LCPI to arrange a secured credit facility (the "Senior Credit Facility") in an amount of up to $705 million. The Senior Credit Facility, which will be entered into in connection with the closing of the Merger, will be comprised of either (i) a $255 million term loan facility and a $200 million revolving credit facility or (ii) a $505 million term loan facility and a $200 million revolving credit facility (in the event that the private placement of the Senior Subordinated Notes described below is not consummated on or prior to the date of the consummation of the Merger). The proceeds of the Senior Credit Facility will be used to repay amounts owing under the Tender Credit Facility, to fund the cash consideration payable in the Merger and certain expenses related thereto, to retire certain indebtedness of Savannah Foods and to provide Imperial Holly with financing for future working capital and other general corporate purposes. See "Plan of Financing -- Senior Credit Facility."

     SENIOR SUBORDINATED NOTES. Imperial Holly intends to issue prior to or at the time of the consummation of the Merger approximately $250 million of senior subordinated notes due in 2007 (the "Senior Subordinated Notes") in a private placement exempt from registration pursuant to Rule 144A under the Securities Act. If the offering of the Senior Subordinated Notes is not consummated on or prior to the date of the consummation of the Merger, LCPI, pursuant to the Financing Commitment Letter, has agreed to increase the term loan portion of the Senior Credit Facility by $250 million. See "Plan of Financing -- Senior Subordinated Notes." The Senior Credit Facility and the Senior Subordinated Notes are collectively referred to as the "Debt Financing."

     EQUITY FINANCING. Imperial Holly has entered into an agreement to sell shares of Imperial Common Stock to the H. Kempner Trust Association concurrently with the consummation of the Merger for an aggregate consideration of $5 million at a purchase price per share equal to the lesser of $14.50 or the Closing Price (the "H. Kempner Trust Financing").

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     RECOMMENDATION OF SAVANNAH BOARD AND SAVANNAH FOODS' REASONS FOR THE MERGER. The Savannah Board has unanimously determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Savannah Foods and its stockholders and recommends that the holders of Savannah Common Stock vote FOR approval of the Savannah Proposal.

     In its deliberations and in making its determination that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Savannah Foods and its stockholders, and in authorizing and approving the Merger Agreement and the Merger on September 11, 1997, the Savannah Board consulted with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), and with Savannah Foods' outside counsel, and considered a number of factors. See "Description of Merger -- Background" and "-- Recommendations of the Boards of Directors; Reasons for the Merger."

     THE SAVANNAH BOARD MAKES NO RECOMMENDATION AS TO WHETHER SAVANNAH FOODS STOCKHOLDERS SHOULD OR SHOULD NOT MAKE A CASH ELECTION. EACH SAVANNAH FOODS STOCKHOLDER SHOULD MAKE HIS OR HER OWN DECISION,

IN CONSULTATION WITH HIS OR HER OWN FINANCIAL AND/OR TAX ADVISORS, AS TO WHETHER OR NOT TO MAKE A CASH ELECTION.

     RECOMMENDATION OF THE IMPERIAL BOARD AND IMPERIAL HOLLY'S REASONS FOR THE MERGER. The Imperial Board has unanimously determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Imperial Holly and recommends that the holders of Imperial Common Stock vote FOR approval of the Imperial Proposal.

     In its deliberations and in making its determination that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Imperial Holly and its stockholders, and in authorizing the Merger Agreement on September 10, 1997, the Imperial Board consulted with Lehman Brothers and Imperial Holly's outside counsel, and considered a number of factors. See "Description of Merger -- Background" and "-- Recommendations of the Boards of Directors; Reasons for the Merger."

SAVANNAH FOODS' FINANCIAL ADVISORS

     DONALDSON LUFKIN & JENRETTE SECURITIES CORPORATION. DLJ was retained as financial advisor to the Savannah Board in connection with the Offer and the Merger and has delivered to the Savannah Board a written opinion dated September 11, 1997 to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the stockholders of Savannah Foods pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The full text of the opinion of DLJ, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus. The opinion of DLJ was prepared for the Savannah Board, is directed only to the fairness from a financial point of view of the consideration to be received by the stockholders of Savannah Foods and does not constitute a recommendation to any Savannah Foods stockholder as to how such stockholder should vote on the Savannah Proposal. See "Description of Merger -- Savannah Foods' Financial Advisors."

     Savannah Foods paid DLJ a retainer advisory fee of $100,000 and a fee of $500,000 at the time DLJ delivered its opinion. In addition, Savannah Foods paid DLJ a transaction fee, which was contingent upon the consummation of the Offer, in an amount equal to 0.7% of the aggregate consideration payable in the Offer and the Merger, less the fees previously paid.

     THE ROBINSON-HUMPHREY COMPANY, INC. Robinson-Humphrey was retained by Savannah Foods to evaluate the fairness from a financial point of view of the Offer Price and the Merger Consideration but was not asked to and did not render an opinion as to such fairness. In connection with its analysis, Robinson-Humphrey was paid a fee of $250,000, none of which was contingent upon the consummation of the Offer or the Merger. See "Description of Merger -- Savannah Foods' Financial Advisors."

IMPERIAL HOLLY'S FINANCIAL ADVISOR

     LEHMAN BROTHERS INC. Lehman Brothers was retained as financial advisor to the Imperial Board in connection with the Offer and the Merger and has delivered to the Imperial Board a written opinion dated September 11, 1997 to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Offer Price and the Merger Consideration proposed to be paid by Imperial Holly in the Offer and Merger were fair to Imperial Holly from a financial point of view. The full text of the opinion of Lehman Brothers, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/ Prospectus. The opinion of Lehman Brothers is for the use and benefit of the Imperial Board and relates only to the fairness to Imperial Holly from a financial point of view of the consideration to be paid in the Offer and the Merger by Imperial Holly, does not address any other aspect of the Offer or the Merger, including business decisions to proceed with or effect the Merger, and does not constitute a recommendation to any Imperial Holly stockholder as to how such stockholder should vote on the Imperial Proposal. See "Description of Merger -- Imperial Holly's Financial Advisor."

     Imperial Holly paid Lehman Brothers (i) a fee of $100,000, upon execution of the engagement letter with Lehman Brothers and (ii) a fee of $900,000, upon announcement of Imperial Holly's intent to acquire Savannah Foods. In addition, Imperial Holly paid Lehman Brothers a fee of 0.75% of the aggregate consideration to be paid to holders of Savannah Common Stock in the Offer and the Merger, which was contingent upon the consummation of the Offer and against which the fees previously paid were credited.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Savannah Foods stockholders should note that a number of directors and executive officers of Savannah Foods have interests in the Merger as directors and employees that are different from, or in addition to, yours as a stockholder, as described below.

     BOARD OF DIRECTORS; MANAGEMENT. On October 24, 1997, upon payment for the shares of Savannah Common Stock purchased in the Offer and pursuant to the Merger Agreement, a majority of the Savannah Foods directors resigned as directors, and members of the senior management of Imperial Holly were elected to the Savannah Board to replace such resigning directors. Such Imperial Holly representatives currently constitute a majority of the Savannah Board. In addition, if the Merger is consummated, it is anticipated that certain existing or resigning directors of Savannah Foods will be appointed to the Imperial Board. See "The Merger Agreement -- Board Representation."

     SAVANNAH FOODS OPTIONS. At November 14, 1997, an aggregate of approximately 171,893 shares of Savannah Common Stock were subject to options granted to directors and employees of Savannah under Savannah's stock option plan and certain stock option agreements, of which options to purchase all of such shares of Savannah Common Stock were exercisable. Generally, all such options became fully vested and exercisable upon consummation of the Offer, if not previously vested. The Merger Agreement gives holders of options which are vested and exercisable certain rights, including the right to receive, for each such option, an amount in cash equal to the difference between $20.25 and the exercise price of such option. The stock options held by Savannah Foods' directors and executive officers as of September 28, 1997 represented less than one percent of the outstanding Savannah Common Stock. See "Interest of Certain Persons in the Merger -- Savannah Foods Options."

     DIRECTOR SHARE UNITS. Pursuant to the terms of the Savannah Foods' Non-Employee Directors' Compensation Plan (the "Compensation Plan"), the non-employee directors of Savannah hold share units (each of which represents the right to receive cash, subject to certain conditions, based on the value of a share of Savannah Common Stock (the "Share Units")) granted subject to certain vesting requirements. Under the terms of the Compensation Plan, upon consummation of the Offer, the Share Units to which certain of the non-employee directors are entitled became fully vested and the directors were entitled to elect to receive a payout of the value of their Share Units, based on the Offer Price, aggregating approximately $1.9 million.

     Pursuant to the terms of the Savannah Foods' Non-Employee Directors' Supplemental Share Unit Plan (the "Supplemental Share Unit Plan"), certain of the non-employee directors of Savannah hold additional Share Units. Under the terms of the Supplemental Share Unit Plan, upon consummation of the Offer, the directors were entitled to elect to receive a payout of the value of their Share Units, based on the Offer Price, aggregating approximately $2.3 million. See "Interest of Certain Persons in the Merger -- Director Share Units."

     DIRECTORS' DEFERRED COMPENSATION PLAN. Pursuant to the terms of the Deferred Compensation Plan for Directors of Savannah Foods (the "Deferred Compensation Plan"), the non-employee directors of Savannah Foods are entitled to defer their meeting fees for payment at various times after termination of their service on the Savannah Board. Under the terms of the Deferred Compensation Plan, upon consummation of the Offer, the directors were entitled to elect to receive a payout of the value of their deferred compensation accounts. Seven of the eight directors participating in the Directors' Deferred Compensation Plan have elected to receive a lump sum payment of such value, aggregating approximately $2.6 million. See "Interest of Certain Persons in the Merger -- Directors' Deferred Compensation Plan."

     EMPLOYMENT AND RELATED AGREEMENTS. In connection with the Merger, Imperial Holly has entered into a new employment agreement with William W. Sprague III, the President and Chief Executive Officer of Savannah Foods, providing for a five-year term beginning on the date of the consummation of the Merger. Pursuant to the employment agreement, Mr. Sprague will continue as the President of Savannah Foods and will be nominated to serve on the Imperial Board. In addition to his base salary, which will continue at no less than $430,000 per year (his previous salary) for the term of the agreement, Mr. Sprague is entitled to participate in an annual bonus program, which provides him with a maximum bonus opportunity equal to 75% of his base salary, and to certain other benefits. In addition, Imperial Holly expects to enter into agreements with certain other members of Savannah Foods' management providing for certain payments in the event of a change of control. See "Interest of Certain Persons in the Merger -- Employment and Related Agreements."

     INDEMNIFICATION. Pursuant to the Merger Agreement, Imperial Holly will maintain all rights of indemnification existing in favor of, and indemnify, each person who served at the request of Savannah Foods or any subsidiary (collectively the "Indemnified Parties") to the fullest extent permitted under applicable law against all losses and claims arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or fiduciary of Savannah Foods. Imperial Holly and IHK Sub have also agreed that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Savannah Bylaws (as defined below) with respect to matters occurring through the Effective Time will survive the Merger and will continue in effect for a period of not less than six years from the Effective Time. See "Interest of Certain Persons in the Merger -- Indemnification" and "The Merger Agreement -- Indemnification of Directors."

     BENEFIT TRUST. In connection with the Merger, the Savannah Foods Benefit Trust (the "Benefit Trust"), a trust established to fund the payment of certain employee benefits payable by Savannah Foods, will receive approximately $38.3 million in exchange for the Savannah Common Stock held in the Benefit Trust. These proceeds will be used to retire approximately $27.6 million in indebtedness owed to Savannah Foods (the "Benefit Trust Note") and to purchase approximately $10.7 million of Imperial Common Stock at a purchase price per share equal to the fair market value of Imperial Common Stock. See "The Merger Agreement -- Employee Benefit Matters."

     The Savannah Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the Offer and the Merger to the holders of Savannah Common Stock who are not officers or directors of Savannah Foods.

CERTAIN OTHER AGREEMENTS

     SAVANNAH FOODS STOCKHOLDERS AGREEMENT. As a condition and inducement to entering into the Merger Agreement, Imperial Holly and IHK Sub required that all of the directors and executive officers of Savannah Foods enter into a stockholders agreement, dated September 12, 1997. Pursuant to such agreement, each such stockholder agreed to tender all shares of Savannah Common Stock owned by such stockholder in the Offer prior to the expiration of the Offer and not to withdraw any shares of Savannah Common Stock so tendered so long as the per share price was not less than $20.25 in cash, net to the seller.

     IMPERIAL HOLLY PROXY AGREEMENTS. As a condition and inducement to entering into the Merger Agreement, Savannah Foods required that certain stockholders of Imperial Holly, representing approximately 66.3% of the issued and outstanding shares of Imperial Common Stock, enter into proxy agreements granting Savannah Foods, R. Eugene Cartledge, a director of Savannah Foods, and William W. Sprague III, the President of Savannah Foods, proxies to vote all of such shares of Imperial Common Stock in favor of the Imperial Proposal.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase by Imperial Holly in accordance with generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash or shares of Imperial Common Stock by Savannah Foods stockholders pursuant to the Merger will be a taxable transaction for federal income tax purposes. See "Certain Federal Income Tax Consequences."

BUSINESS FOLLOWING THE MERGER

     Following the Merger, Imperial Holly will be the largest producer and marketer of refined sugar products in the United States with annual pro forma revenues of approximately $2.0 billion in the fiscal year ended March 31, 1997. Imperial Holly will also possess the most balanced and geographically diverse production capacity of any domestic sugar producer, with cane sugar operations constituting approximately 65% of its production capacity and beet sugar operations constituting the remaining 35%. Imperial Holly will refine raw cane sugar at four refineries located in Texas, Georgia, Louisiana and Florida and will produce beet sugar at 12 processing plants located in California, Wyoming, Montana, Texas and Michigan. After the consummation of the Merger, certain functions of Savannah Foods and Imperial Holly will be combined. Savannah Foods will be operated as a separate, wholly owned subsidiary of Imperial Holly, with management and operating personnel principally consisting of existing management and operating personnel. See "Business of Imperial Holly Following the Merger."

STOCKHOLDERS' RIGHTS OF APPRAISAL

     Following a statutory appraisal proceeding in the Delaware Court of Chancery, holders of shares of Savannah Common Stock who do not vote in favor of the Savannah Proposal and who perfect their appraisal rights in accordance with
Section 262 of the DGCL will be entitled to receive, in lieu of the Merger Consideration, cash in the amount of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as determined by the court in such appraisal proceeding, plus interest, if any, at such rate as shall be determined by such court. Because of the complexity of the procedures for exercising these rights, Savannah Foods stockholders who consider exercising such rights are urged to seek the advice of counsel. A stockholder who votes for the Savannah Proposal will be deemed to have waived appraisal rights with respect to such shares of Savannah Common Stock. FAILURE TO TAKE ANY REQUIRED STEP ON A TIMELY BASIS IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS. SEE "STOCKHOLDERS' RIGHTS OF APPRAISAL." A COPY OF SECTION 262 OF THE DGCL IS ATTACHED HERETO AS ANNEX D.

     Imperial Holly stockholders will not have the right to an appraisal of the value of their shares in connection with the Merger under the provisions of the Texas Business Corporation Act (the "TBCA").

DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     Rights of stockholders of Savannah Foods are currently governed by the DGCL and by Savannah Foods' Certificate of Incorporation (the "Savannah Charter") and Bylaws (the "Savannah Bylaws"). Upon consummation of the Merger, the rights of Savannah Foods stockholders who receive shares of Imperial Common Stock in the Merger will be governed by the TBCA and by Imperial Holly's Restated Articles of Incorporation (the "Imperial Charter") and Bylaws (the "Imperial Bylaws"). There are various differences between the rights of Savannah Foods stockholders and Imperial Holly stockholders. See "Comparison of Stockholder Rights" and "Description of Imperial Capital Stock."

RISK FACTORS

     Savannah Foods stockholders and Imperial Holly stockholders are urged to consider the matters set forth under "Risk Factors," beginning on page 12, in deciding whether to vote for the approval of the Savannah Proposal or the Imperial Proposal, respectively.

SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables set forth certain selected historical consolidated financial information for Savannah Foods and Imperial Holly and are based upon the respective historical financial statements of each company included in or incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical consolidated financial information for each company corresponds to its respective annual reporting period.

                    SELECTED CONSOLIDATED FINANCIAL DATA FOR
                       SAVANNAH FOODS & INDUSTRIES, INC.

                                                                             FISCAL YEAR ENDED
                                             ----------------------------------------------------------------------------------
                                             JANUARY 3,   OCTOBER 3,   OCTOBER 2,   OCTOBER 1,   SEPTEMBER 29,   SEPTEMBER 28,
                                                1993       1993(1)        1994         1995          1996             1997
                                             ----------   ----------   ----------   ----------   -------------   --------------
                                                                                                                 (UNAUDITED)(6)
                                                       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales..................................  $1,138,114   $  818,116   $1,074,367   $1,098,544    $1,146,332       $1,191,839
Income from operations.....................      49,143       11,839       19,432        7,401        21,799(4)        57,658(5)
Income (loss) before change in accounting
  principle, income taxes and extraordinary
  item.....................................      40,968        3,141        8,606       (6,078)        9,681           51,217
Extraordinary item, net of tax(2)..........          --           --           --           --          (971)            (376)
Cumulative effect of change in accounting
  principle(3).............................     (18,170)         600           --           --            --               --
Net income (loss)..........................       9,170        2,586        5,743       (3,493)        5,972           31,705
Per share:
  Income (loss) before change in accounting
    principle and extraordinary item.......  $     1.03   $     0.08   $     0.22   $    (0.13)   $     0.27       $     1.22
  Extraordinary item.......................          --           --           --           --         (0.04)           (0.01)
  Accounting change........................       (0.68)        0.02           --           --            --               --
  Net income (loss)........................        0.35         0.10         0.22        (0.13)         0.23             1.21
  Dividends................................       0.525        0.405         0.54         0.32          0.10            0.125
Weighted average shares outstanding........  26,490,701   26,238,196   26,238,196   26,238,196    26,238,196       26,238,196
BALANCE SHEET DATA
Current assets.............................  $  371,387   $  269,990   $  198,880   $  197,802    $  180,552       $  180,395
Total assets...............................     635,755      567,852      486,127      476,507       398,261          399,071
Current liabilities........................     233,519      154,760       85,140      114,740        85,946           87,224
Long-term debt.............................     126,464      142,078      140,224      106,864        59,754           26,100
Stockholders' equity.......................     210,620      194,714      188,174      169,649       173,727          216,689

---------------

(1) During the fiscal period ended October 3, 1993, Savannah Foods changed its year end from the Sunday closest to December 31 to the Sunday closest to September 30. As a result, the fiscal period ended October 3, 1993 represents a 39 week period.

(2) Savannah Foods reported extraordinary items related to penalties incurred on the prepayment of long-term debt during the fiscal years ended September 29, 1996 and September 28, 1997.

(3) Savannah Foods adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, during the fiscal year ended January 3, 1993 and adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, during the fiscal period ended October 3, 1993.

(4) Operating results for the fiscal year ended September 29, 1996 include pre-tax charges of $10.3 million for the impairment of certain long-lived assets and $3.8 million for the loss on the sale of a subsidiary.

(5) Operating results for the fiscal year ended September 28, 1997 include pre-tax charges totaling $13.4 million for merger related costs.

(6) The audit of Savannah Foods' consolidated financial statements for the fiscal year ended September 28, 1997 is in progress.

                    SELECTED CONSOLIDATED FINANCIAL DATA FOR
                           IMPERIAL HOLLY CORPORATION

                                                                                                            SIX MONTHS ENDED
                                                         FISCAL YEAR ENDED MARCH 31,                        SEPTEMBER 30,(2)
                                        --------------------------------------------------------------   -----------------------
                                           1993         1994         1995         1996       1997(3)      1996(3)      1997(3)
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                             (UNAUDITED)(2)
                                                     (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales.............................  $  647,825   $  655,498   $  586,925   $  616,450   $  752,595   $  393,955   $  406,682
Operating Income (loss)...............       7,139       (4,566)      (2,091)      (2,431)      28,423       16,448       20,359
Income (loss) before income taxes and
  extraordinary item..................        (274)     (11,277)      (8,649)      (5,076)      17,688       11,157       15,793
Extraordinary item(1).................      (3,509)          --           --          604           --           --           --
Net income (loss).....................      (3,386)      (7,965)      (5,365)      (2,614)      11,518        7,077        9,951
Per share:
  Income (loss) before extraordinary
    item..............................        0.01        (0.78)       (0.52)       (0.31)        0.92         0.64         0.70
  Extraordinary item..................       (0.34)          --           --         0.06           --           --           --
  Net income (loss)...................       (0.33)       (0.78)       (0.52)       (0.25)        0.92         0.64         0.70
  Cash dividends declared.............        0.36         0.32         0.16         0.04           --           --         0.03
Weighted average shares outstanding...  10,187,184   10,220,172   10,266,229   10,300,487   12,576,489   11,009,476   14,247,193
BALANCE SHEET DATA
Current assets........................  $  232,385   $  235,651   $  226,525   $  183,350   $  285,147   $  269,597   $  282,575
Total assets..........................     398,202      393,660      374,124      325,319      449,933      450,983      457,899
Current liabilities...................     140,061      151,607      140,183      101,804      151,241      143,153      152,712
Long-term debt........................     108,181      100,044      100,010       89,800       90,619       90,947       81,304
Stockholders' equity..................     122,462      114,737      109,977      111,043      176,956      169,993      192,959

---------------

(1) In fiscal 1993, Imperial Holly paid a make-whole premium in connection with the prepayment of a series of senior notes. In fiscal 1996, Imperial Holly purchased and retired a portion of a series of senior notes at a price below book value.

(2) In October 1997, Imperial Holly changed its fiscal year end to September 30. The audit of Imperial Holly's consolidated financial statements for the six months ended September 30, 1997 is in progress.

(3) The results of Spreckels Sugar Company, which was acquired in a purchase transaction, are included in Imperial Holly's consolidated results commencing April 19, 1996.

SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

     The following table sets forth certain selected pro forma combined condensed financial data assuming the Offer, the Merger and the related financing transactions had been completed at the beginning of the periods, in the case of the income statement data and as of September 30, 1997, in the case of the balance sheet data. This pro forma combined financial information does not give effect to the cost savings and revenue enhancements Imperial Holly expects to achieve as a result of the combined operations, as discussed in Note 8 to the Pro Forma Combined Statements of Earnings. See "Pro Forma Financial Statements."

         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                                    YEAR ENDED MARCH 31, 1997                       SIX MONTHS ENDED SEPTEMBER 30, 1997
                        -------------------------------------------------    -------------------------------------------------
                             HISTORICAL                                          HISTORICAL
                        ---------------------                                -------------------
                        IMPERIAL    SAVANNAH     PRO FORMA     PRO FORMA     IMPERIAL   SAVANNAH    PRO FORMA       PRO FORMA
                         HOLLY       FOODS      ADJUSTMENTS    COMBINED       HOLLY      FOODS     ADJUSTMENTS      COMBINED
                        --------   ----------   -----------   -----------    --------   --------   -----------     -----------
                                            (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales.............  $752,595   $1,170,729    $     --     $ 1,923,324    $406,682   $612,229    $     --       $ 1,018,911
Operating income
  (loss)..............    28,423       46,225      (5,668)         68,980      20,359    24,896        8,934            54,189
Income before income
  taxes...............    17,688       36,368     (39,512)         14,544      15,793    22,222       (8,328)           29,687
Income before
  extraordinary
  item................    11,518       23,420     (28,202)          6,736       9,951    14,104       (6,897)           17,158
Average shares
  outstanding.........                                         12,576,489                                           14,247,193
Shares sold to H.
  Kempner Trust.......                                            377,358(1)                                           377,358(1)
Shares issued in
  Merger..............                                         12,029,962(1)                                        12,029,962(1)
Pro forma average
  shares
  outstanding.........                                         24,983,809                                           26,654,513
Pro forma earnings per
  share...............                                        $      0.27    $                                     $      0.64
BALANCE SHEET DATA
Current assets........                                                       $282,575   $180,395    $ 26,696       $   489,666
Total assets..........                                                        457,899   399,071      395,891         1,252,861
Current liabilities...                                                        152,712    87,224      (37,491)          202,445
Long-term debt........                                                         81,304    26,100      432,669(2)        540,073
Stockholders'
  equity..............                                                        192,959   216,689      (54,078)          355,570

---------------

(1) Represents the additional shares issued in the Merger and the H. Kempner Trust Financing, assuming the Closing Price of Imperial Common Stock is $13.25.

(2) Represents the adjustment to reflect the borrowings under the Alternative A Credit Facility. See "Plan of Financing -- Senior Credit Facility."

                                  RISK FACTORS

     Stockholders of Savannah Foods and Imperial Holly should carefully consider the matters discussed in this section of the Joint Proxy Statement/Prospectus. These matters should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus.

LEVERAGE AND LIQUIDITY

     In connection with the Offer and the Merger, Imperial Holly has entered into the Tender Credit Facility and will enter into the Debt Financing (i) to finance the payment of cash consideration payable to holders of Savannah Common Stock in the Offer and the Merger, (ii) to refinance certain outstanding indebtedness of Imperial Holly and Savannah Foods, (iii) to pay fees and expenses related to the Offer and the Merger and (iv) to provide working capital for Imperial Holly. Upon completion of the Debt Financing, Imperial Holly's consolidated indebtedness including capitalized leases will exceed $550 million. The increased indebtedness and higher debt-to-equity ratio of Imperial Holly in comparison to that of either Imperial Holly or Savannah on a historical basis will reduce the flexibility of Imperial Holly to respond to changing business and economic conditions, and could limit capital expenditures and acquisitions by Imperial Holly. The terms of the Tender Credit Facility include significant operating covenants and restrictions, such as limits on Imperial Holly's ability to incur additional indebtedness, make investments or repurchase shares of its capital stock. Imperial Holly expects the terms of the Senior Credit Facility and the Senior Subordinated Notes to contain similar restrictions. In addition, the Tender Credit Facility is and the Senior Credit Facility will be secured by a lien on substantially all of the assets of Imperial Holly. The Tender Credit Facility, the Senior Credit Facility and the Senior Subordinated Notes will be guaranteed by Imperial Holly's subsidiaries , including Savannah Foods and its subsidiaries in the case of the Senior Credit Facility and the Senior Subordinated Notes.

     A substantial portion of the indebtedness to be incurred by Imperial Holly is expected to bear interest at variable rates. While Imperial Holly may enter into one or more interest rate protection agreements to limit its exposure to increases in such interest rates, such agreements would not entirely eliminate such exposure. In the event that Imperial Holly is not able to consummate an offering of the Senior Subordinated Notes prior to the Effective Time of the Merger, Imperial Holly will be required to rely on the Alternative B Senior Credit Facility (as defined below), which facility accrues interest at a variable rate. Any increase in the interest rate on Imperial Holly's indebtedness will reduce funds available to Imperial Holly for its operations and future business opportunities and will exacerbate the consequences of Imperial Holly's leveraged capital structure.

     Imperial Holly's high degree of leverage may have important consequences including the following: (i) the ability of Imperial Holly to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to Imperial Holly; (ii) a substantial portion of Imperial Holly's cash flow will be used to make debt service payments, which will reduce the funds that would otherwise be available to Imperial Holly for its operations and future business opportunities; (iii) a substantial decrease in operating cash flow or an increase in expenses of Imperial Holly could make it difficult for Imperial Holly to meet its debt service requirements and force it to modify its operations; (iv) Imperial Holly's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally; and (v) dividends to stockholders will be restricted under the Senior Credit Facility and the Senior Subordinated Notes. Imperial Holly's ability to service its additional indebtedness will depend on Imperial Holly's future performance, including its ability to manage its cash flows and working capital. See "Source and Uses of Funds" and "Plan of Financing."

     In addition, Imperial Holly's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend upon its future operating performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon current levels of operations, Imperial Holly's management believes that Imperial Holly's cash flow from operations, amounts available under the Senior Credit Facility and available cash will be adequate to meet its anticipated future requirements for working capital, capital expenditure and scheduled payments of principal and interest on its indebtedness. There can be no assurance, however, that Imperial Holly's business will generate cash flow at or above anticipated levels or that Imperial Holly will be able to borrow funds under the Senior Credit Facility in an amount sufficient to enable Imperial Holly to service its indebtedness, or make anticipated capital expenditures. If Imperial Holly is unable to generate sufficient cash from operations or to borrow sufficient funds in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. There can be no assurance that any such financing could be obtained, particularly in view of Imperial Holly's high level of debt, the restrictions on Imperial Holly's ability to incur debt under the Senior Credit Facility and the terms of the Senior Subordinated Notes, and the fact that substantially all of Imperial Holly's assets will be pledged to secure obligations under the Senior Credit Facility.

INTEGRATION OF OPERATIONS

     While Savannah Foods will continue to operate as a wholly owned subsidiary of Imperial Holly after the consummation of the Merger, the success of the Merger nevertheless will depend in part on the ability of management of Imperial Holly and Savannah Foods to consolidate the operations of Savannah Foods and Imperial Holly and to integrate departments, systems and procedures. The integration of the operations of Savannah Foods and Imperial Holly may require substantial attention of management. The management of Imperial Holly anticipates that it will begin to realize cost savings in its current fiscal year, with the full impact, which Imperial Holly expects could be $40 million annually, achieved in the fiscal year ended September 30, 1999; however, no assurance can be given that such cost savings will be realized over such period or in such amount. Any inability of Imperial Holly to integrate the operations of the two companies in a timely and efficient manner would adversely affect Imperial Holly's ability to realize its planned synergies and cost savings.

FLUCTUATION IN VALUE OF STOCK CONSIDERATION

     The number and market price of shares of Imperial Common Stock to be issued in the Merger is subject to fluctuation. The number of shares of Imperial Common Stock to be issued to Savannah Foods stockholders who receive the Stock Consideration will depend upon the Closing Price of Imperial Common Stock. If the Closing Price of Imperial Common Stock is greater than $13.25 and less than $17.25, the Savannah Foods stockholders will receive $20.25 of Imperial Common Stock. However, if the Closing Price of Imperial Common Stock is $13.25 or lower or $17.25 or greater, the Savannah Foods stockholders will receive a number of shares of Imperial Common Stock equal to the quotient of $20.25 divided by $13.25 or $17.25, as the case may be. Accordingly, the value of the Stock Consideration will be less than $20.25 if the Closing Price of Imperial Common Stock is less than $13.25 and will be greater than $20.25 if the Closing Price of Imperial Common Stock is greater than $17.25. See cover page, "Merger Agreement -- Consideration to be Paid in the Merger" and "Market Price and Dividend Data; Stock Exchange Listing."

MARKET RISK AND GOVERNMENT REGULATION

     Imperial Holly's results of operations are substantially affected by market factors, principally domestic prices for refined sugar and raw cane sugar and the quality and quantity of sugar beets available to Imperial Holly. These market factors are influenced by a variety of external forces that Imperial Holly is unable to predict, including the number of domestic acres contracted to grow sugar beets, prices of competing crops, weather conditions and United States farm and trade policy. Certain segments of the beet sugar industry in the recent past have expanded sugar beet acreage at rates exceeding the rate of growth in the demand for refined sugar, which along with large crop yields, put downward pressure on refined sugar prices. Although smaller sugar beet crops in the fall of 1995 and 1996 caused an increase in refined sugar prices, a larger crop in the fall of 1997 has recently caused a decrease in refined sugar prices. The domestic sugar industry is also subject to substantial influence by legislative and regulatory actions. The current Farm Bill (as defined herein) limits the importation of raw cane sugar, affecting the supply and increasing the cost of raw cane sugar available to Imperial Holly's cane sugar refineries. See "-- Industry Competition" and "Government Regulation -- Regulation of Sugar Industry."

     A significant portion of Imperial Holly's industrial sales are made under fixed price, forward sales contracts, most of which commence each year on October 1 and extend for up to one year. As a result, changes in Imperial Holly's realized sales prices tend to lag market price changes. To mitigate its exposure to future price changes, Imperial Holly enters into forward purchase contracts for raw cane sugar and utilizes futures contracts and other pricing techniques. Sugar beets are purchased under participatory contracts which provide for a percentage sharing of the net selling price realized on refined beet sugar sales between Imperial Holly and the grower. Use of participatory contracts also reduces Imperial Holly's exposure to refined sugar price risk.

SUGAR BEET CROP AND STORAGE RISKS

     Imperial Holly's and Savannah Foods' beet sugar operations are dependent upon the quantity, quality and proximity of sugar beets available to its factories. Sugar beet acreage varies depending on factors such as prices anticipated by growers for sugar beets versus alternative crops, prior crop quality, availability of irrigation and weather conditions. In the fiscal year ended March 31, 1997, Imperial Holly's sugar beet acreage under contract increased after several years of decline. In addition, the quantity of refined sugar subsequently produced from the sugar beet crop may be materially affected by, among other things, the acreage harvested, diseases, insects and weather conditions during the growing, harvesting, processing and storage seasons. Sugar beets are purchased from the growers after the harvest and, in some locations, stored in piles until processed. Under Savannah Food's contracts, the beet growers continue to share the risk of adverse consequences affecting the stored sugar beets with Savannah Foods. However, Imperial Holly, which purchases substantially more sugar beets, contractually accepts the majority of the risk with respect to stored sugar beets. The management of Imperial Holly believes that the geographic diversity of its growing areas reduces the risk that adverse conditions will occur company-wide; however, there can be no assurance that Imperial Holly's results of operations will not be adversely affected in future years by such risks.

RAW SUGAR SUPPLY

     The United States Sugar Corporation ("U.S. Sugar"), a supplier of raw sugar which supplies approximately 18% of Savannah Foods' supply of raw cane sugar, (and supplies approximately 14% of Imperial Holly's and Savannah Foods' combined supply of raw cane sugar) recently notified Savannah Foods that it intends to terminate its supply contract with Savannah Foods effective October 31, 2001. In addition, in March 1997, U.S. Sugar began construction of an approximately 10,000,000 cwt. capacity refinery in Florida. Imperial Holly expects that adequate supplies of raw cane sugar from other sources will be available upon the expiration of such contract. No assurance can be given, however, that such supplies will be available. The amount of raw sugar available from offshore supplies to all United States cane sugar refiners including Imperial Holly and Savannah Foods is directly dependent upon quotas set by the United States Department of Agriculture (the "USDA"). See " -- Market Risk and Government Regulation."

DEMAND FOR REFINED SUGAR

     Demand for refined sugar has increased each year since 1986, and the average rate of growth over the past five years has been 1.6%. Imperial Holly, however, is not able to predict future rates of growth. Demand for refined sugar in the future could be adversely affected by numerous factors including the impact of changes in the availability, development or potential use of various types of sweeteners or future changes in consumer sweetener preferences or in population size, any of which could adversely affect such demand.

     The decline in demand for refined sugar products attributable to the replacement of refined sugar by high fructose corn syrup ("HFCS") and non-nutritive sweeteners in the beverage market stabilized a decade ago. Imperial Holly generally does not consider HFCS a significant competitive threat, as refined sugar and HFCS support different markets. HFCS is a liquid sweetener and generally does not compete in the dry sugar market. Moreover, while HFCS did replace refined sugar in the beverage market over a decade ago, a number of other consumer food products use both refined sugar and HFCS as production ingredients. In certain applications, refined sugar also competes with non-nutritive and low-calorie sweeteners, principally aspartame and, to a lesser extent, saccharin and acesulfam-k. The level of per capita sugar consumption in the United States has increased in recent years, and Imperial Holly believes that future increases or decreases in sugar consumption will be dependent upon technological improvements, changes in population, geographic shifts in population and changes in consumer sweetener preferences.

INDUSTRY COMPETITION

     Imperial Holly competes with other cane sugar refiners and beet sugar processors and, in certain product applications, with producers of other nutritive and non-nutritive sweeteners. Selling price and the ability to supply the buyer's quality and quantity requirements in a timely fashion are important competitive factors. Certain competing beet sugar processors have expanded their production capacity in the recent past. The additional sugar marketed as a result of this expansion has acted to reduce sugar market prices at times during this period.

ENVIRONMENTAL MATTERS

     Imperial Holly's operations are governed by various federal, state and local environmental regulations. These regulations impose effluent and emission limitations and requirements regarding management of water resources, air resources, toxic substances, solid waste and emergency planning. Additional testing requirements and more stringent permit limitations have resulted in increasing environmental costs, and Imperial Holly expects that the cost of compliance will continue to increase. Imperial Holly's management does not believe that compliance will have a material adverse impact on capital resources.

                BUSINESS OF IMPERIAL HOLLY FOLLOWING THE MERGER

     Following the Merger, Imperial Holly will be the largest producer and marketer of refined sugar products in the United States with annual pro forma revenues of $2.0 billion in the fiscal year ended March 31, 1997. Imperial Holly will also possess the most balanced and geographically diverse production capacity of any domestic sugar producer and will have favorable access to all refined sugar markets in the United States. Imperial Holly's production mix will consist of approximately 65% refined cane sugar and 35% refined beet sugar. Imperial Holly believes that this relatively balanced mix of production capacity should serve to: (i) reduce Imperial Holly's exposure to any change in federal trade and agricultural policy and (ii) reduce the volatility in Imperial Holly's operating results. Imperial Holly will refine raw cane sugar at four refineries located in Texas, Georgia, Florida and Louisiana and produce beet sugar at 12 processing plants located in California, Wyoming, Montana, Texas and Michigan. Imperial Holly will also utilize a national network of 35 warehouses and distribution stations in 16 states across the country.

     Imperial Holly will produce, market and distribute a complete line of refined sugars and related products to three groups of customers: (i) retail grocers, (ii) food service companies, which include restaurants, schools and other institutions, and (iii) industrial customers, which are principally food manufacturers. Imperial Holly will market refined sugar, in packages ranging from one-pound boxes to 25-pound bags, to retail grocers under the trade names Imperial(R), Dixie Crystals(R), Holly(R), Spreckels(R), Pioneer(R) and Evercane(R), and under the retailers' private labels. Imperial Holly also will produce a variety of products, including sugar packets, artificial sweeteners, salt, pepper, non-dairy creamer and plastic cutlery, which it will market to food service customers in sizes ranging from single-serving packages to 50-pound bags. Imperial Holly will sell refined sugar, including Savannah Gold(TM) (a premium-priced free flowing sugar), to industrial customers in packaged, bulk or liquid form for use in the preparation of confections, baked products, frozen desserts, canned goods and various other food products. Imperial Holly will market its products throughout the United States both by direct sales and through brokers and wholesalers.

     Imperial Holly's principal executive offices are located at One Imperial Square, Suite 200, 8016 Highway 90-A, Sugar Land, Texas 77478, and its telephone number is (218) 491-9181.

                                SPECIAL MEETINGS

SAVANNAH SPECIAL MEETING

     TIME, DATE AND PLACE; MATTERS TO BE CONSIDERED. The Savannah Special Meeting will be held at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia on December 19, 1997 at 10:00 a.m., local time, to consider and vote upon (i) the Savannah Proposal and (ii) such other matters as may be properly brought before the Savannah Special Meeting. Only holders of record of shares of Savannah Common Stock at the Savannah Record Date, which is the close of business on November 17, 1997, will be entitled to receive notice of and to vote at the Savannah Special Meeting.

     REQUIRED VOTE, QUORUM. At the close of business on the Savannah Record Date, there were 28,738,196 shares of Savannah Common Stock outstanding, each of which entitles the registered holder thereof to one vote. A majority of the issued and outstanding shares of Savannah Common Stock entitled to vote, present in person or by proxy, will constitute a quorum at the Savannah Special Meeting. The affirmative vote of the holders of a majority of the shares of Savannah Common Stock outstanding and entitled to vote is necessary to approve the Savannah Proposal. IHK Sub owns a sufficient number of shares of Savannah Common Stock to assure approval and adoption of the Savannah Proposal at the Savannah Special Meeting and has agreed to vote all of such shares in favor of the Savannah Proposal. Accordingly, the affirmative vote of any other holder of shares of Savannah Common Stock will not be required to approve the Savannah Proposal.

     THE SAVANNAH BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SAVANNAH COMMON STOCK VOTE FOR APPROVAL OF THE SAVANNAH PROPOSAL BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WHETHER OR NOT SUCH HOLDERS PLAN TO ATTEND THE SAVANNAH SPECIAL MEETING.

IMPERIAL SPECIAL MEETING

     TIME, DATE AND PLACE; MATTERS TO BE CONSIDERED. The Imperial Special Meeting is scheduled to be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas on December 19, 1997 at 9:00 a.m., local time, to consider and vote upon (i) the issuance of Imperial Common Stock to stockholders of Savannah Foods in the Merger and (ii) such other matters as may be properly brought before the Imperial Special Meeting. Only holders of record of shares of Imperial Common Stock at the Imperial Record Date, which is the close of business on November 17, 1997, will be entitled to notice of and to vote at the Imperial Special Meeting.

     REQUIRED VOTE; QUORUM. At the close of business on the Imperial Record Date, there were 14,285,767 shares of Imperial Common Stock outstanding, each of which entitles the registered holder thereof to one vote. A majority of the outstanding shares of Imperial Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Imperial Special Meeting. The affirmative vote of a majority of the votes cast at the Imperial Special Meeting is required to approve the Imperial Proposal. Imperial Holly stockholders holding 66.3% of the outstanding shares of Imperial Common Stock have granted Savannah Foods and R. Eugene Cartledge, a director of Savannah Foods, and William W. Sprague III, the President of Savannah Foods, proxies to vote such shares in favor of the Imperial Proposal, thus assuring its approval. Accordingly, the affirmative vote of any other holder of shares of Imperial Common Stock will not be required to approve the Imperial Proposal.

     THE IMPERIAL BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF IMPERIAL COMMON STOCK VOTE FOR THE APPROVAL OF THE IMPERIAL PROPOSAL BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WHETHER OR NOT SUCH HOLDERS PLAN TO ATTEND THE IMPERIAL SPECIAL MEETING.

                           SOURCES AND USES OF FUNDS

     The following table illustrates the estimated sources and uses of funds assuming the consummation of the Offer and the Merger as of September 30, 1997. See "Plan of Financing."

                              SOURCES OF FUNDS(1)
                             (DOLLARS IN MILLIONS)

Alternative A Term Loans....................................  $255.0
Alternative A Revolver......................................     8.6(2)
Senior Subordinated Notes...................................   250.0
H. Kempner Trust Financing..................................     5.0
                                                              ------
                                                              $518.6
                                                              ======

                                 USES OF FUNDS
                             (DOLLARS IN MILLIONS)

Cash Paid to Savannah Foods Stockholders in the Offer.......  $292.0
Cash Paid to Savannah Foods Stockholders in the Merger......    81.0(3)
Retirement of Imperial Holly Debt...........................   121.2(4)
Costs Related to Offer and Merger...........................    24.4
                                                              ------
                                                              $518.6
                                                              ======

---------------

(1) Does not include the Tender Credit Facility which was entered into on October 17, 1997.

(2) The total amount available under the Alternative A Revolver is $200 million.

(3) Includes $79.9 million paid to Savannah Foods stockholders in the Merger, $1.1 million to be paid to the holders of currently exercisable options to purchase shares of Savannah Common Stock. Excludes approximately $38.3 million in cash received in the Offer and the Merger in exchange for the Savannah Common Stock held in the Benefit Trust, approximately $27.6 million of which will be used to retire the Benefit Trust Note and approximately $10.7 million of which will be used to purchase Imperial Common Stock at a purchase price per share equal to the fair market value of Imperial Common Stock. See "The Merger Agreement -- Employee Benefit Matters."

(4) Includes $78.1 million paid to purchase the Senior Notes in the Debt Tender Offer, but does not include $5.8 million of the Senior Notes not purchased. Also includes $43.1 million of outstanding borrowings under Imperial Holly's prior revolving credit facility. Savannah Foods had no outstanding borrowings under its revolving credit facility as of September 30, 1997.

                             DESCRIPTION OF MERGER

BACKGROUND

     SAVANNAH FOODS. In early 1996, the Savannah Board requested that its senior management present a strategic plan to improve long-term stockholder value. At a special meeting of the Savannah Board on March 27, 1996, Savannah Foods' senior management presented a plan which outlined two strategies to improve long-term stockholder value: (i) the maximization of the value of Savannah Foods' existing sugar business and (ii) the acquisition of food-related product companies in order to expand Savannah Foods' size, diversify its product lines and reduce its dependence on the refined sugar business. Savannah Foods considered this second strategy to be parallel but supplemental to its primary goal to maximize the value of its existing business.

     Efforts to Implement Diversification Strategy. Senior representatives of Savannah Foods met with several investment banks from May 6 to May 8, 1996. At such meetings, the investment banks were asked to present acquisition candidates to Savannah Foods. Following these meetings, several potential candidates were presented to Savannah Foods. However, in each case, the discussions with such candidates did not result in any acquisition proposals.

     In November 1996, a candidate outside the sugar industry (the "Diversification Candidate") expressed a high level of interest in engaging in a strategic business combination with Savannah Foods, and preliminary conversations between senior representatives of Savannah Foods and senior representatives of the Diversification Candidate ensued. On December 10, 1996, Savannah Foods engaged DLJ as its financial advisor on a short-term basis in order to determine the feasibility of entering into a strategic business combination with the Diversification Candidate.

     At a special meeting of the Savannah Board on December 16, 1996 to discuss the opportunity with the Diversification Candidate, DLJ advised the Board of Directors that the proposed transaction, which would have resulted in a change in control of Savannah Foods, involved a discount to the price of Savannah Common Stock, did not have any meaningful synergies of combination and was not compelling enough to pursue without first investigating potential interest by certain strategic partners. After discussing the proposal of the Diversification Candidate, considering the comments of DLJ and considering such other factors as it deemed appropriate, the Savannah Board decided to reject the proposal of the Diversification Candidate and to continue to investigate and evaluate strategic options for Savannah Foods, with the advice and assistance of DLJ.

     Efforts to Implement Strategy to Maximize Value; Agreement with Flo-Sun. In an effort to maximize the value of Savannah Foods' existing sugar business, management reduced costs, reduced debt, sold or closed non-strategic assets, and developed higher value new products. In addition, senior management and the Savannah Board believed that vertical integration was likely to benefit Savannah Foods on a long-term basis. Savannah Foods also decided that it should concurrently discuss transactions with other sugar industry participants that would result in horizontal integration. As a result, Savannah Foods initiated discussions with various participants in the sugar business, both domestically and abroad. The objective in this process was to maximize stockholder value.

     In March 1996, certain senior officers of Savannah Foods met with representatives of a major raw sugar producer ("Candidate 1") to explore the possibility of the two companies entering into a strategic business combination. Over the next several months, senior officers from Savannah Foods and Candidate 1 continued their conversations concerning a possible business combination or other alliance. In March 1997, Candidate 1 indicated that it was not interested in further discussions.

     Another alternative to strengthen Savannah Foods' sugar business was to form alliances with, merge with or acquire beet sugar companies. In July 1996, a Savannah Foods representative met with a representative of a beet sugar company ("Candidate 2") and discussed a proposal to form a joint venture or other strategic combination. The discussions which ensued between Savannah Foods and Candidate 2 failed to produce a mutually satisfactory proposal. A Savannah Foods representative met with a senior executive of another beet processor ("Candidate 3") several times in 1996 and 1997 to discuss various strategic combinations, including the possibility of merging. Proposals discussed between Savannah Foods and Candidate 3, again, were never agreed upon.

     In August 1996, Flo-Sun, a privately held Florida based sugarcane grower, expressed a high level of interest in engaging in a strategic business combination with Savannah Foods, and preliminary conversations between senior representatives of Savannah Foods and Flo-Sun commenced. On December 20, 1996, Savannah Foods entered into a letter agreement with DLJ pursuant to which Savannah Foods retained DLJ as its exclusive financial advisor with respect to a possible acquisition by a third party, or a sale, merger, consolidation or any other business combination. From late December 1996 until May 1997, certain senior officers of Savannah Foods and DLJ proceeded to contact a number of potential candidates, both domestic and foreign, in addition to those already referred to, who might be expected to have an interest in engaging in a strategic business combination with Savannah Foods.

     On February 26, 1997, as part of the process of gaining further information about Savannah Foods, Flo-Sun entered into a confidentiality agreement with Savannah Foods. On March 7, 1997, another party ("Candidate 4") similarly entered into a confidentiality agreement with Savannah Foods. In May 1997, Candidate 4, after reviewing certain information about Savannah Foods, informed Savannah Foods that it did not desire to pursue a strategic business combination.

     From mid-December 1996 until April 1997, certain senior officers of Savannah Foods also continued to periodically engage in informal discussions and meetings with certain senior officers from the Diversification Candidate. On April 15, 1997, the Diversification Candidate made another proposal to engage in a strategic business combination with Savannah Foods. At a regular meeting of the Savannah Board on April 17, 1997, R. Eugene Cartledge, Chairman of the Savannah Board, reported that the Executive Committee of the Savannah Board had voted the day earlier to recommend that he and Savannah Foods' President and Chief Executive Officer, William W. Sprague III, continue to investigate all available options with respect to a strategic transaction, and the Savannah Board approved such recommendation.

     On April 30, 1997, another party ("Candidate 5") approached Savannah Foods concerning a strategic merger, and entered into a confidentiality agreement with Savannah Foods. Subsequently, Savannah Foods concluded that a merger with Candidate 5 would not meet its strategic objectives. Accordingly, Savannah Foods notified Candidate 5 in May 1997 that it did not desire to pursue a strategic business combination with Candidate 5 at that time.

     On May 12, 1997, Flo-Sun indicated that it was in the planning stages with respect to a restructuring transaction involving certain of its subsidiaries. Flo-Sun stated that such restructuring would combine all of the U.S. operations of Flo-Sun under one corporate entity, XSF Holdings, Inc. ("XSF"), and that such restructuring could be consummated in connection with a business combination with Savannah Foods. On that date, Flo-Sun proposed to Savannah Foods a business combination with XSF, pursuant to which the resulting combined company would be a public company, Savannah Foods stockholders would receive 40% of the outstanding common stock of the combined company and Flo-Sun and certain stockholders of Flo-Sun would receive 60% of the outstanding common stock of the combined company. Also on May 12, 1997, as part of the process of gaining further information about XSF and Flo-Sun, Savannah Foods entered into a confidentiality agreement with Flo-Sun.

     On May 22, 1997, the Savannah Board met to consider the two most recent proposals made by each of Flo-Sun and the Diversification Candidate. During this meeting, DLJ advised the Savannah Board that the likelihood of concluding the proposed transaction with the Diversification Candidate on a basis that would be fair to Savannah Foods stockholders was favorable, but that the proposed transaction with Flo-Sun could possibly be more favorable, depending on further negotiations and additional information. The Savannah Board, based on DLJ's advice and on certain other factors it deemed appropriate, decided that Mr. Cartledge and DLJ should continue to aggressively negotiate both alternatives until a choice could be made.

     On May 23, 1997, Messrs. Cartledge, Sprague, Alfonso Fanjul, Chairman and Chief Executive Officer of Flo-Sun, Jose Pepe Fanjul, Vice Chairman and Chief Operating Officer of Flo-Sun, and other representatives of Flo-Sun and Savannah Foods, along with representatives of DLJ and Savannah's outside counsel met to discuss a possible strategic business combination.

     On May 24, 1997, the Savannah Board met telephonically for the purpose of having Mr. Cartledge update the Savannah Board of Directors on the status of Savannah Foods' discussions and to discuss the relative merits of the two alternatives.

     Late on May 25, 1997, the Diversification Candidate and Savannah Foods terminated their discussions. At a special meeting of the Savannah Board on May 26, 1997, the Savannah Board directed the Savannah Foods management, Mr. Cartledge and DLJ to negotiate an agreement with Flo-Sun to be presented to the Savannah Board for its consideration. After the Savannah Board meeting on May 26, 1997, Mr. Cartledge contacted Mr. Alfonso Fanjul to indicate that Savannah Foods was interested in pursuing an alliance with Flo-Sun. The companies then commenced a detailed mutual due diligence process.

     During the following weeks, representatives of Savannah Foods and Flo-Sun and their respective advisors continued to discuss matters relating to the structuring of the proposed transaction and the terms to be included in the documentation of the transaction and to exchange information regarding their respective businesses. On June 30, 1997, Flo-Sun delivered a draft merger agreement to Savannah Foods and its outside advisors pursuant to which Savannah Foods would merge with a wholly owned subsidiary of XSF. At a special meeting on July 1, 1997, the Savannah Board convened and received reports from Messrs. Cartledge and Sprague with respect to the ongoing merger negotiations with Flo-Sun.

     From June 30 through July 10, 1997, Savannah Foods, Flo-Sun and their respective legal counsel and investment bankers held several meetings in person and by telephone in which various terms of the proposed Flo-Sun Merger Agreement, among Savannah Foods, XSF, DXE Merger Corp., a Delaware corporation ("DXE") and a wholly owned subsidiary of XSF, and Flo-Sun, were discussed and negotiated. Pursuant to the terms of the Flo-Sun Merger Agreement, DXE would be merged with and into Savannah Foods, resulting in Savannah Foods becoming a wholly owned subsidiary of XSF.

     On July 10, 1997, Messrs. Cartledge and Sprague met with Alfonso Fanjul and Jose Pepe Fanjul to discuss the exchange ratio of the proposed transaction. While Savannah Foods' representatives negotiated for an increased percentage of the combined company on behalf of Savannah Foods stockholders, there were discussions by the Messrs. Fanjul about the relative book values of Flo-Sun and its affiliates which supported the exchange ratio of 40% that they had proposed. After vigorous debate, the Fanjuls agreed to accept an exchange ratio whereby Savannah Foods stockholders would receive 41.5% of the combined company (the "Flo-Sun Exchange Ratio"). Messrs. Cartledge and Sprague agreed to recommend this transaction to the Savannah Board.

     On July 14, 1997, the Savannah Board met to review the proposed Flo-Sun Merger Agreement and the terms of the Flo-Sun Merger and the transactions contemplated thereby. At such meeting, DLJ rendered to the Savannah Board its oral opinion (confirmed in writing later that day) to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the aggregate number of shares of the common stock of the combined company to be received in the Flo-Sun Merger by Savannah Foods stockholders was fair to Savannah Foods stockholders from a financial point of view. The Savannah Board, by a unanimous vote of all directors present, then approved the Flo-Sun Merger, the Flo-Sun Merger Agreement and the transactions contemplated thereby.

     Following the conclusion of the Savannah Board special meeting on the evening of July 14, 1997, the Flo-Sun Merger Agreement was executed and delivered by all the parties thereto. On July 15, 1997, Savannah Foods and Flo-Sun issued a joint press release announcing the execution of the Flo-Sun Merger Agreement.

     Actions Leading to the Merger Agreement with Imperial Holly. On August 25, 1997, Imperial Holly submitted a proposal to acquire Savannah Foods in a transaction pursuant to which Savannah Foods stockholders would receive $18.75 in value per share of Savannah Common Stock, comprised of 70% cash and 30% Imperial Common Stock. On August 26, 1997, the Savannah Board met by telephone to evaluate the acquisition proposal submitted by Imperial Holly. At such meeting, DLJ advised the Savannah Board that Imperial Holly's proposal was superior to the Flo-Sun Merger. The Savannah Board instructed Savannah

Foods' management to begin discussions with Imperial Holly in order to improve the terms and conditions of its proposal. On August 26, 1997, Savannah Foods entered into a confidentiality agreement with Imperial Holly.

     From August 25, 1997 through September 4, 1997, Savannah Foods, Imperial Holly and their respective financial and legal advisors held several meetings in person and by telephone in which various terms of the Merger were discussed and negotiated. On August 27, 1997, Imperial Holly delivered a draft merger agreement to Savannah Foods and its outside advisors, and Imperial Holly and Savannah Foods both commenced a detailed mutual due diligence process.

     On September 4, 1997, Imperial Holly delivered to Savannah Foods an executed merger agreement, together with a commitment to leave its offer to acquire Savannah Foods set forth in the merger agreement for $18.75 in value per share of Savannah Common Stock, comprised of 70% cash and 30% Imperial Common Stock, open through noon on September 12, 1997.

     On September 4, 1997, the Savannah Board held a special meeting to review the Imperial Holly proposal and the transactions contemplated thereby. Prior to the commencement of such special meeting, Savannah Foods received from Flo-Sun a letter proposing certain changes to the Flo-Sun Merger Agreement, including increasing the Flo-Sun Exchange Ratio to 45% of the combined company and providing $4.00 in cash per share of Savannah Common Stock (the "Revised Flo-Sun Proposal"). DLJ advised the Savannah Board that it was prepared to render an opinion to the effect that the consideration of $18.75 per share to be received by the Savannah Foods stockholders pursuant to the proposed merger agreement with Imperial Holly was fair to the Savannah Foods stockholders from a financial point of view. The Savannah Board determined that, based in part on the advice of DLJ, the Imperial Holly proposal was superior to the Flo-Sun Merger. Accordingly, the Savannah Board determined to terminate the Flo-Sun Merger Agreement and to pursue a strategy to obtain the highest bid from both Flo-Sun and Imperial Holly.

     Pursuant to the terms of the Flo-Sun Merger Agreement, prior to termination Flo-Sun had to be given five business days to make adjustments in the terms and conditions of such agreement. Accordingly, immediately following the September 4, 1997 meeting, Savannah Foods sent Flo-Sun a letter terminating the Flo-Sun Merger Agreement effective on September 11, 1997, subject to Flo-Sun's right to adjust the terms of the Flo-Sun Merger Agreement as would enable Savannah Foods to proceed with a transaction with Flo-Sun. On September 5, 1997, Savannah Foods received a draft of a proposed amendment to the Flo-Sun Merger Agreement incorporating the terms of the Revised Flo-Sun Proposal (the "Flo-Sun Amendment"). Representatives of Savannah Foods and Flo-Sun subsequently negotiated the terms of the Flo-Sun Amendment.

     On September 8, 1997, Savannah Foods notified both Flo-Sun and Imperial Holly that the Savannah Board would meet on September 11, 1997 to consider the Flo-Sun Amendment, and that both parties should submit their best and final proposals by September 10, 1997. In addition, on September 8, 1997, Savannah Foods engaged a second financial adviser, Robinson-Humphrey, in connection with reviewing the competing offers to acquire Savannah Foods.

     On September 10, 1997, Imperial Holly's financial advisor, Lehman Brothers, informed DLJ that the Imperial Board had approved a revised offer to acquire Savannah Foods, increasing the proposed purchase price to $20.25 per share of Savannah Common Stock. Following such meeting, Imperial Holly sent Savannah Foods a revised Merger Agreement reflecting such price and certain other changes negotiated between the parties. Upon receipt of the revised Merger Agreement, Mr. Sprague contacted Mr. Alfonso Fanjul and informed him of the revised proposal from Imperial Holly. Mr. Fanjul stated that the Flo-Sun Amendment was Flo-Sun's final offer. On September 10, 1997, Flo-Sun sent Savannah Foods a definitive copy of the Flo-Sun Amendment and informed Savannah Foods that its revised offer would remain open until 4:00 p.m. on September 11, 1997.

     At a special meeting held on September 11, 1997, the Savannah Board unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, and resolved to recommend that the Savannah Foods stockholders tender their shares of Savannah Common Stock pursuant to the Offer and vote for adoption of the Merger Agreement and approval of the transactions contemplated thereby. On September 12, 1997, the Flo-Sun Merger Agreement was terminated, and Savannah Foods executed and delivered the Merger Agreement, as previously executed and delivered by Imperial Holly.

     IMPERIAL HOLLY. Shortly after the announcement of the Flo-Sun Merger Agreement, Imperial Holly's management contacted Lehman Brothers to seek assistance in determining the feasibility of and financing and structure for a potential offer to acquire Savannah Foods. The Imperial Board met on July 25, 1997 and considered a presentation by Lehman Brothers and Imperial Holly's management of structuring and financing alternatives for the acquisition of Savannah Foods by Imperial Holly. The Imperial Board authorized Imperial Holly's management and Lehman Brothers to continue to refine their financial and strategic analyses and to pursue financing alternatives for such a transaction. In August 1997, Imperial Holly engaged outside counsel to assist in evaluating such a transaction.

     On August 8, 1997, the Imperial Board met to consider and discuss a presentation by Imperial Holly's management and Lehman Brothers of their analysis of a proposal for the acquisition of Savannah Foods by Imperial Holly for a combination of cash and Imperial Common Stock. The Imperial Board, after consulting with its outside counsel, Imperial Holly's management and Lehman Brothers, authorized management to continue to work with Lehman Brothers and Imperial Holly's legal advisors to formulate a proposal for the acquisition of Savannah Foods and the financing required for such a transaction.

     The Imperial Board met on August 22, 1997 and discussed with Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel a proposal to acquire Savannah Foods in a cash and stock merger for $18.75 per share of Savannah Common Stock, consisting of 70% cash and 30% Imperial Common Stock. The Imperial Board authorized management to deliver a letter setting forth the terms of such a proposal to Savannah Foods. On August 24, 1997, Gerald Grinstein, an Imperial Holly director, contacted Mr. Cartledge to indicate that Imperial Holly was considering such an offer.

     On August 25, 1997, James C. Kempner, the President and Chief Executive Officer of Imperial Holly, delivered a letter containing the terms of such an offer to Mr. Sprague.

     On August 26, 1997, Imperial Holly signed a customary confidentiality agreement with Savannah Foods relating to the information to be provided by Savannah Foods (which agreement, among other things, prohibited Imperial Holly from making an unsolicited acquisition proposal for Savannah Foods, or engaging in certain other activities relating to control of Savannah Foods, for a two year period).

     On August 27, 1997, Imperial Holly delivered a draft merger agreement to Savannah Foods and its financial and legal advisors, and Imperial Holly and Savannah Foods both began to conduct due diligence. On August 28, 1997, Mr. Kempner and other members of Imperial Holly's management and its financial and legal advisors met in Savannah with Messrs. Cartledge and Sprague and other members of Savannah Foods' management and Savannah Foods' financial and legal advisors to discuss Imperial Holly's offer. Savannah Foods and Imperial Holly discussed a proposed structure for the acquisition of Savannah Foods, pursuant to which Imperial Holly would make a cash tender offer for 50.1% of the Savannah Common Stock followed by a merger at a price of $18.75 per share of Savannah Common Stock, with 70% of the consideration being in cash and 30% in Imperial Common Stock. On August 30, 1997, Messrs. Kempner, Cartledge and Sprague, and other members of Imperial Holly's and Savannah Foods' management, DLJ, Lehman Brothers, Savannah Foods' outside counsel and Imperial Holly's outside counsel met by telephone conference to discuss the terms of a proposed merger agreement and to resolve certain issues regarding the terms of Imperial Holly's proposed offer.

     On September 4, 1997, the Imperial Board met and reviewed in detail with Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel the terms of the proposed transaction. Lehman Brothers delivered its opinion to the Imperial Board that the consideration to be paid by Imperial Holly in the proposed transaction was fair to Imperial Holly from a financial point of view. The Imperial Board unanimously approved the proposed transactions with Savannah Foods at $18.75 per share, consisting of 70% cash and 30% Imperial Common Stock. The Imperial Board also directed Lehman Brothers to communicate the offer, including the copy of the proposed merger agreement containing such terms and signed by Imperial Holly, to DLJ, conditioned upon Savannah Foods terminating the Flo-Sun Merger Agreement.

     On September 4, 1997, DLJ notified Imperial Holly that Flo-Sun had revised its offer. From September 5, 1997 through September 9, 1997, Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel negotiated with Savannah Foods' management, DLJ and Savannah Foods' outside counsel concerning certain revisions to the terms of Imperial Holly's offer.

     The Imperial Board met on September 10, 1997 and reviewed the terms of a revised offer at $20.25 per share of Savannah Common Stock, consisting of 70% cash and 30% Imperial Common Stock, with Imperial Holly's management, Lehman Brothers and Imperial Holly's outside counsel. Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Imperial Board that such a transaction was fair from a financial point of view to Imperial Holly, and the Imperial Board unanimously approved such an offer and directed Lehman Brothers to communicate the revised offer to DLJ. Also on September 10, 1997, Imperial Holly delivered an executed copy of the Merger Agreement to Savannah Foods.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     RECOMMENDATION OF SAVANNAH BOARD AND SAVANNAH FOODS' REASONS FOR THE MERGER. The Savannah Board has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Savannah Foods and its stockholders and recommends that the holders of Savannah Common Stock vote FOR approval of the Savannah Proposal.

     In its deliberations and in making its unanimous determination that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Savannah Foods and its stockholders, and in authorizing and approving the Merger Agreement and the Merger on September 11, 1997, the Savannah Board consulted with DLJ and Robinson-Humphrey and with Savannah Foods' outside counsel. The Savannah Board considered a number of factors including, among others, the following principal factors:

     (i) the fact that the price of $20.25 per share represents a premium of approximately 36% over the closing sale price of $14.9375 per share as reported on the NYSE on August 25, 1997, the last trading date prior to the date Savannah Foods first publicly announced it had received an acquisition proposal from Imperial Holly;

     (ii) the recent historical market prices and trading information for Savannah Common Stock;

     (iii) the presentation by DLJ to the Savannah Board on September 11, 1997 of the DLJ Opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the Savannah Foods stockholders pursuant to the Merger Agreement is fair to Savannah Foods stockholders from a financial point of view. The full text of the DLJ Opinion is attached as Annex B hereto and should be read in its entirety;

     (iv) the fact that DLJ had informed the Savannah Board that the DLJ Opinion had superseded the written opinion, dated July 14, 1997, of DLJ relating to the fairness from a financial point of view to the stockholders of Savannah Foods of the consideration to be received pursuant to the Flo-Sun Merger Agreement and that DLJ had withdrawn such opinion;

     (v) the presentation by Robinson-Humphrey of its financial analysis of the relative values of the Flo-Sun Merger and the Merger;

     (vi) the business, operations, properties, assets, financial condition and operating results of Savannah Foods and Imperial Holly;

     (vii) the estimated impact of the potential operating efficiencies and other synergies resulting from the Merger, including economies of scale; the Savannah Board also considered the degree of risk that such synergies and cost savings will not be achieved, that the operations of the two companies will not be successfully integrated and that key management personnel of Savannah Foods might not remain with Savannah Foods after announcement of the Merger;

     (viii) the benefit of geographic and production diversification achieved as a result of the Merger, including (A) a balance of beet (approximately 35% of production) and cane sugar (approximately 65% of production) refining which would enhance the combined company's ability to withstand near term pressure in connection with the supply of cane sugar, (B) broadened market participation and (C) geographically dispersed production facilities allowing for efficient sourcing for customers;

     (ix) the increased refining capacity resulting from the Merger, enhancing the combined company's ability to secure sufficient supplies of cane sugar through, among other means, partnering arrangements with raw sugar suppliers, as it does with its sugar-beet growers;

     (x) the opportunity for Savannah Foods stockholders to maintain an ownership stake in the combined entity and realize the potential long-term benefits of the Merger described above;

     (xi) Savannah Foods' uncertain future as an independent sugar refiner in light of, among other things, (A) the historical and anticipated future rate of growth of sugar consumption in the United States, (B) the anticipated growth of production capacity for the refined sugar market in the United States caused by the shift toward vertical integration of the refined sugar industry by raw sugar producers, including the construction of a refinery in Florida by U.S. Sugar, a significant raw sugar producer, expected to be completed in 1998, and (C) the anticipated impact of such vertical integration on the availability to Savannah Foods of raw sugar to be refined (including the determination by U.S. Sugar to terminate its supply contract with Savannah Foods effective October 31, 2001), and the prices at which raw sugar might be available;

     (xii) the results of the inquiries made by Savannah Foods' management and DLJ to major companies in the sugar industry, both domestic and foreign, regarding a possible strategic alliance, partnership, business combination, acquisition or similar transaction with Savannah Foods and the fact that, in light of such inquiries, Savannah Foods' management did not receive nor did it believe it likely that any other party would propose a strategic alliance, partnership, business combination, acquisition or similar transaction that, taken as a whole, would be more favorable to Savannah Foods and its stockholders than the Offer, the Merger and the transactions contemplated thereby;

     (xiii) the strategic alternatives available to Savannah Foods (including continuing Savannah Foods' business in its present configuration without significant changes), none of which the Savannah Board believed to be as favorable to Savannah Foods stockholders as a merger with Imperial Holly;

     (xiv) the regulatory approvals required to consummate the Merger and the transactions contemplated thereby, and the prospects for receiving all such approvals;

     (xv) the provision through the Offer for a prompt cash tender offer for a significant number of shares of Savannah Common Stock, thereby enabling Savannah Foods stockholders who wanted to receive cash in exchange for their shares of Savannah Common Stock to obtain certain benefits of the Merger at the earliest possible time;

     (xvi) the likelihood that the Offer and the Merger will be consummated, and the effects on Savannah Foods' business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into;

     (xvii) the terms and conditions of the Merger, the Merger Agreement and the transactions contemplated thereby, which were the product of arm's-length negotiations, including the parties' representations, warranties and covenants, the conditions to their respective obligations, and the limited ability of Imperial Holly and IHK Sub to terminate the Offer or the Merger Agreement;

     (xviii) the provisions of the Merger Agreement that permit Savannah Foods to consider additional bona fide third party offers to acquire Savannah Foods, provide information to and negotiate with such parties and terminate the Merger Agreement prior to the consummation of the Offer, subject to the payment of agreed upon fees and expenses to Imperial Holly, if the Savannah Board determines that its fiduciary duties require that a superior third party proposal be accepted; and

     (xix) the interests that the Savannah Board and Savannah Foods' management may be deemed to have in the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

     THE SAVANNAH BOARD MAKES NO RECOMMENDATION AS TO WHETHER SAVANNAH FOODS STOCKHOLDERS SHOULD OR SHOULD NOT MAKE A CASH ELECTION. EACH SAVANNAH FOODS STOCKHOLDER SHOULD MAKE HIS OR HER OWN DECISION, IN CONSULTATION WITH HIS OR HER OWN FINANCIAL AND TAX ADVISORS, AS TO WHETHER OR NOT TO MAKE A CASH ELECTION.

     RECOMMENDATION OF IMPERIAL BOARD AND IMPERIAL HOLLY'S REASONS FOR THE MERGER. The Imperial Board has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Imperial Holly and recommends that the holders of Imperial Common Stock vote FOR approval of the Imperial Proposal.

     In its deliberations and in making its unanimous determination that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Imperial Holly, and in authorizing the Merger Agreement on September 11, 1997, the Imperial Board consulted with Lehman Brothers and Imperial Holly's outside counsel, and considered a number of factors including, among others, the following principal factors:

     (i) the Imperial Board's knowledge of Imperial Holly's business, operations and prospects and the Imperial Board's review of the financial performance and prospects of Savannah Foods, including the prospects of Imperial Holly after giving effect to the Merger;

     (ii) the opinion of Lehman Brothers to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair to Imperial Holly from a financial point of view (see "-- Imperial Holly's Financial Advisor");

     (iii) the fact that the Merger would result in a larger company with increased participation in both the cane and beet sectors of the industry, with the prospect of increased stability in Imperial Holly's operating results; the Imperial Board discussed the fact that, after the Merger, Imperial Holly would derive approximately 65% of its revenue from cane sugar operations and approximately 35% from beet sugar operations, which should enable Imperial Holly to better withstand any near term pricing pressures in the cane sugar segment while allowing Imperial Holly to benefit from what it believes to be the longer term trend of a reduced government role in the domestic sugar industry;

     (iv) the fact that, after the Merger, Imperial Holly should benefit from substantially broadened market participation, with significant activity in consumer and industrial sectors in virtually every important refined sugar market in the United States, resulting in minimized risks from market disruptions or weather variations in any single geographic area;

     (v) the fact that the more geographically dispersed portfolio of production facilities available to Imperial Holly after the Merger (12 sugar beet factories in five states and four cane refineries in four states) will allow more reliable and efficient sourcing of refined sugar products for both consumer and industrial customers in all market areas and should produce significant logistical efficiencies and cost savings;

     (vi) the fact that, after the Merger, the larger sugarcane refinery portfolio of Imperial Holly would enable Imperial Holly to more actively pursue partnering arrangements with raw sugar suppliers, as it does with its sugar beet growers;

     (vii) the fact that, with Imperial Holly's greater experience in beet sugar operations and its emphasis on close relations with beet sugar growers, it could increase beet sugar acreage efficiently available to Savannah Foods' sugar beet factories and thus increase their production and enhance their profitability;

     (viii) the fact that the acquisition of Savannah Foods would substantially increase Imperial Holly's institutional food service business and should result in enhanced product mix profitability and reduced unit costs as a result of increased volumes; and

     (ix) an analysis of the cost savings and revenue enhancements anticipated to be available by integrating certain operations of the two companies (which management preliminarily estimated to approximate $38.5 million for the fiscal year ending March 31, 2000, which estimate was subsequently revised to $40 million for the fiscal year ended September 30, 1999).

SAVANNAH FOODS' FINANCIAL ADVISORS

     DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Savannah Board selected DLJ as its financial advisor because it is an internationally recognized investment banking firm, and DLJ has substantial experience in transactions similar to the Merger and is familiar with Savannah Foods and its businesses.

     As part of its role as financial advisor to Savannah Foods, DLJ was asked to render an opinion to the Savannah Board as to the fairness from a financial point of view to the stockholders of Savannah Foods of the Merger Consideration to be received by such stockholders. On September 11, 1997, DLJ delivered a written opinion (the "DLJ Opinion"), to the effect that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by such stockholders is fair to the stockholders of Savannah Foods from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF SAVANNAH FOODS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY DLJ.

     The DLJ Opinion was prepared for the Savannah Board and is directed only to the fairness from a financial point of view to the stockholders of Savannah Foods of the Merger Consideration to be received by Savannah Foods stockholders. The DLJ Opinion does not constitute a recommendation to any stockholder of Savannah Foods as to how such stockholder should vote on the Savannah Proposal.

     The DLJ Opinion does not constitute an opinion as to the price at which shares of Imperial Common Stock will actually trade at any time. DLJ was not requested by the Savannah Board to make, nor did DLJ make, any recommendation as to the amount or type of consideration to be received by Savannah Foods stockholders, which determination was reached through negotiations between Savannah Foods and Imperial Holly, in which negotiations DLJ advised Savannah Foods. No restrictions or limitations were imposed by the Savannah Board upon DLJ with respect to the investigation made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished by Savannah Foods, Imperial Holly and Flo-Sun, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Savannah Foods for the fiscal years ending September 28, 1997 through September 29, 2002 prepared by the management of Savannah Foods (the "Savannah Projections"), certain financial projections of Imperial Holly for the fiscal years ending March 31, 1997 through March 31, 2003 prepared by the management of Imperial Holly (the "Imperial Projections") and certain financial projections of Flo-Sun and certain of its affiliates for the fiscal years ending March 31, 1998 and 1999 prepared by the management of Flo-Sun (the "Flo-Sun Projections"). In addition, DLJ compared certain financial and securities data of Savannah Foods, Imperial Holly and Flo-Sun with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Savannah Common Stock and Imperial Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by Savannah Foods, Imperial Holly and Flo-Sun or their respective representatives, or that was otherwise reviewed by DLJ. In addition, DLJ relied upon the estimates of the managements of Savannah Foods, Imperial Holly and Flo-Sun as to the operating synergies projected as a result of the Offer and the Merger. With respect to the financial projections supplied to DLJ, DLJ assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of

Savannah Foods, Imperial Holly and Flo-Sun as to the future operating and financial performance of Savannah Foods, Imperial Holly and Flo-Sun, respectively. DLJ assumed no responsibility for making an independent evaluation of any of the information received by it. DLJ relied as to certain legal matters on advice of counsel to Savannah Foods.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of certain financial analyses performed by DLJ and presented to the Savannah Board at its September 11, 1997 board meeting.

     Discounted Cash Flow Analysis. DLJ analyzed the sensitivity of the value of each of the pro forma combined companies of Savannah Foods with Flo-Sun and certain of its affiliates (the "Flo-Sun Combined Company") and Savannah Foods with Imperial Holly (the "Imperial Combined Company") on a discounted cash flow ("DCF") basis to changes in the estimated spread between refined sugar selling prices and raw sugar cost (the "Sugar Spread"). Based upon the Savannah Projections, the Flo-Sun Projections and the Imperial Projections, DLJ worked with the management of Savannah Foods to create a five year projections model for both the Flo-Sun and Imperial Combined Companies. DLJ first performed a DCF analysis for the five-year period ending with the 2002 fiscal year on the stand-alone unlevered free cash flows of the Flo-Sun Combined Company and the Imperial Combined Company. Unlevered free cash flows were calculated as the after-tax operating earnings of the Flo-Sun Combined Company and the Imperial Combined Company plus depreciation and amortization, plus (or minus) net changes in working capital, minus projected capital expenditures. DLJ calculated terminal values by applying a range of multiples of 7.0x to 8.0x to each Combined Company's projected fiscal 2002 estimated earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA"). The unlevered free cash flows and terminal values were then discounted to September 30, 1997 using a discount rate of 10.0%, representing an estimated weighted average cost of capital for each of the Flo-Sun Combined Company and the Imperial Combined Company. DLJ then aggregated the present value of the free cash flows and the present value of the residual value of each of the Flo-Sun Combined Company and the Imperial Combined Company to derive a range of implied values ("Total Enterprise Values") for each. The range of Total Enterprise Values for each was then adjusted for their respective total debts, cash and certain other items, including certain other long-term obligations and minority investments, to yield a range of implied values ("Total Equity Values") for each.

     DLJ then calculated Total Equity Value utilizing Sugar Spreads ranging from $2.00 per cwt. to $3.75 per cwt. commencing September 30, 1999 for each of the Flo-Sun Combined Company and the Imperial Combined Company. Based on this analysis, DLJ calculated Total Equity Value (including cash payments constituting part of the consideration) per share for the Imperial Combined Company ranging from $14.18 to $23.58 and Total Equity Value (including cash payments constituting part of the consideration) per share for the Flo-Sun Combined Company ranging from $11.61 to $21.30.

     EBITDA Trading Multiple Analysis. DLJ also compared Total Equity Value per share as a multiple of 1997 EBITDA and average 1994-1997 EBITDA for each of the Flo-Sun Combined Company and the Imperial Combined Company. The range of 1997 EBITDA multiples considered was 5.0x, 6.0x and 7.0x and the range of average 1994-1997 EBITDA multiples considered was 6.0x, 7.0x and 8.0x. On the basis of such varying assumptions, DLJ calculated a Total Equity Value (including cash payments constituting part of the consideration) per share as a multiple of 1997 EBITDA of $18.93, $23.09 and $26.02 for the Imperial Combined Company and $15.68, $18.89 and $22.09 for the Flo-Sun Combined Company, and a Total Equity Value (including cash payments constituting part of the consideration) per share as a multiple of average 1994-1997 EBITDA of $20.16, $23.09 and $26.02 for the Imperial Combined Company and $15.68, $18.89 and $22.09 for the Flo-Sun Combined Company.

     Comparable Public Company and Transaction Multiple Analyses. Based upon the views of Savannah Foods' management regarding the fundamental challenges facing nonintegrated U.S. sugar refiners, DLJ believed that comparable public company and transaction multiple analyses were not meaningful.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation by DLJ to the Savannah Board in connection with the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing each of its analyses, however, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters on the Sugar Spread, which assumptions are outlined above. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated December 20, 1996 and subsequently revised on July 11, 1997, Savannah Foods agreed to pay DLJ (i) a retainer fee of $100,000, payable upon execution of the letter (the "DLJ Retainer Fee"), (ii) a fee of $500,000 at the time DLJ notified the Savannah Board that it was prepared to deliver DLJ's opinion (the "DLJ Opinion Fee") and
(iii) a transaction fee, payable upon consummation of the Offer, equal to 0.7% of the aggregate consideration payable in the Offer and the Merger, less the DLJ Retainer Fee and the DLJ Opinion Fee. Savannah Foods has agreed to reimburse DLJ for certain out-of-pocket expenses and to indemnify DLJ and certain related persons for certain potential liabilities and expenses relating to its services provided to the Savannah Board. DLJ previously was engaged on December 10, 1996 to review a proposal by Candidate 1, for which services DLJ received $100,000.

     In the ordinary course of its business, DLJ may trade securities of Savannah Foods and Imperial Holly for its own account or for the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

     THE ROBINSON-HUMPHREY COMPANY, INC. Robinson-Humphrey was retained by Savannah Foods to evaluate the fairness from a financial point of view of the Offer Price and the Merger Consideration but was not asked to and did not render an opinion as to such fairness. In connection with its analysis, Robinson-Humphrey was paid a fee of $250,000, none of which was contingent upon the consummation of the Offer and the Merger. Savannah Foods has agreed to reimburse Robinson-Humphrey for reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Robinson-Humphrey against certain liabilities, including certain liabilities under the federal securities laws.

IMPERIAL HOLLY'S FINANCIAL ADVISOR

     LEHMAN BROTHERS INC. In July of 1997, Imperial Holly engaged Lehman Brothers to act as its financial advisor with respect to pursuing an acquisition of Savannah Foods. Imperial Holly instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to Imperial Holly of the consideration to be paid in the Offer and the Merger.

     On September 11, 1997, Lehman Brothers delivered its oral opinion to the Imperial Board (subsequently confirmed in writing as of such date) to the effect that as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Imperial Holly in the Offer and the Merger was fair, from a financial point of view, to Imperial Holly.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS

ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION DATED SEPTEMBER 11, 1997 AND THE ANALYSES UNDERTAKEN BY LEHMAN BROTHERS TO ARRIVE AT ITS OPINION.

     No limitations were imposed by Imperial Holly on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific value to Savannah Foods, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Imperial Holly in the Offer and the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Imperial Board and was rendered to the Imperial Board in connection with its consideration of the Offer and the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Imperial Holly as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Imperial Holly's underlying business decision to proceed with or effect the Offer and the Merger. Lehman Brothers also did not express any opinion as to the prices at which shares of Imperial Common Stock actually will trade following the consummation of the Offer and the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Offer and the Merger, (2) Savannah Foods' historical financial statements, including, but not limited to, financial statements for the years ended October 1, 1995 and September 29, 1996 and for the nine months ended June 29, 1997 and such other publicly available information concerning Savannah Foods that Lehman Brothers believed to be relevant to its analysis, (3) Imperial Holly's historical financial statements, including, but not limited to, financial statements for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1997 and such other publicly available information concerning Imperial Holly that Lehman Brothers believed to be relevant to its analysis, (4) financial and operating information with respect to the business, operations and prospects of Savannah Foods furnished to Lehman Brothers by Savannah Foods and Imperial Holly, (5) financial and operating information with respect to the business, operations and prospects of Imperial Holly furnished to Lehman Brothers by Imperial Holly, (6) a trading history of Savannah Foods' common stock from January 1, 1993 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (7) a trading history of Imperial Holly's common stock from January 1, 1993 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial conditions of Savannah Foods and Imperial Holly with those of other companies that Lehman Brothers deemed relevant, (9) a comparison of the financial terms of the Offer and the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and (10) the potential pro forma financial effects of the Offer and the Merger including the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of Imperial Holly and Savannah Foods. In addition, Lehman Brothers had discussions with the management of Savannah Foods and Imperial Holly concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as they deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Imperial Holly that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Imperial Holly, Savannah Foods and the combined company following the consummation of the Merger provided to Lehman Brothers by management of Imperial Holly, upon advice of Imperial Holly, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Imperial Holly as to the future financial performance of Imperial Holly, Savannah Foods and the combined company (including, without limitation, the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses), and Lehman Brothers relied upon such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Imperial Holly or Savannah Foods and did not make or obtain any evaluations or appraisals of the assets or liabilities of Imperial Holly or Savannah Foods. Lehman Brothers' opinion states that it is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with the preparation and delivery of its opinion to the Imperial Board, Lehman Brothers performed certain financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Savannah Foods or Imperial Holly. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Valuation and Pro Forma Earnings Analyses. In determining the valuation of Savannah Foods, Lehman Brothers used the following methodologies: discounted cash flow analysis ("DCF Analysis"), comparable transactions analysis and comparable company trading analysis. Each of these methodologies was used to generate a reference enterprise value range for Savannah Foods. The enterprise value range was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars and dollars per common share) for Savannah Foods. The per share equity value range (the "Per Share Equity Value Range") was then used to evaluate the consideration to be paid by Imperial Holly in the Offer and the Merger. The implied valuation ranges derived using the various valuation methodologies described above all supported the conclusion that the consideration to be paid by Imperial Holly in the Offer and the Merger is fair, from a financial point of view, to Imperial Holly. In addition, Lehman Brothers used a pro forma earnings analysis to determine the impact of the Offer and the Merger on Imperial Holly's net income per share. The various analyses used by Lehman Brothers are summarized below:

          (i) DCF Analysis -- Lehman Brothers prepared an after-tax cash flow model that was based upon financial projections, including cost savings and operating synergies resulting from the combination of the businesses, of Savannah Foods prepared by management of Imperial Holly. Lehman Brothers used discount rates of 10% to 11% and a terminal value based on the perpetuity value of after-tax unlevered free cash flow assuming a growth rate of 2.0% to 4.0% annually. The discount rates were based on Lehman Brothers' analysis of the weighted average cost of capital for comparable companies selected by Lehman Brothers.

          (ii) Comparable Transactions Analysis -- Lehman Brothers reviewed certain publicly available information on selected transactions which took place from 1987 to 1997 that Lehman Brothers deemed comparable. For each transaction, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus any assumed obligations) divided by (i) latest twelve months ("LTM") revenues, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) LTM earnings before interest and taxes ("EBIT"). The selected transactions provided mean and median valuation multiples of 0.8x and 0.9x, 6.8x and 6.7x, and 9.0x and 9.4x, respectively, which were used to arrive at an enterprise value of Savannah Foods.

          However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of Savannah Foods and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Savannah Foods and such acquired companies.

          (iii) Comparable Company Trading Analysis-- Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income and book value) and the enterprise value multiples of certain historical financial criteria (such as revenues, EBITDA and EBIT). The enterprise value of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash and cash equivalent balance. Lehman Brothers placed the most emphasis on net income, EBIT and EBITDA multiples. The appropriate LTM and projected September 30, 1997 net income mean and median multiples were determined to be 12.8x and 12.9x, and 12.6x and 12.9x, respectively. The appropriate LTM EBIT and LTM EBITDA mean and median multiples were determined to be 9.9x and 10.0x, and 7.1x and 6.6x, respectively.

          However, because of the inherent differences between the businesses, operations, financial conditions and prospects of Savannah Foods and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Savannah Foods and companies in the comparable company group that would affect the public trading values of Savannah Foods and such comparable companies.

          (iv) Pro Forma Earnings Analysis -- Lehman Brothers prepared a pro forma earnings model of Imperial Holly including the operating results of Savannah Foods and including the effects of the Offer and the Merger. The pro forma earnings analysis was based upon the financial projections prepared by the management of Imperial Holly, including cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of Imperial Holly and Savannah Foods, and the capital structure proposed by Imperial Holly. Based upon the pro forma earnings analysis, the Offer and the Merger are expected to be dilutive to earnings in the initial year after the Effective Time and strongly accretive thereafter.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Imperial Board selected Lehman Brothers because of its expertise, reputation and familiarity with Imperial Holly and because its investment banking professionals have substantial experience in transactions comparable to the Offer and the Merger.

     Lehman Brothers has previously rendered various investment banking services for Imperial Holly in the past and received customary fees for such services. In addition, Mr. Henry E. Lentz, a Managing Director of Lehman Brothers, is also a director of Imperial Holly.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Savannah Foods and Imperial Holly for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Imperial Holly paid Lehman Brothers a fee of $100,000, upon execution of the engagement letter with Lehman Brothers, and a fee of $900,000, upon announcement of Imperial Holly's intent to acquire Savannah Foods. In addition, Imperial Holly paid Lehman Brothers a fee of 0.75% of the aggregate consideration to be paid to holders of Savannah Common Stock in the Offer and the Merger, which was contingent upon the consummation of the Offer and, against which the fees previously paid were credited.

RESALES OF IMPERIAL COMMON STOCK RECEIVED IN THE MERGER

     Shares of Imperial Common Stock issued in connection with the Merger will be freely tradeable except for shares issued to affiliates of Savannah Foods, which will be subject to the provisions of Rule 145 under the Securities Act. Pursuant to the Merger Agreement, Imperial Holly will maintain the effectiveness of the Registration Statement so as to register the resale by affiliates of Savannah Foods of Imperial Common Stock received in the Merger for a period of one year after the Effective Time. However, during such one-year period, Imperial Holly may, no more than twice, request that such resales not be permitted for a period of 45 days upon the occurrence of certain events. See "The Merger Agreement -- Registration Statement."

DELISTING AND DEREGISTRATION OF SAVANNAH COMMON STOCK

     Following the consummation of the Merger, the Savannah Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

     Savannah Foods stockholders should note that a number of directors and executive officers of Savannah Foods have interests in the Merger as employees and directors that are different from, or in addition to, yours as a stockholder, as described below.

     BOARD OF DIRECTORS; MANAGEMENT. On October 24, 1997, upon the consummation of the Offer and pursuant to the Merger Agreement, a majority of the Savannah Foods directors resigned as directors, and members of the senior management of Imperial Holly were elected to the Savannah Board to replace such resigning directors. Such Imperial Holly representatives currently constitute a majority of the Savannah Board. In addition, if the Merger is consummated, it is anticipated that certain existing or resigning directors of Savannah Foods will be appointed to the Imperial Board. See "The Merger Agreement -- Board Representations."

     SAVANNAH FOODS OPTIONS. At November 14, 1997 an aggregate of approximately 171,893 shares of Savannah Common Stock were subject to options granted to directors and employees of Savannah Foods under Savannah Foods' stock option plan and certain stock option agreements, all of which were exercisable. All such options became fully vested and exercisable upon consummation of the Offer, if not previously vested. The stock options held by Savannah Foods' directors and executive officers as of October 31, 1997 were as follows: William W. Sprague III, 9,256; David H. Roche, 5,274; James M. Kelly, 5,274; F. Sprague Exley, 4,111; and Gregory H. Smith, 4,197. These options represent less than one percent of the outstanding Savannah Common Stock.

     Pursuant to the Merger Agreement, each unexpired and unexercised option to purchase shares of Savannah Common Stock issued pursuant to Savannah Foods' 1996 Equity Incentive Plan (the "Savannah Incentive Plan"), or otherwise granted by Savannah Foods (in each case, an "Option"), will, at the Effective Time and at the election of the holder of such Option, either (i) be assumed by Imperial Holly and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of shares of Imperial Common Stock equal to the product of (A) the Stock Consideration and (B) the number of shares of Savannah Common Stock subject to such Option, at a price per share equal to the amount obtained by dividing the exercise price of such Option by the Stock Consideration or (ii) each Option which is vested or exercisable or will become vested or exercisable as a result of the Offer will be canceled by Savannah Foods, and each holder of an Option so canceled will be entitled to receive an amount in cash equal to the difference between $20.25 and the exercise price of such Option. Imperial Holly will adopt and comply with the terms of the Savannah Incentive Plan as it applies to Options assumed as set forth above.

     DIRECTOR SHARE UNITS. Under the terms of the Compensation Plan, upon consummation of the Offer, each of the 10,020 Share Units (each Share Unit representing the right to receive cash, subject to certain conditions, based on the value of a share of Savannah Common Stock) to which each of the non-employee directors are entitled became fully vested (other than James M. Reed who holds 2,285 fully vested Share Units). Seven of the ten participant directors have elected to receive a payout of the value of their Share Units upon consummation of the Merger. Lee B. Durham, Jr.'s existing election under the Compensation Plan provided for him to receive payment upon the termination of his service on the Savannah Board, which occurred on October 24, 1997. Robert L. Harrison has elected to retain his original deferral election, which will result in his receiving payout of his benefits quarterly over a fifteen year period beginning the January 1 after his 66th birthday. John D. Carswell has elected to retain his original deferral election, which will result in his receiving payout of his benefits quarterly over a ten year period beginning the quarter following the date of his departure from the Savannah Board. In each case, the value of a Share Unit will be based on the Offer Price, with deferred payouts accruing interest at the prime rate in effect on the first business day of each year until payment in full. The value of the Share Units outstanding under the Compensation Plan (net of any interest accruing after completion of the Offer), based on the Offer Price, is $1,872,447 ($46,274 for Mr. Reed and $202,908 for each of the other nine participant directors).

     Six of the eight directors participating in the Supplemental Share Unit Plan (Messrs. Cartledge and Reed were not eligible to participate) have elected to receive, upon consummation of the Merger, a lump sum payment of the value of their Share Units granted under the Supplemental Share Unit Plan. Mr. Durham's existing election under the Supplemental Share Unit Plan provided for him to receive payment upon the termination of his service on the Savannah Board, which occurred on October 24, 1997. Mr. Harrison has elected to retain his original deferral election, which will result in his receiving payout of his benefits quarterly over a fifteen year period beginning on January 1 after his 66th birthday. In each case, the value of a Share Unit will be based on the Offer Price, with deferred payouts accruing interest at the prime rate in effect on the first business day of each year until payment in full. The aggregate value of the Share Units outstanding under the Supplemental Share Unit Plan (net of any interest accruing after completion of the Offer), based on the Offer Price, is $2,282,397, as follows: W. Waldo Bradley, $495,081; John D. Carswell, $401,369; Dale C. Critz, $73,428; Lee B. Durham, Jr., $380,471; Arthur M.
Gignilliat, Jr., $194,683; Robert L. Harrison, $158,122; Hugh M. Tarbutton, $504,303; and Arnold Tenenbaum, $74,941.

     DIRECTORS' DEFERRED COMPENSATION PLAN. Pursuant to the provisions of the Savannah Deferred Compensation Plan, six of the eight directors participating in the Deferred Compensation Plan (Messrs. Cartledge and Reed elected not to participate) have elected to receive, upon consummation of the Merger, a lump sum payment of the value of their deferral accounts under the Directors' Deferred Compensation Plan aggregating $2,135,824. Mr. Durham's existing election under the Deferred Compensation Plan provided for him to receive payment upon the termination of his service on the Savannah Board, which occurred on October 24, 1997. Mr. Harrison has elected to retain his original deferral election, which will result in his receiving payout of his benefits quarterly over a fifteen year period beginning the January 1 after his 66th birthday. Deferred payouts will accrue interest at the prime rate in effect on the first business day of each year until payment in full. The aggregate value of the deferral accounts under the Deferred Compensation Plan (net of any interest accruing after completion of the Offer) is $2,818,289 (of which amount $2,605,755 will be paid upon consummation of the Merger); the amount owed to the current and former directors of Savannah Foods is as follows: Mr. Bradley, $592,549; Mr. Carswell, $480,404; Mr. Critz, $107,905; Mr. Durham, $469,931; Mr.
Gignilliat, $233,012; Mr. Harrison, $212,534; Mr. Tarbutton, $622,421; and Mr. Tenenbaum, $99,452.

     EMPLOYMENT AND RELATED AGREEMENTS. In connection with the Merger, Imperial Holly has entered into a new employment agreement with William W. Sprague III, the President and Chief Executive Officer of Savannah Foods, providing for a five-year term beginning on the date of the consummation of the Merger. Pursuant to the employment agreement, Mr. Sprague will continue as the President of Savannah Foods and will be nominated to serve on the Imperial Board. In addition to his base salary, which will continue at no less than $430,000 per year (his previous salary), Mr. Sprague will be entitled to participate in an annual bonus program, which provides him with a maximum bonus opportunity equal to 75% of his base salary, and to certain other benefits. In addition, Imperial Holly expects to enter into agreements with certain other members of Savannah Foods' management, providing for certain payments in the event of a change of control.

     INDEMNIFICATION. Pursuant to the Merger Agreement, Imperial Holly will maintain all rights of indemnification existing in favor of, and indemnify, the Indemnified Parties to the fullest extent permitted under applicable law against all losses and claims arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or fiduciary of Savannah Foods. Imperial Holly and IHK Sub have also agreed that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Savannah Bylaws with respect to matters occurring through the Effective Time will survive the Merger and will continue in effect for a period of not less than six years from the Effective Time.

     BENEFIT TRUST. In connection with the Merger, the Benefit Trust will receive approximately $38.3 million in exchange for the Savannah Common Stock held in the Benefit Trust. These proceeds will be used to retire approximately $27.6 million in indebtedness evidenced by the Benefit Trust Note and to purchase approximately $10.7 million of Imperial Common Stock at a purchase price per share equal to the fair market value of Imperial Common Stock. See "The Merger Agreement -- Employee Benefit Matters."

     The Savannah Board recognized all the interests described above, and concluded that these interests did not detract from the fairness of the Offer and the Merger to the holders of Savannah Common Stock who are not officers or directors of Savannah Foods.

                              THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement (including the exhibits and annexes thereto), a copy of which is attached as Annex A hereto and incorporated herein by reference.

     THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of IHK Sub to accept for payment or pay for shares of Savannah Common Stock tendered pursuant to the Offer was conditioned upon, among other things,
(i) there being validly tendered and not withdrawn as of the date of expiration of the Offer (the "Expiration Date") at least 14,397,836 shares of Savannah Common Stock constituting at least 50.1% of the Shares of Savannah Common Stock outstanding, (ii) the expiration of any applicable waiting period under the HSR Act, (which waiting period expired on October 2, 1997), and (iii) Imperial Holly having obtained the necessary financing to consummate the Offer and the Merger.

     RECOMMENDATION. The Savannah Board determined, based in part upon the opinion of DLJ that the proposed consideration to be received by holders of shares of Savannah Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the Savannah Foods stockholders, unanimously determined that the Offer and the Merger are fair to and in the best interests of the stockholders of Savannah Foods, approved the Offer and the Merger and recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the Savannah Foods stockholders and approved the amendment to Savannah Foods' Rights Plan so as to provide that no purchase rights under such agreement would become exercisable as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby (including the Offer and the Merger).

     BOARD REPRESENTATION. The Merger Agreement provides that, upon IHK Sub's acquisition of a majority of the outstanding shares of Savannah Common Stock pursuant to the Offer, IHK Sub will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give IHK Sub representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors multiplied by the percentage that the aggregate number of shares of Savannah Common Stock beneficially owned by IHK Sub at such time bears to the total number of shares of Savannah Common Stock then outstanding, and Savannah Foods will, at such time, promptly take all actions necessary to cause IHK Sub's designees to be elected as directors of Savannah Foods, including increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At the request and expense of IHK Sub, Savannah Foods has taken all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. On October 24, 1997, pursuant to such provisions of the Merger Agreement, Dale C. Critz, John Carswell, F. Sprague Exley, Lee B. Durham, Arthur
M. Gignilliat, Jr., Robert L. Harrison and James M. Reed resigned from the Savannah Board and Roger W. Hill, James C. Kempner, Peter C. Carrothers, Douglas
W. Ehrenkranz, Karen L. Mercer, John A. Richmond and William F. Schwer were elected directors of Savannah Foods as designees of Imperial Holly.

     Notwithstanding the foregoing, at all times prior to the Effective Time of the Merger, the Board of Directors of Savannah Foods will include at least two directors who held office as of the date of the Merger Agreement (any such director remaining in office being a "Continuing Director"). Following the election or appointment of IHK Sub's designees and prior to the Effective Time, such designees will abstain from acting upon, and the approval of a majority of the Continuing Directors will be required to authorize and will be sufficient to authorize, any resolution with respect to any termination of the Merger Agreement by Savannah

Foods, any amendment of the Merger Agreement requiring action by the Board of Directors of Savannah Foods, any extension of time for the performance of any of the obligations or other acts of Imperial Holly or IHK Sub under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of Savannah Foods and any action to seek to enforce any obligation of Imperial Holly or IHK Sub under the Merger Agreement.

     THE MERGER. The Merger Agreement provides that, unless the Merger Agreement is terminated or abandoned, at the Effective Time, IHK Sub will be merged with and into Savannah Foods, whereupon the separate corporate existence of IHK Sub will cease, and Savannah Foods will be the surviving corporation in the Merger. The Merger Agreement also provides that (i) subject to certain requirements in the Merger Agreement, the Certificate of Incorporation and the bylaws of IHK Sub as in effect at the Effective Time will be the Certificate of Incorporation and the bylaws of the surviving corporation, (ii) the directors of IHK Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation, and (iii) the officers of Savannah Foods immediately prior to the Effective Time will be the initial officers of the surviving corporation.

     CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that each share of Savannah Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (which includes shares of Savannah Common Stock purchased in the Offer) and Dissenting Shares) will be converted into the right to receive (i) the Cash Consideration or (ii) the Stock Consideration. The number of shares of Savannah Common Stock to be converted into the right to receive, subject to stockholder elections and proration, the Cash Consideration in the Merger shall be (x) 70% of the number of shares of Savannah Common Stock outstanding immediately prior to the Effective Time (which include shares of Savannah Common Stock purchased in the Offer) less (y) the sum of Excluded Shares (which include shares of Savannah Common Stock purchased in the Offer) and the Dissenting Shares. In connection with the Merger, each stockholder of Savannah Foods holding shares of Savannah Common Stock not tendered in the Offer (other than Excluded Shares) will be entitled to make an election to receive the Cash Consideration. In the event that the number of shares of Savannah Common Stock electing to receive the Cash Consideration exceeds the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration on a pro rata basis, with the remainder converted into the right to receive the Stock Consideration. In the event that the number of shares of Savannah Common Stock electing to receive the Cash Consideration is less than the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration while those shares of Savannah Common Stock not so electing will be converted into the right to receive the Stock Consideration on a pro rata basis, with the remainder receiving the Cash Consideration. The Stock Consideration also includes with each share of Imperial Common Stock the right to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of Imperial Holly pursuant to a Rights Agreement, dated as of September 14, 1989, as amended, between Imperial Holly and the Bank of New York, as rights agent. See "Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock."

     SAVANNAH FOODS OPTIONS. At November 14, 1997 an aggregate of approximately 171,893 shares of Savannah Common Stock were subject to Options granted to directors and employees of Savannah Foods under the Savannah Incentive Plan and certain stock option agreements, all of which were exercisable. All such Options became fully vested and exercisable upon consummation of the Offer, if not previously vested. Pursuant to the Merger Agreement, each unexpired and unexercised Option, will, at the Effective Time and at the election of the holder of such Option, either (i) be assumed by Imperial Holly and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of shares of Imperial Common Stock equal to the product of (A) the Stock Consideration and (B) the number of shares of Savannah Common Stock subject to such Option, at a price per share equal to the amount obtained by dividing the exercise price of such Option by the Stock Consideration or (ii) each Option which is vested or exercisable or will become vested or exercisable as a result of the Offer will be canceled by Savannah Foods, and each holder of an Option so canceled will be entitled to receive an amount in cash equal to the difference between $20.25 and the exercise price of such Option. Imperial Holly will adopt and comply with the terms of the Savannah Incentive Plan as it applies to Options assumed as set forth above.

     STOCKHOLDERS' MEETINGS. In the Merger Agreement, each of Savannah Foods and Imperial Holly agreed to take all action necessary in accordance with applicable law to duly call, give notice of, convene and hold the Savannah Special Meeting and the Imperial Special Meeting to approve the Savannah Proposal and the Imperial Proposal, respectively. Subject to their fiduciary duties under applicable law, the respective Boards of Directors of Savannah Foods and Imperial Holly will recommend that their respective stockholders approve such actions.

     EXCHANGE OF CERTIFICATES. The Merger Agreement provides for Imperial Holly to deposit the aggregate Merger Consideration with the Exchange Agent for the benefit of the holders of shares of Savannah Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate which prior thereto represented shares of Savannah Common Stock will, upon proper surrender to the Exchange Agent of such certificate, be entitled to a certificate representing the number of full shares of Imperial Common Stock received as the Stock Consideration and the Cash Consideration, if any, into which the number of shares of Savannah Common Stock previously represented by such certificate surrendered shall have been converted pursuant to the Merger Agreement. The Exchange Agent may impose reasonable terms and conditions to accept the surrender of a certificate in accordance with normal exchange practices. If any certificate for shares of Imperial Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate representing shares of Savannah Common Stock surrendered for exchange is registered, the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer. The person requesting such exchange will pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Imperial Common Stock in a name other than that of the registered holder of the certificate surrendered or establish that such tax has been paid or is not applicable. Until surrendered, each certificate representing shares of Savannah Common Stock will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender.

     Each holder of shares of Savannah Common Stock after the Effective Time who would otherwise have been entitled to receive as Stock Consideration a fraction of an Imperial Share (after taking into account all shares of Savannah Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Consideration.

     No dividends or other distributions with respect to shares of Imperial Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of Savannah Common Stock and no cash payment in lieu of fractional shares of Imperial Common Stock will be paid to any such holder until the surrender of such certificate representing shares of Savannah Common Stock. However, following surrender of any such certificates, but subject to applicable laws, the holder of a certificate representing whole shares of Imperial Common Stock will be paid, without interest, at the time of such surrender (i) cash in lieu of fractional shares of Imperial Common Stock to which such holder is entitled and (ii) the proportionate amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of Imperial Common Stock.

     Any portion of the Merger Consideration deposited with the Exchange Agent which remains undistributed to the holders of the certificates representing shares of Savannah Common Stock for six months after the Effective Time will be delivered to Imperial Holly, and any holder of shares of Savannah Common Stock prior to the Effective Time who has not theretofore complied with the exchange provisions of the Merger Agreement will thereafter look only to Imperial Holly and only as a general creditor for payment of his or her claim for cash or shares of Imperial Common Stock. None of IHK Sub, Savannah Foods, Imperial Holly or the Exchange Agent will be liable to any person in respect of any cash or any shares of Imperial Common Stock delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Savannah Common Stock have not been surrendered immediately prior to the date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such certificate will, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Savannah Foods will pay all charges and expenses of the Exchange Agent.

     ELECTIONS. The Merger Agreement provides that each person who, on or prior to the Election Date, is a record holder of shares of Savannah Common Stock (other than Excluded Shares) will be entitled, with respect to all or any portion of his shares of Savannah Common Stock, to make a Cash Election prior to the Election Date to receive the Cash Consideration. Savannah Foods will prepare and mail a Cash Election Form with the Joint Proxy Statement/Prospectus to the record holders of shares of Savannah Common Stock as of the record date for the Savannah Special Meeting to be used by each such record holder who wishes to make a Cash Election with respect to any or all shares of Savannah Common Stock held by such holder. Savannah Foods will use commercially reasonable efforts to make the Cash Election Form and this Joint Proxy Statement/Prospectus available to all persons who become holders of shares of Savannah Common Stock during the period between such record date and the Election Date. Any such holder's Cash Election will have been properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m., New York City time on the Election Date, a Cash Election Form properly completed and signed and accompanied by certificates for the shares of Savannah Common Stock to which such Cash Election Form relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Cash Election Form from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). Failure to deliver shares of Savannah Common Stock covered by such a guarantee of delivery within such time will invalidate an otherwise properly made Cash Election.

     Any Cash Election Form may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the Savannah Special Meeting, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time has not occurred. In addition, all Cash Election Forms will automatically be revoked if the Exchange Agent is notified in writing by Imperial Holly, IHK Sub and Savannah Foods that the Merger has been abandoned. If a Cash Election Form is revoked, the certificate (or guarantees of delivery, as appropriate) for shares of Savannah Common Stock to which such Cash Election Form relates will be promptly returned to the stockholder submitting the certificate to the Exchange Agent.

     The determination of the Exchange Agent will be binding as to whether or not elections to receive the Cash Consideration have been properly made or revoked with respect to shares of Savannah Common Stock and when elections and revocations were received. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Savannah Common Stock, such shares will be exchanged in the Merger for the Stock Consideration, except to the extent the proration procedures result in such shares receiving the Cash Consideration. See "-- Consideration to be Paid in the Merger." The Exchange Agent will also make all computations as to the allocation and the proration contemplated in connection with any exchange, and any such computation will be conclusive and binding on the holders of Savannah Common Stock.

     APPRAISAL RIGHTS. If the Merger is consummated, persons who hold shares of Savannah Common Stock at that time will have the right to appraisal of their Savannah Common Stock in accordance with Section 262 of the DGCL. Such appraisal rights, if the statutory procedures are complied with, will result in a judicial determination of the "fair value" of Savannah Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger) owned by such holders. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Savannah Common Stock. Any such judicial determination of the fair value of Savannah Common Stock could be based upon considerations other than or in addition to the Offer Price, the Cash Consideration or the Stock Consideration and the market value of Savannah Common Stock, including asset values, the investment value of Savannah Common Stock and any other valuation considerations generally accepted in the investment community. The value so determined for Savannah Common Stock could be more or less than the Offer Price, the Cash Consideration or the Stock Consideration and payment of such consideration would take place subsequent to payment pursuant to the

Merger. Savannah Foods will not, without the prior written consent of IHK Sub and Imperial Holly, make any payment with respect to, or settle or offer to settle, any such dissenter's rights of appraisal. See "Stockholders' Rights of Appraisal."

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties by Savannah Foods, and IHK Sub and Imperial Holly, relating to, among other things, (i) due organization and qualification, including subsidiaries, (ii) charter documents, (iii) capitalization, (iv) due authorization, execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, (v) conflict with charter documents and required consents, (vi) possession of all necessary permits, (vii) accuracy of information contained in documents filed with the Commission and financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), (viii) no material adverse effect since the end of Savannah Foods' and Imperial Holly's last fiscal year, (ix) the absence of material litigation, (x) matters relating to the Employee Retirement Income Security Act, (xi) intellectual property, (xii) taxes, (xiii) environmental matters, (xiv) products, (xv) real property and other assets, (xvi) insurance,
(xvii) opinions of financial advisors, (xviii) majority vote necessary for stockholder approval, (xix) no brokers other than financial advisors and (xx) no material misstatements or omissions in documents filed with the Commission in connection with Offer and Merger. Savannah Foods also represented and warranted that it (a) amended the Savannah Foods' Rights Agreement and (b) terminated the Flo-Sun Merger Agreement. In addition, IHK Sub and Imperial Holly represented that Imperial Holly received a commitment letter from LCPI to provide financing to complete the Offer and the Merger.

     EMPLOYEE BENEFIT MATTERS. For a one-year period immediately following the Closing Date, Imperial Holly has agreed to provide or cause Savannah Foods to provide all employees of Savannah Foods who continue to be employed by Imperial Holly or Savannah Foods or any of their respective affiliates as of the Effective Time ("Continuing Employees") with compensation and benefits on terms which are, in the aggregate, not substantially less favorable than those provided to Continuing Employees immediately prior to the date of the Merger Agreement.

     In addition, the Merger Agreement provides that Imperial Holly shall, for the purposes of all employee benefit plans of Imperial Holly or any of its respective affiliates in which Continuing Employees participate after the Effective Time and under which an employee's benefit depends, in whole or in part, on length of service, give credit to Continuing Employees for service previously credited with Savannah Foods or its subsidiaries prior to the Effective Time to the extent that such crediting of service does not result in duplication of benefits. Imperial Holly also agreed to guarantee all obligations of Savannah Foods under any employee benefit plan of Savannah Foods.

     Prior to the execution of the Merger Agreement, Savannah Foods amended (i) the Savannah Foods' Supplemental Executive Retirement Plan and (ii) the Deferred Compensation Plan for Key Employees of Savannah Foods, as amended and restated as of August 1, 1990 (collectively, the "Savannah Executive Deferred Compensation Plans"), to provide that neither the execution of the Merger Agreement, nor the consummation of the transactions contemplated by the Merger Agreement, will constitute a "change of control" for purposes of such Savannah Executive Deferred Compensation Plans or otherwise will result in the acceleration of vesting or payment of any benefit, or the triggering of any ancillary or supplemental benefit or subsidy, under such plan.

     Prior to the execution of the Merger Agreement and in accordance with the terms thereof, Savannah Foods amended the Benefit Trust in order to, among other things, (i) provide for the prepayment of the Benefit Trust Note, with the cash proceeds received in the Offer and the Merger; (ii) provide for the remaining corpus of the Benefit Trust to be reinvested in shares of Imperial Common Stock to be acquired from Imperial Holly; (iii) provide that the corpus of the Benefit Trust will not be immediately distributed to participants, but rather will be held in the Benefit Trust to pay benefits when due; (iv) provide that, from and after consummation of the Offer, Savannah Foods will no longer be entitled to be reimbursed from the Benefit Trust for payments or contributions made prior to such time under the covered benefit plans; (v) provide that no actions taken in connection with the Offer and the Merger will constitute a Potential Change in Control under the Benefit Trust; (vi) provide that, from and after consummation of the Offer, the Trustee can sell shares of Imperial Common Stock only after giving Imperial Holly a right of first refusal; (vii) provide that, from and after consummation of the Offer, shares of Imperial Common Stock held by the Benefit Trust will be voted in proportion to all other outstanding shares of Imperial Common Stock; and (viii) provide that, from and after consummation of the Offer, the Trustee will tender or exchange shares of Imperial Common Stock held by the Benefit Trust as directed by the Savannah Board. The Merger Agreement provides that the cash received by the Benefit Trust in the Offer and the Merger will be used to repay the Benefit Trust Note and to purchase shares of Imperial Common Stock.

     AGREEMENTS WITH RESPECT TO THE CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, Savannah Foods and Imperial Holly will not, unless agreed to in writing by the other party, fail to carry on their business and the business of their subsidiaries in the usual, regular and ordinary course in substantially the same manner as conducted beforehand, or fail to use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve their relationships with employees, customers and suppliers.

     The Merger Agreement contains additional covenants of both Savannah Foods and Imperial Holly with respect to the period between the date of the Merger Agreement and the Effective Time, including covenants that: (i) prevent amendment to corporate governance documents, (ii) prevent issuance of securities, (iii) prevent declaration and payment of dividends (other than regular quarterly dividends), (iv) limit reclassification or alteration of any capital stock, (v) limit acquisition or disposition of any entity or assets not in the ordinary course of business, (vi) limit incurrence of any indebtedness,
(vii) limit entrance into, amendment or termination of any material contract,
(viii) limit authorization of any material capital expenditure, (ix) limit increases of the compensation to officers or employees, (x) limit entrance into or amendment of any employment or severance agreement, (xi) prevent the establishment or amendment of any benefit or option plan, (xii) limit changes in accounting methods, (xiii) prevent the making of any tax election with respect to any material tax liability and (xiv) limit payment, discharge or satisfaction of any obligation.

     In addition, the Merger Agreement contains covenants of both Savannah Foods and Imperial Holly with respect to the period between the date of the Merger Agreement and Effective Time, that neither party will (i) take any action that would prevent or impede any party from obtaining any material consent or approval, (ii) enter into any agreement that would limit such company's ability to compete or (iii) take any action that would result in breach of any representation or warranty or prevent the conditions to the Merger from being satisfied.

     Neither Savannah Foods, Imperial Holly nor any subsidiary thereof may authorize or enter into an agreement to do anything listed above.

     NO SOLICITATION. The Merger Agreement provides that neither Savannah Foods nor any subsidiary will initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (other than the transactions contemplated by the Merger Agreement) (any of such transactions being an "Acquisition Proposal") involving, or any purchase or sale of all or any significant portion of the assets or 20% or more of the equity securities of, Savannah Foods or any subsidiary that could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by the Merger Agreement. Neither Savannah Foods nor any subsidiary of Savannah Foods will have any discussion with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. However, nothing in the Merger Agreement will prevent Savannah Foods or Savannah Foods' Board of Directors from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal;
(ii) engaging in any discussions or negotiations with, or providing any information to, any person or entity in response to an unsolicited bona fide written Acquisition Proposal by any such person or entity; or (iii) recommending such an unsolicited bona fide written Acquisition Proposal to the Savannah Foods stockholders if and only to the extent that, in any such case as is referred to in (ii) and (iii), (A) the

Savannah Board concludes in good faith (after consultation with its legal counsel and financial advisors) that such Acquisition Proposal is reasonably capable of being completed, and would, if consummated, result in a transaction more favorable to Savannah Foods stockholders than the transactions contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being hereinafter referred to as a "Superior Proposal"), (B) the Savannah Board determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties, (C) prior to providing any information or data to any person or entity in connection with a Superior Proposal, the Savannah Board receives from such person or entity an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement, dated August 26, 1997, between Savannah Foods and Imperial Holly and (D) prior to providing any information or data to or entering into discussions or negotiations with any person or entity, the Savannah Board notifies Imperial Holly promptly of the inquiries, proposals or offers received by, the information requested from, or the discussions or negotiations sought to be initiated or continued with, Savannah Foods or any subsidiary, indicating the name of such person or entity and the terms and conditions of any proposals or offers. Savannah Foods also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

     INDEMNIFICATION OF DIRECTORS. As provided in the Merger Agreement, Imperial Holly will maintain all rights of indemnification existing in favor of, and indemnify, each Indemnified Party to the fullest extent permitted under applicable law against all losses and claims arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or fiduciary of Savannah Foods. Under the Merger Agreement, all rights to indemnification existing in favor of the Indemnified Parties as provided in the Savannah Bylaws with respect to matters occurring through the Effective Time will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time. In the event any claim, action, suit, proceeding or investigation (a "Claim") is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, the Indemnified Parties have certain rights with respect to retention of counsel, payment of fees and expenses and assistance in the defense of any Claim (provided that Imperial Holly will not be liable for any settlement of any Claim effected without its written consent).

     For a period of six years after the Effective Time, Imperial Holly will cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by Savannah Foods (provided that Imperial Holly may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time. However, Imperial Holly is not required to expend more than an amount per year equal to 200% of current annual premiums paid by Savannah Foods for such insurance.

     SAVANNAH FOODS' RIGHTS AGREEMENT. The Savannah Board has taken further action necessary to render the preferred stock purchase rights under Savannah Foods' Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, to terminate Savannah Foods' Rights Agreement as of the Effective Time and to ensure that Imperial Holly and IHK Sub will not have any obligations in connection with the Savannah Foods' Rights Agreement or such related purchase rights.

     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. In addition to the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the stockholders of Savannah Foods in accordance with the DGCL and the Savannah Charter and the approval of the issuance of the shares of Imperial Common Stock pursuant to the Merger by the affirmative vote of the shareholders of Imperial Holly in accordance with the applicable rules and regulations of the American Stock Exchange, the obligations of Savannah Foods, Imperial Holly and IHK Sub to consummate the Merger are subject to the following conditions: (i) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated (which waiting period expired on October 2, 1997); (ii) the absence of any law, rule, regulation or other order by any governmental entity which would have the effect of restraining or making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the Registration Statement will have been declared effective, (which occurred on November 19, 1997), and the absence of a stop order suspending such effectiveness; (iv) the shares of

Imperial Common Stock to be issued in the Merger and pursuant to options assumed by Imperial Holly shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance; and (v) IHK Sub will have purchased a majority of shares of Savannah Common Stock pursuant to the Offer (which occurred on October 24, 1997).

     TERMINATION. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby in certain cases including the following which are applicable:

        (i) by mutual written consent of Imperial Holly and Savannah Foods; or

          (ii) by Imperial Holly or Savannah Foods if the Effective Time has not occurred on or before May 31, 1998; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

          (iii) by either Imperial Holly or Savannah Foods, if any court of competent jurisdiction in the United States or other governmental entity, based otherwise than on any antitrust law, (A) shall have issued an order, decree, judgment, injunction, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, judgment, injunction, ruling or other action shall have become final and nonappealable or (B) shall have failed to issue an order, decree, judgment, injunction, ruling or other action or to take any other action necessary to fulfill the conditions to the closing of the Merger and such denial of a request to issue such order, decree, judgment, injunction, ruling or other action or take such other action shall have become final and nonappealable; or

          (iv) (A) by either Imperial Holly or Savannah Foods, if the Merger Agreement and the transactions contemplated thereby shall fail to receive the requisite vote for approval and adoption at the Savannah Meeting or (B) by Savannah Foods, if the issuance of the shares of Imperial Common Stock as part of the Merger shall fail to receive the requisite vote for approval at the Imperial Meeting.

     FEES AND EXPENSES. The Merger Agreement provides that except as set forth therein, all expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Savannah Foods and Imperial Holly each will pay one-half of all expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement/ Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus.

     TERMINATION FEES. The Merger Agreement provides that if (i) Imperial Holly or Savannah Foods terminates the Merger Agreement due to the failure of Savannah Foods stockholders to approve and adopt the Merger Agreement and (ii) at the time of such failure to so approve and adopt the Merger Agreement there shall exist an Acquisition Proposal with respect to Savannah Foods and, within 12 months of the termination of the Merger Agreement, Savannah Foods enters into a definitive agreement with any third party with respect to an Acquisition Proposal with respect to Savannah Foods, then Savannah Foods shall pay to Imperial Holly an amount equal to $8 million.

     AMENDMENT. The Merger Agreement provides that it may be amended (by an instrument in writing signed by the parties thereto) by the parties thereto by action by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Savannah Foods, no amendment may be made which would reduce the amount or change the type of consideration payable in the Merger.

OTHER AGREEMENTS

     SAVANNAH FOODS STOCKHOLDERS AGREEMENT. As a condition and inducement to entering into the Merger Agreement, Imperial Holly and IHK Sub required that substantially all of the directors and executive officers of Savannah Foods enter into a stockholders agreement, dated September 12, 1997. Pursuant to such agreement, each such stockholder agreed to tender all shares of Savannah Common Stock owned by such stockholder into the Offer prior to the expiration of the Offer and not to withdraw any shares of Savannah Common Stock so tendered so long as the per share price is not less than $20.25 in cash net to the seller.

     IMPERIAL HOLLY PROXY AGREEMENTS. As a condition and inducement to entering into the Merger Agreement, Savannah Foods required that certain stockholders of Imperial Holly, holding approximately 66.3% of the issued and outstanding shares of Imperial Common Stock, enter into proxy agreements granting Savannah Foods,
R. Eugene Cartledge and William W. Sprague III proxies to vote all of such shares of Imperial Common Stock in favor of the Imperial Proposal.

                               PLAN OF FINANCING

     In order to (i) finance the cash consideration to be paid to Savannah Foods stockholders in the Offer and the Merger, (ii) refinance certain indebtedness of Imperial Holly and Savannah Foods and purchase the Senior Notes tendered in the Debt Tender Offer, (iii) pay fees and expenses related to the Offer and the Merger and (iv) provide working capital to Imperial Holly, Imperial Holly will replace its and Savannah Foods' existing credit facilities with the credit facilities described below pursuant to the Financing Commitment Letter.

     TENDER CREDIT FACILITY. In order to finance the Offer, to repay approximately $121 million of indebtedness of Imperial Holly (including the purchase of the Senior Notes in the Debt Tender Offer) and certain related expenses and to provide for Imperial Holly's working capital needs pending the closing of the Merger, Imperial Holly has entered into the Tender Credit Facility in an amount of up to $505 million. The Tender Credit Facility is comprised of a term loan facility in the amount of $292 million and a revolving credit facility in the amount of $210 million. The Tender Credit Facility is guaranteed by each of Imperial Holly's direct and indirect subsidiaries (other than Savannah Foods and its subsidiaries), and is secured by substantially all the assets of Imperial Holly and each of such guarantors. The term loan will be repayable on the earlier of (i) the date of the closing of the Merger and (ii) January 15, 1998 (the "Maturity Date"). The revolving credit facility, approximately $128.4 million of which was outstanding on November 14, 1997, will be available on a revolving basis to refinance certain existing indebtedness and will mature on the Maturity Date. The Tender Credit Facility will bear interest, at Imperial Holly's election, at either (i) the highest of (A) the prime rate of the administrative agent selected in the syndication process, (B) the secondary market rate for certificates of deposit plus 1%, or (C) the federal funds effective rate plus 0.50% (the "Base Rate"), in each case plus a margin of 1.50% or (ii) the rate for Eurodollar deposits in the interbank Eurodollar market (the "Eurodollar Rate") plus a margin of 2.50%.

     SENIOR CREDIT FACILITY. In connection with the consummation of the Merger, the Tender Credit Facility will be replaced by the Senior Credit Facility arranged by LCPI. The Senior Credit Facility will be comprised of either (i) senior credit facilities of up to $455 million (the "Alternative A Senior Credit Facility"), comprised of term loan facilities aggregating not more than $255 million (the "Alternative A Term Loans") and a $200 million revolving credit facility (the "Alternative A Revolver"), which will be implemented in conjunction with the issuance of $250 million in proceeds of Senior Subordinated Notes or (ii) in the event the Senior Subordinated Notes are not issued and sold as of the date of the consummation of the Merger, senior credit facilities of up to $705 million (the "Alternative B Senior Credit Facility") comprised of term loan facilities aggregating not more than $505 million (the "Alternative B Term Loans") and a $200 million revolving credit facility (the "Alternative B Revolver"). The proceeds of the Senior Credit Facility will provide the financing necessary to repay amounts owing under the Tender Credit Facility, to provide a portion of the Cash Consideration payable upon consummation of the Merger and certain expenses related to the Merger, and to provide financing for future working capital and other general corporate purposes. The Senior Credit Facility will be guaranteed by each of Imperial Holly's direct and indirect subsidiaries, including Savannah Foods and its subsidiaries, and will be secured by substantially all the assets of Imperial Holly and each of the guarantors.

     The Alternative A Term Loans will be available for one drawing on the date of the closing of the Merger, and will consist of two tranches. The two tranches, in the aggregate principal amounts of $150 million and $105 million, respectively, will fully amortize over a period of six and eight years, respectively. The Alternative A Revolver will be available on a revolving basis during the period commencing on the date of the closing of the Merger and ending on the date that is five years after the date of the closing of the Merger. The Alternative A Revolver and the Alternative A Term Loans will bear interest, at Imperial Holly's election, at either the Base Rate plus a margin ranging from 0.25% to 1.00% or the Eurodollar Rate plus a margin ranging from 1.25% to 2.00%.

     The Alternative B Term Loans will be available for one drawing on the date of the closing of the Merger, and will consist of four tranches. The four tranches, in the aggregate principal amounts of $150 million, $127.5 million, $127.5 million and $100 million, respectively, will fully amortize over periods of five, six, seven and eight years, respectively. The Alternative B Revolver will be available on a revolving basis during the period commencing on the date of the closing of the Merger and ending on the date that is five years after the date of the closing of the Merger. The Alternative B Revolver and the Alternative B Term Loans will bear interest, at Imperial Holly's election, at either the Base Rate plus a margin ranging from 0.75% to 2.50% or the Eurodollar Rate plus a margin ranging from 1.75% to 3.50%.

     Although LCPI anticipates that it may syndicate all or a portion of the Tender Credit Facility and the Senior Credit Facility to other lenders, the Financing Commitment Letter provides that LCPI will, subject to customary conditions, underwrite the entire amount of the Tender Credit Facility and the Senior Credit Facility.

     SENIOR SUBORDINATED NOTES. Imperial Holly intends to issue the Senior Subordinated Notes in an aggregate principal amount of approximately $250 million at or prior to the time of the consummation of the Merger in a private placement exempt from registration pursuant to Rule 144A under the Securities Act. In the event the offering of the Senior Subordinated Notes is not consummated on or prior to the consummation of the Merger, pursuant to the Financing Commitment Letter, LCPI has agreed to increase the amount of the Senior Credit Facility in the aggregate amount of $250 million.

     The Senior Subordinated Notes will be general unsecured obligations of Imperial Holly and guaranteed by the direct and indirect existing and future subsidiaries of Imperial Holly and Savannah Foods. The Senior Subordinated Notes and such guarantees will be subordinated to the obligations of Imperial Holly and its subsidiaries under the Senior Credit Facility, other borrowed money, capital lease and certain other obligations of Imperial Holly and its subsidiaries.

     The indenture under which the Senior Subordinated Notes will be issued will limit the ability of Imperial Holly and its subsidiaries to make dividends or distributions on their stock, prepay subordinated debt and make certain restricted investments. The indenture also will limit the ability of Imperial Holly and its subsidiaries to incur other indebtedness or issue preferred stock, create liens other than certain permitted liens, merge, consolidate or sell its assets with certain exceptions, guarantee certain other indebtedness, enter into certain transactions with affiliates and sale and leaseback transactions, issue other senior subordinated debt, change its business, consent and enter into certain other transactions. In the event of a change of control or certain asset sales, Imperial Holly may be required, at the option of the holders of the Senior Subordinated Notes, to repurchase all or a part of the Senior Subordinated Notes, subject to the limitations set forth in the indenture.

     EQUITY FINANCING. Imperial Holly has entered into an agreement to sell shares of Imperial Common Stock to the H. Kempner Trust Association concurrently with the consummation of the Merger for an aggregate consideration of $5 million at a purchase price equal to the lesser of $14.50 per share and the per share price of Imperial Common Stock used to determine the Stock Consideration.

                               DEBT TENDER OFFER

     On October 16, 1997, Imperial Holly successfully completed a tender offer (the "Debt Tender Offer") and solicitation of consents for its 8 3/8% Senior Notes due 1999 (the "Senior Notes"). Pursuant to the terms of the solicitation of consents, Imperial Holly amended the indenture under which the Senior Notes were issued to remove certain restrictive covenants. Pursuant to the Debt Tender Offer, approximately $75.4 million of the $81.2 million total outstanding principal amount of the Senior Notes was tendered to and paid for by Imperial Holly.

                             GOVERNMENT REGULATION

REGULATORY APPROVALS

     The Offer and the Merger are subject to the requirements of the HSR Act and the regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"). The HSR Act requires, among other things, that certain information regarding the Offer and the Merger be furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and that certain waiting period requirements be satisfied before the Merger can be consummated. Pursuant to the HSR Act, on September 17, 1997, Imperial Holly filed a Premerger Notification and Report Form in connection with the purchase of shares of Savannah Common Stock pursuant to the Offer with the FTC and the Antitrust Division. Imperial Holly received no request from the FTC for additional information with respect to the Offer or the Merger within fifteen days of such filing. Accordingly, Imperial Holly has satisfied all filing and waiting period requirements under the HSR Act with respect to the Offer and the Merger.

REGULATION OF SUGAR INDUSTRY

     Federal government programs, in the form of legislative or regulatory action, have existed to support the price of domestic crops of sugar beets and sugarcane almost continually since 1934. The principal legislation affecting the domestic sugar industry is the Federal Agricultural Improvement and Reform Act of 1996 (the "Farm Bill"), which became effective July 1, 1996 and extended the sugar price support program for sugarcane and sugar beets until June 30, 2003.

     CCC LOANS. Pursuant to the Farm Bill, the Commodity Credit Corporation ("CCC") is obligated annually to make loans available to domestic sugar processors on existing sugar inventories from the current crop year production at 18.0 cents per pound of raw cane sugar and 22.9 cents per pound of refined beet sugar (subject to a limited right of reduction by the USDA). CCC loans under the Farm Bill are recourse loans unless the tariff rate quota for import sugar is set at a level in excess of 1.5 million short tons raw value ("STRV"). If the tariff rate quota exceeds 1.5 million STRV, CCC loans will become non-recourse and processors will be obligated to pay participating growers a predetermined minimum support price. If the tariff rate quota is below 1.5 million STRV and the collateral for the loan is inadequate to cover the loan amount, the USDA may proceed against the processor for the difference between the loan amount and the proceeds from the sale of the forfeited sugar. Additionally, a processor will be penalized approximately one cent per pound for each pound of sugar forfeited. Although Imperial Holly does not currently utilize this program, it has in the past and may do so again in the future.

     TARIFF RATE QUOTA. Under the Farm Bill, the USDA utilizes the import quota and the forfeiture penalty to affect sugar price supports and prevent forfeitures under the CCC loan program. The USDA annually implements a tariff-rate quota for foreign sugar, which has the effect of limiting the total available supply of sugar in the United States. The tariff-rate quota controls the supply of sugar by setting a punitive tariff on all sugar imported for domestic consumption that exceeds the determined permitted imported quantity and is designed to make the importation of the excess sugar uneconomical. To the extent a processor sells refined sugar for export from the United States, it is entitled to import an equivalent quantity of non-quota eligible foreign raw sugar. The tariff-rate quota for sugar to be allowed entry into the United States during the year ended September 30, 1997 was 2.3 million STRV; for the year ended September 30, 1998 the tariff-rate quota is expected to be 2.0 million STRV. The USDA manages the tariff-rate quota by targeting an ending stocks-to-use ratio. Based on an estimate of the upcoming beet crop, the USDA has announced the above quota amount, which brought the estimated ending stocks-to-use ratio to 14.6%. A portion of the quota will be made available immediately with separate allocations made available periodically depending upon adjustments to estimated supply and demand.

     NAFTA. The North American Free Trade Agreement ("NAFTA") contains provisions that allow Mexico to increase its sugar exports to the United States if Mexico is projected to produce a net surplus of sugar. The terms of NAFTA restrict Mexico's exports, which may be in the form of raw or refined sugar, to the United States to no more than 25,000 STRV annually until the year 2000. Mexico's exports to the United States will be increased in the event Mexico produced a sugar surplus for two consecutive years prior to the year 2000 or at any time thereafter. The Company's management believes that increased importation of raw sugar from Mexico would benefit the Company thereafter because the proximity of its Sugar Land, Texas refinery to Mexico would allow the Company to import raw sugar more efficiently than its competition. However, if imports are in the form of refined cane sugar, the domestic refined sugar market may be adversely affected.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash or shares of Imperial Common Stock by Savannah Foods Stockholders pursuant to the Offer and the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of shares of Savannah Common Stock will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the shares of Savannah Common Stock converted to cash and shares of Imperial Common Stock in the Merger and the amount of cash and the value of the shares of Imperial Common Stock, determined as of the Effective Time, received therefor. Gain or loss must be determined separately for each block of shares of Savannah Common Stock (i.e., shares acquired at the same cost in a single transaction) converted to cash or shares of Imperial Common Stock in the Merger. Such gain or loss will be capital gain or loss and will be (a) long-term capital gain or loss if the beneficial owner held the shares of Savannah Common Stock for more than 18 months, (b) mid-term capital gain or loss if the beneficial owner held the shares of Savannah Common Stock more than 12 months but not more than 18 months as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger) or (c) short-term capital gain, if the beneficial owner held the shares of Savannah Common Stock for 12 months or less. Long-term capital gain of individuals currently is taxed at a maximum rate of 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%. Short-term capital gain of individuals is currently taxed at the tax rate for ordinary income.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SAVANNAH COMMON STOCK SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

             MARKET PRICE AND DIVIDEND DATA; STOCK EXCHANGE LISTING

     Savannah Common Stock is listed for trading under the symbol "SFI" on the NYSE. Imperial Common Stock is listed for trading under the symbol "IHK" on the AMEX. The following table sets forth, for the calendar quarters indicated, the high and low closing sales price per share and the dividends paid. All prices set forth below are as reported in published financial sources:

                                                   SAVANNAH COMMON STOCK   IMPERIAL COMMON STOCK
                                                   ---------------------   ---------------------
                CALENDAR QUARTER                   HIGH   LOW   DIVIDEND   HIGH   LOW   DIVIDEND
                ----------------                   ----   ---   --------   ----   ---   --------
1995
First Quarter....................................  $143/8 $101/2 $ 0.135   $10    $ 83/8  $0.04
Second Quarter...................................   113/4   91/8   0.025     93/8   83/4   0.04
Third Quarter....................................   135/8  101/2   0.025     93/16   77/8     --
Fourth Quarter...................................   137/8  113/8   0.025     83/8   53/4     --
1996
First Quarter....................................  $127/8 $105/8 $ 0.025   $ 95/8 $ 53/8  $  --
Second Quarter...................................   131/2  103/4   0.025    121/2   75/8     --
Third Quarter....................................   14     113/8   0.025    163/8  113/8     --
Fourth Quarter...................................   165/8  131/4   0.025    16     145/8     --
1997
First Quarter....................................  $151/4 $127/8 $ 0.025   $151/4 $101/2  $  --
Second Quarter...................................   173/4  121/2  0.0375    127/8   915/16     --
Third Quarter....................................   191/16  131/16  0.0375  153/4  1111/16   0.03
Fourth Quarter (through November 17).............   193/8  17        --(1)  141/4  1013/16     --(1)

---------------

(1) On October 24, 1997, Savannah Foods declared a dividend of $0.0375 per share to stockholders of record as of December 5, 1997, payable on December 26, 1997. On October 31, 1997, Imperial Holly declared a dividend of $0.03 per share to stockholders of record as of November 11, 1997, payable on November 19, 1997.

     On August 25, 1997, the last trading day prior to the date Savannah Foods first publicly announced it had received an acquisition proposal from Imperial Holly, the closing sales prices of Savannah Common Stock and Imperial Common Stock, as reported on the NYSE Composite Tape and the AMEX Composite Tape, were $14 15/16 and $14 1/2, respectively. On September 11, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing sales prices of Savannah Common Stock and Imperial Common Stock, as reported on the NYSE Composite Tape and the AMEX Composite Tape, were $18 1/16 and $14 9/16, respectively. On November 17, 1997, the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus, the last sales prices per share of Savannah Common Stock and Imperial Common Stock, as reported on the NYSE Composite Tape and the AMEX Composite Tape, were $17 3/8 and $11 5/16, respectively.

     Savannah Foods and Imperial Holly have agreed to use commercially reasonable efforts to cause the shares of Imperial Common Stock issued in the Merger to be listed for trading on the AMEX. At the effective time of the Merger, the Savannah Common Stock will cease trading and be delisted from the NYSE.

                       STOCKHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Section 262 of the DGCL ("Section 262"), any Savannah Foods stockholders who do not vote for the Savannah Proposal may dissent from the Merger and elect to have the fair value of such stockholder's shares of Savannah Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is set forth in its entirety as Annex D to this Joint Proxy Statement/Prospectus, and any future amendments thereto.

     Imperial Holly stockholders will not have the right to an appraisal of the value of their shares in connection with the Merger under the provisions of the TBCA.

     Any Savannah Foods stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex D to this Joint Proxy Statement/Prospectus because failure to comply with the procedures specified in Section 262 in a proper and timely fashion will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Savannah Common Stock, Savannah Foods recommends that Savannah Foods stockholders who consider exercising such rights seek the advice of counsel.

     Any holder of Savannah Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 must satisfy each of the following conditions:

          (i) Such stockholder must deliver to Savannah Foods a written demand for appraisal of such stockholder's shares of the Savannah Common Stock before the vote on the Savannah Proposal at the Savannah Special Meeting. Savannah Foods stockholders should forward demands for appraisal to Savannah Foods & Industries, Inc., 2 East Bryan Street, Savannah, Georgia 31401 Attention: Secretary. Written demands for appraisal must be in addition to and separate from any vote against the Savannah Proposal; merely voting against, abstaining from voting or failing to vote in favor of approval and adoption of the Savannah Proposal will not constitute a demand for appraisal within the meaning of Section 262.

          (ii) Such stockholder must not vote for approval and adoption of the Savannah Proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of such stockholder's shares of Savannah Common Stock must, as one of the procedural steps involved in such perfection, either (A) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Savannah Proposal or (B) check either the "Against" or "Abstain" box next to the Savannah Proposal on the Savannah Foods proxy card or vote in person against the Savannah Proposal or register in person an abstention with respect thereto.

          (iii) Such stockholder must continuously hold their shares of Savannah Common Stock from the date of making their demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Savannah Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

     A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's stock certificates and should specify the stockholder's name and mailing address, the number of shares of Savannah Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's Savannah Common Stock. However, such demand will be sufficient if it reasonably informs Savannah Foods of the stockholder's identity and intent to demand the appraisal of his shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Savannah Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record;

however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand for appraisal, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Savannah Common Stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Savannah Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Savannah Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Savannah Common Stock held in the name of the record owner. Holders of shares of Savannah Common Stock who hold their shares in brokerage accounts or nominee form and who wish to exercise appraisal rights are urged to consult promptly with their broker or nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker or nominee.

     Within ten days after the Effective Time, Imperial Holly must give written notice that the Merger has become effective to each stockholder who has filed a written demand meeting the requirements of Section 262. Within 120 days after the Effective Time, but not thereafter, either Imperial Holly or any former Savannah Foods stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Savannah Common Stock held by all dissenting stockholders of Savannah Foods. Imperial Holly does not presently intend to file such a petition, and Savannah Foods stockholders seeking to exercise appraisal rights should not assume that Imperial Holly will file such petition or that Imperial Holly will initiate any negotiations with respect to the fair value of such shares. Accordingly, Savannah Foods stockholders who desire to have their shares appraised should initiate any petition necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Since Imperial Holly does not have an obligation to file such a petition, the failure of a Savannah Foods stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

     Within 120 days after the effective time of the Merger, any Savannah Foods stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Savannah Foods, upon written request, a statement setting forth the aggregate number of shares seeking appraisal and the aggregate number of holders of such shares. Savannah Foods must mail such statement to the requesting stockholder within 10 days of receipt of such request or within ten days of the expiration of the period for delivery of demands for appraisal.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. SAVANNAH FOODS STOCKHOLDERS CONSIDERING SEEKING APPRAISAL WITH RESPECT TO THEIR SHARES OF SAVANNAH COMMON STOCK SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

     In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has discussed the factors that can be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." In Weinberger, the Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time) unless the demand is withdrawn or the appraisal rights are not perfected.

     At any time within 60 days after the Effective Time any stockholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Imperial Holly. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, or if such stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, such stockholder's rights to appraisal shall cease, and such stockholder's shares of Savannah Common Stock will be entitled to receive the Merger Consideration applicable thereto. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Imperial Holly a written withdrawal of such stockholder's demand for appraisal and acceptance of the terms of the Merger Agreement, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of Imperial Holly and (ii) no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A SAVANNAH FOODS STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS WITH RESPECT TO SHARES OF SAVANNAH COMMON STOCK. CONSEQUENTLY, ANY SAVANNAH FOODS STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                         PRO FORMA FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements give effect to the Offer and the Merger, using the purchase method of accounting for Imperial Holly's acquisition of Savannah Foods, after giving effect to the pro forma reclassifications and adjustments described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Imperial Holly and of Savannah Foods, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

     The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Offer, the Debt Tender Offer, the Debt Financing, the H. Kempner Trust Financing and the Merger as if each had occurred on September 30, 1997. The Unaudited Pro Forma Combined Condensed Statements of Earnings for the year ended March 31, 1997 and the six months ended September 30, 1997 and 1996 give effect to the Offer, the Debt Tender Offer, the Debt Financing, the H. Kempner Trust Financing and the Merger as if each had occurred at the beginning of the earliest period presented. Savannah Foods' results of operations, which are reported on a fiscal year ending on the Sunday closest to September 30, have been adjusted to a March 31 year end. The estimates of the fair value of Savannah Foods' assets and liabilities are based on valuations which are preliminary. Such valuations will be updated to the effective date of the Merger and may change from the amounts shown herein; however Imperial Holly and Savannah Foods do not expect such changes to be material. The unaudited pro forma combined condensed financial statements are intended for informational purposes and are not necessarily indicative of the future financial position or future results of the combined companies or of the financial position or the results of operations that would have actually occurred had the Merger been in effect as of the date or for the periods presented. The Unaudited Pro Forma Combined Condensed Statements of Earnings do not reflect any benefits from cost savings or revenue enhancements that are anticipated to result from the integration of operations of Imperial Holly and Savannah Foods. Such cost savings and revenue enhancements are discussed in Note 8 to the Unaudited Pro Forma Combined Condensed Statements of Earnings.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1997

                                                   HISTORICAL
                                           --------------------------
                                            IMPERIAL       SAVANNAH        PRO FORMA          PRO FORMA
                                             HOLLY          FOODS         ADJUSTMENTS         COMBINED
                                           ----------    ------------    -------------      -------------
                                           (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net sales................................    $752,595      $1,170,729       $     --          $ 1,923,324
Cost of sales............................     651,677       1,031,475           (944)(1)        1,682,208
Selling, general and administrative......      57,722          56,255             --              113,977
Depreciation & amortization..............      14,773          25,771          9,328(2)            47,156
                                                                              (2,716)(3)
Impairment of long-lived assets..........          --          10,280             --               10,280
Cost of workforce reduction..............          --             723             --                  723
                                             --------      ----------       --------          -----------
          Operating income...............      28,423          46,225         (5,668)              68,980
Interest expense.........................      12,430           9,572         33,844(5)            55,846
Other (income) expense...................      (1,695)            285             --               (1,410)
                                             --------      ----------       --------          -----------
Income before income taxes...............      17,688          36,368        (39,512)              14,544
Income tax provision.....................       6,170          12,948        (11,310)(6)            7,808
                                             --------      ----------       --------          -----------
Income before extraordinary item.........    $ 11,518      $   23,420       $(28,202)         $     6,736
                                             ========      ==========       ========          ===========

Average shares outstanding...............                                                      12,576,489
Shares sold to H. Kempner Trust..........                                                         377,358(7)
Shares issued in Merger..................                                                      12,029,962(7)
                                                                                              -----------
Pro forma average shares outstanding.....                                                      24,983,809
                                                                                              ===========
Pro forma earnings per share.............                                                     $      0.27
                                                                                              ===========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997

                                                    HISTORICAL
                                            --------------------------
                                             IMPERIAL       SAVANNAH        PRO FORMA           PRO FORMA
                                               HOLLY          FOODS        ADJUSTMENTS           COMBINED
                                            -----------    -----------    --------------      --------------
                                             (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net sales.................................     $406,682       $612,229              --           $ 1,018,911
Cost of sales.............................      348,869        531,899            (308)(1)           880,460
Selling, general and administrative.......       30,668         30,711              --                61,379
Depreciation & amortization...............        6,786         11,329           4,664(2)             22,883
                                                                                   104(3)
Merger related costs......................           --         13,394         (13,394)(4)                --
                                               --------       --------        --------           -----------
          Operating income................       20,359         24,896           8,934                54,189
Interest expense..........................        5,301          2,968          17,262(5)             25,531
Other (income) expense....................         (735)          (294)             --                (1,029)
                                               --------       --------        --------           -----------
Income before income taxes................       15,793         22,222          (8,328)               29,687
Income tax provision......................        5,842          8,118          (1,431)(6)            12,529
                                               --------       --------        --------           -----------
Income before extraordinary item..........     $  9,951       $ 14,104        $ (6,897)          $    17,158
                                               ========       ========        ========           ===========

Average shares outstanding................                                                        14,247,193
Shares sold to H. Kempner Trust...........                                                           377,358(7)
Shares issued in Merger...................                                                        12,029,962(7)
                                                                                                 -----------
Pro forma average shares outstanding......                                                        26,654,513
                                                                                                 ===========
Pro forma earnings per share..............                                                       $      0.64
                                                                                                 ===========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996

                                                    HISTORICAL
                                            --------------------------
                                             IMPERIAL       SAVANNAH        PRO FORMA           PRO FORMA
                                               HOLLY          FOODS        ADJUSTMENTS           COMBINED
                                            -----------    -----------    --------------      --------------
                                             (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net sales.................................     $393,955       $591,119        $     --           $   985,074
Cost of sales.............................      341,157        525,872            (636)(1)           866,393
Selling, general and administrative.......       29,057         27,116              --                56,173
Depreciation & amortization...............        7,293         13,665           4,664(2)             24,618
                                                                                (1,004)(3)
Cost of workforce reduction...............           --            723              --                   723
Impairment of long-lived assets...........           --         10,280              --                10,280
                                               --------       --------        --------           -----------
          Operating income................       16,448         13,463          (3,024)               26,887
Interest expense..........................        6,337          5,690          16,765(5)             28,792
Other (income) expense....................       (1,046)           400              --                  (646)
                                               --------       --------        --------           -----------
Income before income taxes................       11,157          7,373         (19,789)               (1,259)
Income tax provision......................        4,080          1,930          (5,667)(6)               343
                                               --------       --------        --------           -----------
Income before extraordinary item..........     $  7,077       $  5,443        $(14,122)          $    (1,602)
                                               ========       ========        ========           ===========

Average shares outstanding................                                                        11,009,476
Shares sold to H. Kempner Trust...........                                                           377,358(7)
Shares issued in Merger...................                                                        12,029,962(7)
                                                                                                 -----------
Pro forma average shares outstanding......                                                        23,416,796
                                                                                                 ===========
Pro forma earnings per share..............                                                             (0.07)
                                                                                                 ===========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS FOR THE YEAR ENDED MARCH 31, 1997 AND THE SIX MONTHS ENDED SEPTEMBER 30, 1997
                                    AND 1996

(1) Represents the adjustment of pension and other employee benefit costs due to elimination of the amortization of deferred gains and losses on a purchase accounting basis.

(2) Represents the amortization of goodwill and brand related intangibles over 40 years and debt issuance costs related to the Debt Financing over the terms of the respective loans.

(3) Represents the adjustment in depreciation due to the step-up of Savannah Foods' property, plant and equipment to fair value. Pro forma depreciation is calculated on the straight-line method over estimated useful lives of eight to 37 years for real property improvements and five to ten years for machinery and equipment.

(4) Represents elimination of the charge for costs related to the Merger recognized in the Savannah Foods historical financial results.

(5) Represents additional interest under the Alternative A Senior Credit Facility. Interest rates on the Alternative A Senior Credit Facility are assumed to be:

                                                                   SIX MONTHS
                                                                      ENDED
                                                    YEAR ENDED    SEPTEMBER 30,
                                                     MARCH 31,    -------------
                                                       1997       1997     1996
                                                    -----------   ----     ----
Six-year Senior Secured Loan......................     7.31%      7.44%    7.23%
Eight-year Senior Secured Loan....................     7.56       7.69     7.48
Ten-year Senior Subordinated Notes................     9.32       9.32     9.32
Revolving Credit Facility.........................     7.31       7.44     7.23

     If interest rates were 1/8% higher during the periods, pro forma interest expense on variable rate debt for the year ended March 31, 1997 and the six months ended September 30, 1997 and 1996 would have increased $338,000, $173,000 and $165,000, respectively.

(6) Represents the tax effect of the adjustments above, excluding amortization of goodwill and brand related intangibles, based on the statutory rate in effect for the periods shown.

(7) Represents the additional shares issued in the Merger and the H. Kempner Trust Financing, assuming the Closing Price of Imperial Common Stock is $13.25. If the Closing Price were assumed to be $17.25, the number of additional shares issued in the Merger and the H. Kempner Trust Financing would be 9,585,234, and pro forma earnings per share would be $0.30, $0.72 and $(0.08) for the year ended March 31, 1997 and the six months ended September 30, 1997 and 1996, respectively.

(8) The Unaudited Pro Forma Combined Condensed Statements of Earnings do not give any effect to the costs savings and revenue enhancements which Imperial Holly expects will result from integrating the operations of the companies after the Merger. Management expects to begin to realize such cost savings and revenue enhancements in the fiscal year ending September 30, 1998. The full annual impact of such cost savings and revenue enhancements is expected to be achieved in the fiscal year ending September 30, 1999, and is preliminarily estimated to include the following (in millions of dollars):

Reduction of administrative costs resulting from elimination of duplicate functions....................................  $13.5
Reduction of freight and distribution costs resulting from
  more efficient sourcing of customer orders................    7.0
Reductions in costs resulting from refocused selling,
  marketing and promotion expense...........................    7.5
Reduction of costs resulting from optimizing the operating
  schedules of the combined production facilities...........    5.0
Reduction of costs of procuring operating and packaging
  supplies of the combined production facilities............    7.0
                                                              -----
          Total.............................................  $40.0
                                                              =====

    Additionally, Imperial Holly believes, based upon preliminary analysis, that there are potential opportunities to achieve improved operating results by expanding the distribution of high value added products to each companies respective markets, to expand sugar beet acreage supplying Savannah Foods' sugar beet processing plants and to achieve reductions in working capital by negotiating new arrangements with suppliers.

                UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 SEPTEMBER 30, 1997

                                                 HISTORICAL
                                            ---------------------
                                            IMPERIAL    SAVANNAH      PRO FORMA         PRO FORMA
                                             HOLLY        FOODS      ADJUSTMENTS         COMBINED
                                            --------    ---------    ------------       ----------
                                                        (IN THOUSANDS OF DOLLARS)
Cash......................................  $  9,354     $ 14,677      $      --        $   24,031
Marketable securities.....................    55,883           --             --            55,883
Accounts receivable.......................    62,158       68,635             --           130,793
Inventories...............................   127,375       90,908          9,949(1)        228,232
Manufacturing costs prior to production...    22,357           --         16,747(2)         39,104
Prepaid expenses..........................     5,448        6,175             --            11,623
                                            --------     --------      ---------        ----------
          Total current assets............   282,575      180,395         26,696           489,666
Notes receivable & other investments......    13,250           --             --            13,250
Property, plant & equipment -- net........   154,309      179,993         73,000(3)        407,302
Intangible assets.........................        --           --        302,954(4)        302,954
Investment in Savannah Foods..............     3,123           --         (3,123)(11)           --
Other assets..............................     4,642       38,683         (3,636)(5)        39,689
                                            --------     --------      ---------        ----------
          Total Assets....................  $457,899     $399,071      $ 395,891        $1,252,861
                                            ========     ========      =========        ==========
Accounts payable..........................  $ 53,923     $ 55,756      $      --        $  109,679
Short-term borrowings.....................    43,091           --        (43,091)(7)            --
Current maturities of long-term debt......     1,173        7,824          5,600            14,597
Other current liabilities.................    54,525       23,644             --            78,169
                                            --------     --------      ---------        ----------
          Total current liabilities.......   152,712       87,224        (37,491)          202,445
Long-term debt............................    81,304       26,100        432,669(7)        540,073
Deferred taxes and other credits..........    30,924       69,058         33,086(6)        154,773
                                                                          21,705(8)
Common stock..............................    83,707       17,365        164,397(9)        271,485
                                                                          23,381(10)
                                                                         (17,365)(11)
Additional paid in capital................        --       43,639        (43,639)(11)           --
Retained earnings.........................    90,870      221,949       (221,949)(11)       89,084
                                                                          (1,786)(7)
Treasury stock............................        --      (15,849)        15,849(11)            --
Benefit Trust.............................        --      (46,875)        46,875(11)       (23,381)
                                                                         (23,381)(10)
Other equity..............................    18,382       (3,540)         3,540(11)        18,382
                                            --------     --------      ---------        ----------
          Total equity....................   192,959      216,689        (54,078)          355,570
                                            --------     --------      ---------        ----------
          Total...........................  $457,899     $399,071      $ 395,891        $1,252,861
                                            ========     ========      =========        ==========

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997

 (1) Represents the adjustment of Savannah Foods' finished goods inventories to net realizable value, less an allowance for a normal profit margin, and of raw material inventories to replacement cost.

 (2) Represents an adjustment to conform Savannah Foods' accounting policy for certain manufacturing costs incurred between processing periods which are necessary to prepare the factory for the next processing campaign, to that of Imperial Holly's.

 (3) Represents the adjustment to fair value of Savannah Foods' property, plant and equipment as follows (in thousands):

Land...............................................  $10,000
Real property improvements.........................   39,000
Machinery and equipment............................   24,000
                                                     -------
          Total....................................  $73,000
                                                     =======

 (4) Represents intangible assets including an estimate of the excess purchase price over the book value of Savannah Foods' net assets acquired ("Goodwill"), brand related intangibles and debt acquisition cost.

 (5) Represents the adjustment of other assets to fair value.

 (6) Represents the adjustment to fair value of pension and other employee benefit plan liabilities.

 (7) Represents the adjustment to reflect the borrowings under the Alternative A Senior Credit Facility to finance the cash consideration paid in the Offer and the Merger, to purchase the Senior Notes in the Debt Tender Offer and to pay related fees and expenses estimated at $24.4 million. (The cash consideration paid in the Offer, the amount required to repurchase the Senior Notes in the Debt Tender Offer and certain of such expenses were originally financed with borrowings under the Tender Credit Facility, which amounts were repaid with borrowings under the Senior Credit Facility).

 (8) Represents the net deferred tax effect of various adjustments to the Combined Condensed Balance Sheet.

 (9) Represents the issuance of Imperial Common Stock to Savannah Foods stockholders in the Merger, and sale of Imperial Common Stock in the H. Kempner Trust Financing, the proceeds of which were used to reduce the borrowing requirements.

(10) Represents the effect of transactions with the Benefit Trust as a result of the Offer, the Merger and the use of the Cash Consideration to repay the Benefit Trust Note and purchase additional shares of Imperial Common Stock.

(11) Represents the elimination of Savannah Foods' historical equity and Imperial Holly's costs of the acquisition capitalized at September 30, 1997.

                      SECURITY OWNERSHIP OF IMPERIAL HOLLY

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the ownership of Imperial Common Stock as of September 30, 1997 of each director of Imperial Holly, the chief executive officer and the four other most highly compensated executive officers of Imperial Holly, each person known to Imperial Holly to be the beneficial owner of 5% or more of Imperial Common Stock and all directors and executive officers of Imperial Holly as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Imperial Common Stock listed below.

                                                               BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK
                                                              -----------------------
                                                               NUMBER      PERCENTAGE
                            NAME                              OF SHARES     OF CLASS
                            ----                              ---------    ----------
Peter C. Carrothers(1)(2)...................................     39,902          *
John D. Curtin, Jr.(1)......................................      8,142          *
David J. Dilger(3)..........................................  3,800,000       26.6%
Edward O. Gaylord...........................................     18,942          *
Greencore Group plc.........................................  3,800,000       26.6%
  St. Stephen's Green House
  Earlsfort Terrace
  Dublin 2, Ireland
Gerald Grinstein............................................      2,466          *
Ann O. Hamilton(4)(5).......................................    361,307        2.5%
Roger W. Hill(1)(2).........................................     68,298          *
Harris L. Kempner, Jr.(6)(7)................................    456,944        3.2%
I. H. Kempner, III(6)(4)(1)(8)..............................    718,179        5.0%
  P. O. Box 25
  Sugar Land, Texas 77487-0025
James C. Kempner(6)(1)(2)(9)................................    539,159        3.8%
H. E. Lentz.................................................     19,142          *
Robert L. K. Lynch(4)(10)...................................    414,304        2.9%
Kevin C. O'Sullivan(3)......................................  3,800,000       26.6%
John A. Richmond(1)(2)......................................     30,903          *
Fayez Sarofim...............................................    681,142        4.8%
William F. Schwer(1)(2).....................................     45,258          *
Daniel K. Thorne(11)(4).....................................    695,718        4.9%
United States National Bank(12).............................  1,937,456       13.6%
  P. O. Box 179
  Galveston, Texas 77553
Harris K. Weston(6)(13).....................................  1,347,563        9.4%
  Dinsmore & Shohl
  1900 Chemed Center
  255 East 5th Street
  Cincinnati, Ohio 45202
All directors and executive officers as a group (20
  persons)(1)(2)............................................  3,088,660       21.6%

---------------

  * Percentage of shares of Imperial Common Stock beneficially owned does not exceed 1% of the class.

 (1) Includes shares subject to stock options exercisable within 60 days as follows: I. H. Kempner, III, 81,425 shares; Peter C. Carrothers, 21,250 shares; John D. Curtin, Jr., 750 shares; Roger W. Hill, 44,475 shares; James C. Kempner, 71,475 shares; William F. Schwer, 27,000 shares; and John
     A. Richmond 12,700 shares and all directors and executive officers as a group, 378,975 shares.

 (2) Includes restricted shares as follows: Mr. Carrothers, 14,792; Mr. Hill, 14,290; Mr. James C. Kempner, 23,052; Mr. Richmond, 10,466; Mr. Schwer, 14,792 and all executive officers as a group, 86,811 shares.

 (3) Includes the shares held by Greencore Group plc, of which Mr. Dilger is the Chief Executive Officer and a director and Mr. O'Sullivan is the Chief Financial Officer and a director. Messrs. Dilger and O'Sullivan disclaim beneficial ownership of such shares.

 (4) Includes 134,187 shares of Imperial Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Ms. Hamilton, Mr.
     I. H. Kempner, III, Mr. Lynch and Mr. Thorne share voting power and investment power as co-trustees along with other trustees.

 (5) Includes 49,072 shares of Imperial Common Stock owned by a testamentary trust as to which Mrs. Hamilton is successor trustee and has voting and investment power.

 (6) Includes 332,363 shares of Imperial Common Stock owned by the H. Kempner Trust Association, over which I. H. Kempner, III, James C. Kempner, Harris
     L. Kempner, Jr. and Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.

 (7) Includes 6,420 shares of Imperial Common Stock held by Mr. Kempner's wife, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.

 (8) Includes 4,443 shares of Imperial Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership.

 (9) Includes 6,750 shares of Imperial Common Stock owned by a trust of which Mr. Kempner is a beneficiary.

 (10) Includes 188,891 shares of Imperial Common Stock owned by a testamentary trust as to which Mr. Lynch is the income beneficiary and has a power of appointment. Mr. Lynch does not have voting or investment power with respect to such shares. Also includes 45,367 shares of Imperial Common Stock held by a revocable trust for the benefit of Mr. Lynch's sister of which Mr. Lynch is co-trustee and shares voting and investment power with two other co-trustees. Mr. Lynch disclaims beneficial ownership over the shares held in trust for his sister.

(11) Includes 327,142 shares of Imperial Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 166,947 shares owned by the Alan Pryce-Jones Trust, of which Mr. Thorne is a co-trustee and 18,722 shares owned by the Daniel K. Thorne Foundation of which Mr. Thorne is President. Also includes 875 shares owned by his wife of which Mr. Thorne disclaims beneficial ownership.

(12) Consists of 1,937,906 shares of Imperial Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, including the 188,891 shares listed in Note 12 but not including any shares that are held in nominee form for others. United States National Bank has sole voting power over 1,937,456 shares. The information given is based on a Statement on Form 4 filed by the stockholder with the Commission and other information furnished by the stockholder.

(13) Includes 2,700 shares of Imperial Common Stock held by Mr. Weston's wife and 46,800 shares of Imperial Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Imperial Common Stock owned by Mr. Weston as trustee for two trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Imperial Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.

                     DESCRIPTION OF IMPERIAL CAPITAL STOCK

     The following descriptions of certain provisions of the Imperial Charter and the Imperial Bylaws are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the Imperial Charter and Imperial Bylaws, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

     IMPERIAL COMMON STOCK. The Imperial Board is authorized to issue 50,000,000 shares of Imperial Common Stock. The holders of Imperial Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and, except as described below, a majority vote is required for all action to be taken by stockholders. Holders of Imperial Common Stock are entitled to such dividends as may be declared from time to time by the Imperial Board out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock of Imperial that may be issued, and subject to the dividend restrictions contained in the Debt Financing (which permit the payment of Imperial Holly's regular quarterly dividend). In the event of liquidation, dissolution or winding-up of Imperial Holly, the holders of Imperial Common Stock are entitled to share equally and ratably in the assets of Imperial Holly, if any, remaining after provision for payment of all debts and liabilities of Imperial Holly and satisfaction of the liquidation preference of any shares of preferred stock of Imperial Holly that may be outstanding. The holders of Imperial Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of Imperial Common Stock are fully paid and nonassessable.

     RIGHTS TO PURCHASE PREFERRED STOCK. On September 14, 1989, the Imperial Board declared a dividend of one right (a "Purchase Right") to record holders of Imperial Common Stock as of the close of business on September 25, 1989. The Purchase Rights will be issuable with respect to all shares of Imperial Common Stock issued after such record date but before the earlier of (i) ten days following a public announcement that a person or group of affiliate persons (an "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 25% or more of the outstanding shares of Imperial Common Stock as of the date of such announcement or (ii) ten business days following the announcement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

     Each Purchase Right entitles the registered holder to purchase from Imperial Holly a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value ("Series A Preferred Stock"), at a purchase price of $90 per unit, subject to adjustment, or under certain circumstances, the right to purchase shares of Imperial Common Stock at one-half their market price. The description and terms of the Purchase Rights are set forth in the Rights Agreement, dated September 14, 1989, as amended, as it may from time to time be supplemented and amended, between Imperial Holly and the Bank of New York, as rights agent. The Purchase Rights may have certain anti-takeover effects, including deterring someone from acquiring control of Imperial Holly in a manner or on terms not approved by the Imperial Board. The Purchase Rights should not interfere with any merger or other business combination approved by the Imperial Board.

     PREFERRED STOCK. Imperial Holly is authorized to issue 5,000,000 shares of preferred stock, without par value ("Imperial Preferred Stock"), of which 334,000 shares have been designated as Series A Preferred Stock and which may be issued in connection with exercise of Purchase Rights. No shares of Imperial Preferred Stock were outstanding at the date of this Joint Proxy Statement/Prospectus. The Imperial Board has the authority, without stockholder approval, to issue shares of Imperial Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Imperial Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Imperial Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Imperial Holly. Imperial Holly has no present plans for the issuance of Imperial Preferred Stock, other than the shares of Series A Preferred Stock issuable pursuant to Purchase Rights.

     Any shares of Series A Preferred Stock that may be issued upon the exercise of the Purchase Rights will be redeemable in whole or in part for cash in a per share amount equal to 100 times the market price of a share of Imperial Common Stock. The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared, a preferential quarterly dividend in an amount per share effectively equal to the greater of $8.00 per share or 100 times any cash dividend or other distribution declared on the Imperial Common Stock, in like kind. In the event of liquidation, the holder of the Series A Preferred Stock will be entitled to receive a liquidation payment per share in an amount effectively equal to the greater of $100 per share or 100 times the per share amount distributed to holders of Imperial Common Stock. In the event of any merger, consolidation or other transaction in which shares of Imperial Common Stock are exchanged, the holder of shares of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Imperial Common Stock. Holders of Series A Preferred Stock will have 100 votes per share of Series A Preferred Stock and, except as otherwise provided in the Imperial Charter or required by law, will vote together with holders of Imperial Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, Imperial Holly may not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with respect to the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on the Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (together with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of Imperial Holly.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Imperial Common Stock is the Bank of New York.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, holders of Savannah Common Stock who receive the Stock Consideration will become holders of Imperial Common Stock. Savannah Foods is a Delaware corporation and Imperial Holly is a Texas corporation. Following the Merger, the rights of all former holders of such Savannah Common Stock will be governed by the Imperial Charter, the Imperial Bylaws and the laws of Texas. The following is a summary comparison of the material differences between the rights of holders of Savannah Common Stock and holders of Imperial Common Stock and more particularly certain material differences between the Savannah Charter and the Imperial Charter, the Savannah Bylaws and the Imperial Bylaws and between certain provisions of the DGCL and the TBCA. This summary is qualified in its entirety by reference to the full text of such documents. For information on how to obtain copies of such documents, see "Available Information" and "Incorporation of Documents by Reference." Furthermore, the description of the differences between the DGCL and the TBCA is a summary only and does not purport to be a complete description of the differences between the corporation laws of Texas and Delaware.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

     Texas law generally requires that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless a corporation's charter provides otherwise. The Imperial Charter provides that certain business combinations (including mergers and sales of all or substantially all of the assets of Imperial Holly) involving a beneficial owner of at least 10% of the outstanding shares of Imperial Common Stock (a "Related Person") require the affirmative vote of 75% of the shares of capital stock entitled to vote generally in the election of directors of Imperial Holly and the affirmative vote of a majority of the capital stock entitled to vote generally in the election of directors not owned by the Related Person unless certain board approval requirements are met.

     Under Delaware law, all such transactions generally must be approved by the holders of at least a majority of all outstanding shares entitled, unless a corporation's charter requires the approval of a greater number of shares. The Savannah Charter provides that certain business combinations (including mergers and sales of all or substantially all of the assets of Savannah Foods) require the affirmative vote of at least 75% of the Voting Stock of Savannah Foods and the affirmative vote of a majority of the shares of capital stock entitled to vote generally in the election of directors and not owned by the acquiring person unless certain board approval requirements are met. The Merger Agreement has received such board approval.

STATUTORY ANTI-TAKEOVER PROVISIONS

     Part Thirteen of the TBCA ("Part Thirteen"), which became effective September 1, 1997, restricts certain transactions between a corporation organized under Texas law (or its majority owned subsidiaries) and any person holding 20% or more of a corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Affiliated Stockholder"). Part Thirteen generally prohibits a publicly-held Texas corporation from engaging in the following transactions with an Affiliated Stockholder (unless certain conditions are met), for a period of three years from the date the stockholder becomes an Affiliated Stockholder: (i) any merger, share exchange or conversion,
(ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of a corporation, (iii) issuances or transfers by a corporation of any stock of a corporation which would have the effect of increasing the Affiliated Stockholder's proportionate share of the stock of a corporation, (iv) the adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by or pursuant to any arrangement with Affiliated Stockholder, (v) any other transaction which has the effect of increasing the proportionate share of stock of a corporation which is owned by the Affiliated Stockholder and (vi) receipt by the Affiliated Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by a corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Affiliated Stockholder became an Affiliated Stockholder is approved by the board of directors of a corporation prior to the date such stockholder became an Affiliated Stockholder. Business combinations are also permitted within the three-year period if authorized at a meeting of stockholders called for that purpose within six months after such stockholder becomes an Affiliated Stockholder, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Affiliated Stockholder. Prior to December 31, 1997, a corporation has the option of electing to exclude itself from the coverage of Part Thirteen by amending its charter or Bylaws. After December 31, 1997, a corporation may, at its option, exclude itself from the coverage of Part Thirteen by amending its charter or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaws amendment will not become effective until 18 months after the date it is adopted and will not apply to any business combination with an Affiliated Stockholder who became such prior to the effective date of such amendment. Imperial Holly has not adopted such a charter or bylaw amendment.

     Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of such business combination, the board of directors of a corporation approved the transaction or business combination which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of a corporation outstanding at the time the transaction commenced, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or if such stockholder is an affiliate or associate, within three years, did own) 15% or more of a corporation's voting stock.

RESTRICTION ON PURCHASE OF SHARES OF COMMON STOCK

     The Imperial Charter provides that Imperial Holly shall not have the power to purchase or otherwise acquire for value, in any single transaction or series of related transactions occurring within a period of 12 months, shares of its capital stock representing in excess of 8% of any class, unless (i) the purchase or acquisition is approved by the holders of a majority of the shares of such class that will remain outstanding, (ii) the purchase or acquisition is in accordance with an offer made to the holders of all outstanding shares of such class, or
(iii) solely in the case of stock ranking prior to the Imperial Common Stock, such purchase is or acquisition is in accordance with mandatory redemption provisions expressly applicable to such stock. The Savannah Charter contains no such restriction.

MERGERS WITHOUT STOCKHOLDER APPROVAL

     Under Article 5.03 of the TBCA, unless a corporation's charter provides otherwise (the Imperial Charter does not), action by the stockholders of a corporation on a plan of merger will not be required if: (i) a corporation is the sole surviving corporation in the merger, (ii) a corporation's charter following the merger will not differ from the pre-merger charter, (iii) each stockholder of a corporation prior to the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger as such stockholder held prior to the merger, (iv) the voting power of the voting shares outstanding immediately after the merger, plus the voting power of the voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the voting shares outstanding immediately prior to the merger, (v) the number of participating shares outstanding immediately after the merger will not exceed by more than 20% the total number of participating shares outstanding immediately prior to the merger, (vi) the board of directors of a corporation adopts a resolution approving the plan of merger. Additionally, no vote of stockholders is required for the merger of a Texas corporation with a corporation in which it holds at least 90% of the outstanding shares of each class and series of capital stock of such corporation.

     Unless a corporation otherwise provides (the Savannah Charter does not) Delaware law permits a corporation to consummate a merger in which a corporation is the surviving entity without stockholder approval (and stockholders do not have the right to dissent from the merger and exercise appraisal rights) if (i) the merger does not result in an amendment to a corporation's charter, (ii) each share of stock of a corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the corporation after the merger, (iii) the shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued under such plan of merger do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the merger. Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation with a corporation in which it holds at least 90% of the outstanding shares of each class of such corporation.

APPRAISAL RIGHTS

     Article 5.11 of the TBCA provides for appraisal rights in the case of a plan or merger or exchange or a sale of all or substantially all of the corporation's assets where stockholder approval is required. However, no appraisal rights are available for a plan of merger or plan of exchange if (i) the shares of the corporation held by the stockholder are listed on a national securities exchange or held of record by at least 2,000 holders and (ii) the stockholder is not required to accept any consideration other than (A) shares of a corporation that will be listed on a national securities exchange or will be held of record by at least 2,000 holders and (B) cash in lieu of fractional shares.

     Section 262 of the DGCL provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Section 251(g) of the DGCL. There are also no appraisal rights for shares of stock listed on a national exchange or held of record by more than 2,000 holders, unless such stockholders would be required to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of another corporation listed on a national exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination thereof. Under Delaware law, unless otherwise provided by a corporation's charter (the Savannah Charter contains no such provision), stockholders are not entitled to appraisal rights upon a sale of all or substantially all of the assets of a corporation as they are under the TBCA.

AMENDMENTS TO CHARTERS

     Article 4.02 of the TBCA provides that an amendment to a corporation's charter must be approved by the board of directors and by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's charter provides otherwise. The Imperial Charter provides that the provisions of such charter with respect to business combinations with related persons may not be amended or repealed without the affirmative vote of at least 75% of the voting stock and the affirmative vote of a majority of the voting stock not beneficially owned by a related person.
Section 242 of the DGCL provides that an amendment to a corporation's charter must be approved by the board of directors and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote. The Savannah Charter provides that the provisions of such charter with respect to business combinations with related persons may not be amended or repealed without the affirmative vote of at least 75% of the voting stock.

PREFERRED STOCK PURCHASE RIGHTS

     Each share of Imperial Common Stock issued in connection with the Merger will include one Purchase Right. Each Purchase Right entitles the registered holder to purchase from Imperial Holly a unit consisting of one one-hundredth of a share of Series A Preferred Stock, at a purchase price of $90 per unit, subject to adjustment, or under certain circumstances, to purchase shares of Imperial Common Stock at one-half their market price. The Purchase Rights have the effect of making more difficult the acquisition of Imperial Holly by means of a tender offer, proxy contest or otherwise. See "Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock." Each share of Savannah Common Stock also included one right to purchase from Savannah Foods a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.50 per share, at a purchase price of $150 per unit, subject to adjustment, or under certain circumstances, to purchase shares of Savannah Common Stock at one-half their market price. As required by the Merger Agreement, the Savannah Board has taken all necessary action to render such preferred stock purchase rights inapplicable to the Offer or the Merger. See "The Merger Agreement -- Savannah Foods' Rights Agreement."

SPECIAL MEETINGS OF STOCKHOLDERS

     The Imperial Bylaws provide that a special meeting of the stockholders may be called by the board of directors, the chairman of the board of directors, the president or any vice president or secretary or any director or the holders of not less than 10% of shares outstanding and entitled to vote at such meeting. The Savannah Bylaws provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the president or by order of the board of directors.

CUMULATIVE VOTING

     Neither the Imperial Charter nor the Savannah Charter provide for cumulative voting in the election of directors.

PREEMPTIVE RIGHTS

     Article 2.22-1 of the TBCA states that stockholders of a corporation shall have preemptive rights, except to the extent limited or denied by the corporation's charter. The Imperial Charter explicitly provides that no stockholder of Imperial Holly shall have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares of any class of the corporation currently authorized or authorized in the future. The absence of preemptive rights increases Imperial Holly's flexibility to issue additional shares of Imperial Common Stock, or securities convertible to Imperial Common Stock, in connection with acquisitions, employee benefit plans and other purposes without affording Imperial Holly's stockholders a right to subscribe for their proportionate share of those additional securities. Unlike the TBCA, the DGCL does not affirmatively grant preemptive rights to stockholders of a corporation, and the Savannah Charter does not grant preemptive rights to Savannah Foods stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Article 9.10 of the TBCA provides that stockholders may act without a meeting only by the unanimous consent of all stockholders, unless the corporation's charter provides otherwise (the Imperial Charter contains no such provision). Section 228 of the DGCL provides that stockholders may act without a meeting by consent of the holders of the outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted, unless the corporation's charter provides otherwise (the Savannah Charter contains no such provision).

VACANCIES; NEWLY CREATED DIRECTORSHIPS

     Under Article 2.34 of the TBCA and the Imperial Bylaws, vacancies resulting from any increase in the number of directors may be filled by election at an annual or special meeting of the stockholders called for that purpose or by the affirmative vote of a majority of the remaining directors, though less than a quorum. However, any directorship filled by the board of directors by reason of an increase in the number of directors may be filled only until the next election of one or more directors by the stockholders and the board of directors may not fill more than two directorships created by reason of an increase in the number of directors during the period between any two successive annual meetings of stockholders.

     Section 223 of the DGCL and the Savannah Bylaws provide that vacancies and newly created directorships resulting from the any increase in the number of directors may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the charter (the Savannah Charter does not contain any such provision). Each director so chosen will hold office for the unexpired term of the director replaced, or in the case of directors chosen as a result of an increase in the number of directors will be elected for a term to be designated by the board of directors at the time of such election.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Imperial Charter and Bylaws provide that the number of directors of on the Imperial Board will be not less than nine nor more than 14 as fixed by resolution of the board of directors from time to time. The directors of Imperial Holly will be divided into three classes as nearly equal in number as possible serving staggered three-year terms such that approximately one-third of the Imperial Board is elected each year. The Savannah Bylaws provide that the number of directors on the Savannah Board will be not less than three nor more than 15 as fixed by resolution of the board of directors and such directors will be elected for three-year terms. The Savannah Bylaws do not provide for staggered terms. In addition, the Savannah Bylaws provide that no person will be eligible to serve as a director beyond December 31 of the year in which he or she reaches age 68.

REMOVAL OF DIRECTORS

     Under Article 2.32 of the TBCA, the corporation's charter or bylaws may provide that any director or the entire board of directors may be removed, with or without cause, at any meeting of stockholders expressly called for that purpose by the vote of not less than a majority of the shares entitled to vote in the election of directors. The Imperial Charter and Bylaws state that no director may be removed by the stockholders except for cause.

     Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporation's charter provides otherwise. The Savannah Bylaws provide that any director or the entire board may be removed, with or without cause, by an affirmative vote of 75% of the holders of outstanding stock of Savannah Foods entitled to vote in the election of directors, considered for this purpose as one class, taking such action at an annual meeting of stockholders or at a special meeting duly called for such purpose. Alternatively, any director may be removed for cause at any time by the affirmative vote of a majority of the directors then in office.

AMENDMENT OF BYLAWS

     The Imperial Bylaws provide that they may be amended, repealed or new bylaws may be adopted, (i) by the board of directors, unless the stockholders in amending, repealing or adopting a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw or (ii) by the stockholders, unless a bylaw adopted by the stockholders provides otherwise with respect to all or some portion of the bylaws. The Savannah Bylaws provide that they may be altered, amended or repealed (i) at any regular meeting of the board of directors or (ii) by the affirmative vote of majority of the stock of Savannah Foods issued and entitled to vote in respect thereof, provided that notice of such alteration, amendment or repeal is contained in the notice of such meeting.

                                 LEGAL OPINION

     The legality of the Imperial Common Stock issued in the Merger will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from Imperial Holly Corporation's Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Savannah Foods & Industries, Inc. Annual Report on Form 10-K for the year ended September 29, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     Imperial Holly's 1998 annual meeting of stockholders is scheduled for January 30, 1998. Whether or not the Merger is consummated, any stockholder proposal intended to be presented at Imperial Holly's 1999 annual meeting of stockholders must have been received by Imperial Holly by 120 days before the date of its 1999 annual meeting in order to be included in Imperial Holly's proxy statement with respect to such annual meeting. If the Merger is not consummated, any stockholder proposal to be presented at Savannah Foods' 1998 annual meeting must be received by Savannah Foods by 120 days before the date of its 1998 Annual Meeting (which is expected to be in the spring of 1998) in order to be included in Savannah Foods' proxy statement with respect to such annual meeting.

                            GLOSSARY OF SELECT TERMS

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

Acquiring Person...........  Person or group of affiliate persons who has acquired or obtained the right to acquire beneficial ownership of 25% or more of the outstanding shares of Imperial Common Stock (Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock)

Acquisition Proposal.......  A proposal or offer relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (The Merger Agreement -- No Solicitation)

Affiliated Stockholder.....  Any person holding 20% or more of a corporation's outstanding voting stock, together with affiliates or associates of such person (Comparison of Stockholder Rights -- Statutory Anti-Takeover Provisions)

Alternative A Senior Credit
  Facility.................  Senior credit facilities of up to $455 million arranged for Imperial Holly by LCPI and comprising part of the Senior Credit Facility (Plan of Financing -- Senior Credit Facility)

Alternative A Revolver.....  $200 million revolving credit facility arranged for
                             Imperial Holly by LCPI, comprising part of the Senior Credit Facility and to be implemented in conjunction with the issuance of $250 million in proceeds of Senior Subordinated Notes (Plan of Financing -- Senior Credit Facility)

Alternative A Term Loans...  Term loan facilities aggregating not more than $255 million arranged for Imperial Holly by LCPI and comprising part of the Senior Credit Facility (Plan of Financing -- Senior Credit Facility)

Alternative B Revolver.....  $200 million revolving credit facility arranged for
                             Imperial Holly by LCPI in the event the Senior Subordinated Notes are not issued and sold as of the date of the Merger, and which comprise part of the Senior Credit Facility (Plan of
                             Financing -- Senior Credit Facility)

Alternative B Senior Credit
  Facility.................  Senior credit facilities of up to $705 million arranged for Imperial Holly by LCPI in the event the Senior Subordinated Notes are not issued and sold as of the date of the Merger, and which comprise part of the Senior Credit Facility (Plan of Financing -- Senior Credit Facility)

Alternative B Term Loans...  Term loan facilities aggregating not more than $505 million arranged for Imperial Holly by LCPI in the event the Senior Subordinated Notes are not issued and sold as of the date of the Merger, and which comprise part of the Senior Credit Facility (Plan of Financing -- Senior Credit Facility)

AMEX.......................  American Stock Exchange (Available Information)

Antitrust Division.........  Antitrust Division of the Department of Justice
                             (Government Regulation -- Regulatory Approvals)

Base Rate..................  The rate at which the Tender Credit Facility will bear interest, being, at Imperial Holly's election, at either (i) the higher of (A) the prime rate of the administrative agent selected in the syndication process, (B) the secondary market rate for certificates of deposit plus 1%, or (C) the

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

                             federal funds effective rate plus 0.50% (Plan of Financing -- Tender Credit Facility)

Benefit Trust..............  The Savannah Foods Benefit Trust (Summary -- The
                             Merger Agreement -- Benefit Trust)

Benefit Trust Note.........  Approximately $27.6 million in indebtedness owed to
                             Savannah Foods by the Benefit Trust (Summary -- The Merger Agreement -- Benefit Trust)

Candidate 1................  Major raw sugar producer with whom Savannah Foods met in March 1996 to explore strategic business combination (Description of
                             Merger -- Background -- Savannah Foods)

Candidate 2................  Beet sugar company with whom Savannah Foods met in
                             July 1996 to discuss formation of a joint venture or other strategic combination (Description of Merger -- Background -- Savannah Foods)

Candidate 3................  Beet processor with whom Savannah Foods met in 1996 and 1997 to discuss various strategic combinations (Description of Merger -- Background -- Savannah Foods)

Candidate 4................  Party with whom Savannah Foods entered into a confidentiality agreement on March 7, 1997
                             (Description of Merger -- Background -- Savannah Foods)

Candidate 5................  Party with whom Savannah Foods entered into a confidentiality agreement on April 30, 1997
                             (Description of Merger -- Background --Savannah Foods)

Cash Consideration.........  $20.25 in cash, without interest thereon, the consideration to be received per share of Savannah Common Stock by stockholders electing to convert their shares into cash (Joint Proxy
                             Statement/Prospectus Cover Pages)

Cash Election..............  The election by a holder of Savannah Common Stock to receive the Cash Consideration (Joint Proxy Statement/Prospectus Cover Pages)

Cash Election Form.........  Form of election to be completed and submitted by each record holder of Savannah Common Stock who makes a Cash Election (Joint Proxy
                             Statement/Prospectus Cover Pages)

Cash Election Number.......  The number of shares of Savannah Common Stock to be converted into the right to receive the Cash
                             Consideration in the Merger (Joint Proxy
                             Statement/Prospectus Cover Pages)

CCC........................  Commodity Credit Corporation (Government
                             Regulation -- Regulation of Sugar Industry)

Claim......................  Claim, action, suit, proceeding or investigation brought against any Indemnified Party (The Merger Agreement -- Indemnification of Directors)

Closing Price..............  Volume weighted average of the trading prices of
                             Imperial Common Stock, rounded to three decimal places, as reported by Bloomberg Financial Markets, for each of the first 15 consecutive days upon which both the NYSE and the AMEX are open for trading in the period

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

                             commencing 20 trading days prior to the date of the closing of the Merger (Joint Proxy
                             Statement/Prospectus Cover Pages)

Commission.................  The Securities and Exchange Commission (Joint Proxy
                             Statement/Prospectus Cover Pages)

Compensation Plan..........  Savannah Foods' Non-Employee Directors'
                             Compensation Plan (Summary -- Interest of Certain Persons in the Merger -- Director Share Units)

Continuing Director........  Any director of Savannah Foods remaining in office after the Effective Time of the Merger (The Merger Agreement -- Board Representation)

Continuing Employees.......  Employees of Savannah Foods who continue to be employed by Imperial Holly or Savannah Foods or any of their respective affiliates as of the Effective Time (The Merger Agreement -- Employee Benefit Matters)

cwt........................  hundred weight (100 pounds)

DCF........................  Discounted cash flow (Description of the
                             Merger -- Savannah Foods' Financial
                             Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

DCF Analysis...............  Discounted cash flow analysis (Description of the
                             Merger -- Imperial Holly's Financial
                             Advisor -- Lehman Brothers Inc.)

Debt Financing.............  The Senior Credit Facility and the Senior
                             Subordinated Notes (Summary -- Plan of
                             Financing -- Senior Subordinated Notes)

Debt Tender Offer..........  Tender offer by Imperial Holly of its Senior Notes
                             (Debt Tender Offer)

Deferred Compensation
Plan.......................  Deferred Compensation Plan for Directors of
                             Savannah Foods (Interests of Certain Persons in the Merger -- Directors' Deferred Compensation Plan)

DGCL.......................  Delaware General Corporation Law (Joint Proxy
                             Statement/Prospectus Cover Pages)

Dissenting Shares..........  Shares of Savannah Common Stock held by stockholders who perfect their appraisal rights under Delaware law (Joint Proxy
                             Statement/Prospectus Cover Pages)

Diversification
Candidate..................  Candidate outside the sugar industry who expressed a high level of interest in engaging in a strategic business combination with Savannah Foods in November 1996 (Description of
                             Merger -- Background -- Savannah Foods)

DLJ........................  Donaldson, Lufkin & Jenrette Securities Corporation
                             (Summary -- Recommendations of the Boards of
                             Directors; Reasons for the Merger -- Recommendation of Savannah Board and Savannah Foods' Reasons for the Merger)

DLJ Opinion................  Written opinion of DLJ to the Savannah Board
                             (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

DLJ Opinion Fee............  Fee charged by DLJ to deliver its opinion
                             (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

DLJ Retainer Fee...........  Retainer fee payable to DLJ upon execution of the engagement letter between Savannah Foods and DLJ (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

DXE........................  DXE Merger Corp. (Description of
                             Merger -- Background -- Savannah Foods)

EBIT.......................  Earnings before interest and taxes (Description of the Merger -- Imperial Holly's Financial
                             Advisor -- Lehman Brothers Inc.)

EBITDA.....................  Earnings before interest, taxes, depreciation, amortization and non-recurring items (Description of the Merger -- Savannah Foods' Financial
                             Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation; Description of the Merger -- Imperial Holly's Financial Advisor -- Lehman Brothers Inc.)

Effective Time.............  The effective time of the Merger (Joint Proxy
                             Statement/Prospectus Cover Pages)

Election Date..............  5:00 p.m., New York City time, on the business day next preceding the day on which the vote is taken at the Savannah Special Meeting (Joint Proxy Statement/Prospectus Cover Pages)

Eurodollar Rate............  The rate for Eurodollar deposits in the interbank
                             Eurodollar market (Plan of Financing -- Tender Credit Facility)

Exchange Act...............  Securities Exchange Act of 1934, as amended
                             (Available Information)

Exchange Agent.............  The Bank of New York (Joint Proxy
                             Statement/Prospectus Cover Pages)

Excluded Shares............  Shares of Savannah Common Stock held by Imperial
                             Holly, IHK Sub or any of their subsidiaries
                             (including the shares purchased in the Offer), or held in the treasury of Savannah Foods (Joint Proxy Statement/Prospectus Cover Pages)

Expiration Date............  Date of expiration of the Offer (The Merger
                             Agreement -- The Offer)

Farm Bill..................  Federal Agricultural Improvement and Reform Act of
                             1996 (Government Regulation -- Regulation of Sugar Industry)

Financing Commitment
Letter.....................  Commitment letter from LCPI (Summary -- Plan of
                             Financing -- Senior Credit Facility)

Flo-Sun Amendment..........  Proposed amendment to the Flo-Sun Merger Agreement incorporating the terms of the Revised Flo-Sun Proposal (Description of Merger --
                             Background -- Savannah Foods)

Flo-Sun Combined Company...  Pro forma combined company created by combination of Savannah Foods with Flo-Sun and certain of its affiliates (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Flo-Sun Exchange Ratio.....  Exchange ratio whereby Savannah Foods stockholders would receive 41.5% of the combined company resulting from the combination of Flo-Sun and Savannah Foods (Description of
                             Merger -- Background -- Savannah Foods)

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

Flo-Sun Merger.............  The merger of an affiliate of Flo-Sun with and into
                             Savannah Foods (Description of
                             Merger -- Background -- Savannah Foods)

Flo-Sun Merger Agreement...  Merger agreement, dated July 14, 1997, among
                             Savannah Foods, Flo-Sun and certain of its affiliates (Description of
                             Merger -- Background -- Savannah Foods)

Flo-Sun Projections........  Financial projections of Flo-Sun and certain of its affiliates for the fiscal years ending March 31, 1998 and 1999 (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

FTC........................  Federal Trade Commission (Government
                             Regulation -- Regulatory Approvals)

Goodwill...................  Excess purchase price over the book value of net assets acquired (Pro Forma Financial
                             Statements -- Notes to Unaudited Pro Forma Combined Condensed Balance Sheet)

HFCS.......................  High fructose corn syrup (Risk Factors -- Demand for Refined Sugar)

H. Kempner Trust
Financing..................  Sale of shares of Imperial Common Stock to the H.
                             Kempner Trust Association concurrently with the consummation of the Merger for an aggregate consideration of $5 million at a purchase price equal to the lesser of $14.50 per share or the Closing Price (Summary -- Plan of
                             Financing -- Equity Financing)

HSR Act....................  Hart-Scott-Rodino Antitrust Improvements Act of
                             1976, as amended (Summary -- The Merger
                             Agreement -- Conditions)

IHK Sub....................  IHK Merger Sub Corporation, a wholly owned subsidiary of Imperial Holly (Joint Proxy
                             Statement/Prospectus Cover Pages)

Imperial Board.............  The Board of Directors of Imperial Holly (Joint
                             Proxy Statement/Prospectus Cover Page)

Imperial Bylaws............  Bylaws of Imperial Holly (Summary -- Differences in
                             Rights of Stockholders)

Imperial Charter...........  Restated Articles of Incorporation of Imperial
                             Holly (Summary -- Differences in Rights of
                             Stockholders)

Imperial Combined
Company....................  Pro forma combined company created by combination of Savannah Foods with Imperial Holly (Description of the Merger -- Savannah Foods' Financial
                             Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Imperial Common Stock......  Common stock, no par value, of Imperial Holly
                             (Joint Proxy Statement/Prospectus Cover Pages)

Imperial Holly.............  Imperial Holly Corporation (Joint Proxy
                             Statement/Prospectus Cover Pages)

Imperial Preferred Stock...  The preferred stock, without par value, of Imperial
                             Holly (Description of Imperial Capital
                             Stock -- Preferred Stock)

Imperial Projections.......  Financial projections of Imperial Holly for the fiscal years ending March 31, 1997 through March 31, 2003 (Description of the Merger --

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

                             Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Imperial Proposal..........  The proposal to approve the issuance of Imperial
                             Common Stock to stockholders of Savannah Foods in the Merger to be considered and voted upon by holders of Imperial Common Stock at the Imperial Special Meeting(Joint Proxy Statement/Prospectus Cover Pages)

Imperial Record Date.......  Close of business on November 17, 1997 (Joint Proxy
                             Statement/Prospectus Cover Pages)

Imperial Special Meeting...  Special Meeting of Stockholders of Imperial Holly
                             to be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas, on December 19, 1997 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (Joint Proxy Statement/Prospectus Cover Pages)

Indemnified Parties........  Persons who served at the request of Savannah Foods or any subsidiary and are indemnified by Imperial Holly pursuant to the Merger Agreement
                             (Summary -- Interest of Certain Persons in the Merger -- Indemnification)

Joint Proxy
  Statement/Prospectus.....  This Proxy Statement for Savannah Foods, Proxy
                             Statement/Prospectus for Imperial Holly and Joint Proxy Statement for Special Meetings of Stockholders of Imperial Holly and Savannah Foods (Joint Proxy Statement/Prospectus Cover Pages)

LCPI.......................  Lehman Commercial Paper Inc. (Summary -- Plan of
                             Financing -- Tender Credit Facility)

Lehman Brothers............  Lehman Brothers Inc., financial advisor to Imperial
                             Holly (Summary -- Plan of Financing -- Tender Credit Facility)

LTM........................  Latest twelve months (Description of the
                             Merger -- Imperial Holly's Financial
                             Advisors -- Lehman Brothers Inc.)

Maturity Date..............  The date which is the earlier of the date of the closing of the Merger and January 15, 1998 (Plan of Financing -- Tender Credit Facility)

Merger.....................  The merger of IHK Sub with and into Savannah Foods, with Savannah Foods as the surviving corporation, as contemplated by the Merger Agreement (Joint Proxy Statement/Prospectus Cover Pages)

Merger Agreement...........  The Agreement and Plan of Merger, dated September
                             12, 1997, among Imperial Holly, IHK Sub and
                             Savannah Foods (Joint Proxy Statement/Prospectus Cover Pages)

Merger Consideration.......  The Stock Consideration and the Cash Consideration
                             (Joint Proxy Statement/Prospectus Cover Pages)

NAFTA......................  The North American Free Trade Agreement (Government
                             Regulation -- Regulation of Sugar Industry)

NYSE.......................  New York Stock Exchange (Available Information)

Offer......................  Tender offer by IHK Sub for the Target Number of
                             Shares of Savannah Common Stock (Joint Proxy
                             Statement/Prospectus Cover Pages)

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

Offer Price................  $20.25 per share of Savannah Common Stock (Joint
                             Proxy Statement/Prospectus Cover Pages)

Option.....................  Option to purchase shares of Savannah Common Stock issued pursuant to the Savannah Incentive Plan or otherwise granted by Savannah Foods (Interest of Certain Persons in the Merger -- Savannah Foods Options)

Part Thirteen..............  Part Thirteen of the TCBA (Comparison of
                             Stockholder Rights -- Statutory Anti-Takeover Provisions)

Per Share Equity Value
Range......................  The per share equity value range for Savannah
                             Common Stock (Description of the Merger -- Imperial Holly's Financial Advisor -- Lehman Brothers Inc.)

Proposals..................  The Imperial Proposal and the Savannah Proposal
                             (Joint Proxy Statement/Prospectus Cover Pages)

Purchase Right.............  Dividend of one right declared by the Imperial
                             Board to record holders of Imperial Common Stock (Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock)

Registration Statement.....  The Registration Statement filed by Imperial Holly with the Commission under the Securities Act with respect to the Imperial Common Stock offered hereby (Available Information)

Related Person.............  A beneficial owner of at least 10% of the outstanding stock of Imperial Common Stock
                             (Comparison of Stockholder's Rights -- Mergers and Other Fundamental Transactions)

Revised Flo-Sun Proposal...  Letter from Flo-Sun to Savannah proposing certain changes to the Flo-Sun Merger Agreement
                             (Description of Merger -- Background -- Savannah Foods)

Robinson-Humphrey..........  The Robinson-Humphrey Company, Inc.
                             (Summary -- Recommendations of the Boards of
                             Directors; Reasons for the Merger -- Recommendation of Savannah Board and Savannah Foods' Reasons for the Merger)

Savannah 1996 10-K.........  Savannah Foods' Annual Report on Form 10-K for the
                             fiscal year ended September 29, 1996 (Incorporation of Documents by Reference)

Savannah Board.............  The Board of Directors of Savannah Foods (Joint
                             Proxy Statement/Prospectus Cover Pages)

Savannah Bylaws............  Bylaws of Savannah Foods (Summary -- Differences in
                             Rights of Stockholders)

Savannah Charter...........  Certificate of Incorporation of Savannah Foods
                             (Summary -- Differences in Rights of Stockholders)

Savannah Common Stock......  Common stock, par value $0.25 per share, of
                             Savannah Foods (Joint Proxy Statement/Prospectus Cover Pages)

Savannah Executive Deferred
  Compensation Plans.......  Collectively, the Savannah Foods' Supplemental
                             Executive Retirement Plan and the Deferred
                             Compensation Plan for Key Employees of Savannah Foods, as amended and restated as of August 1, 1990 (The Merger Agreement -- Employee Benefit Matters)

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

Savannah Foods.............  Savannah Foods & Industries, Inc. (Joint Proxy
                             Statement/Prospectus Cover Pages)

Savannah Incentive Plan....  Savannah Foods' 1996 Equity Incentive Plan
                             (Interest of Certain Persons in the
                             Merger -- Savannah Foods Options)

Savannah Projections.......  Financial projections of Savannah Foods for the fiscal years ending September 28, 1997 through September 29, 2002 (Description of the
                             Merger -- Savannah Foods' Financial
                             Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Savannah Proposal..........  The proposal to approve the Merger Agreement to be considered and voted upon by holders of Savannah Common Stock at the Savannah Special Meeting (Joint Proxy Statement/Prospectus Cover Pages)

Savannah Record Date.......  Close of business on November 17, 1997 (Joint Proxy
                             Statement/Prospectus Cover Pages)

Savannah Special Meeting...  Special Meeting of Stockholders of Savannah Foods
                             to be held at the Hyatt Regency Hotel, 2 West Bay Street, Savannah, Georgia on December 19, 1997 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (Joint Proxy Statement/Prospectus Cover Pages)

Section 262................  Section 262 of the DGCL (Stockholders' Rights of
                             Appraisal)

Securities Act.............  Securities Act of 1933, as amended (Available
                             Information)

Senior Credit Facility.....  Senior credit facilities arranged by LCPI for
                             Imperial Holly, comprised of either the Alternative A Senior Credit Facility or the Alternative B Senior Credit Facility (Summary -- Plan of Financing -- Senior Credit Facility)

Senior Notes...............  8 3/8% Senior Notes due 1999 of Imperial Holly
                             (Debt Tender Offer)

Senior Subordinated
Notes......................  Approximately $250 million of senior subordinated notes due in 2007 to be issued by Imperial Holly prior to or at the time of the consummation of the Merger in a private placement exempt from registration pursuant to Rule 144A under the Securities Act (Summary -- Plan of
                             Financing -- Senior Subordinated Notes)

Series A Preferred Stock...  The shares of Imperial Preferred Stock designated as Series A Junior Participating Preferred Stock (Description of Imperial Capital Stock -- Rights to Purchase Preferred Stock)

Share Units................  Share units (each of which represents the right to receive cash, subject to certain conditions, based on the value of a share of Savannah Common Stock), which, upon consummation of the Offer, became fully vested and eligible for payment, pursuant to the terms of the Compensation Plan (Summary -- Interest of Certain Persons in the Merger -- Director Share Units)

Special Meetings...........  Imperial Special Meeting and Savannah Special
                             Meeting (Joint Proxy Statement/Prospectus Cover Pages)

Stock Consideration........  The formula consideration to be received by holders of shares of Savannah Common Stock electing to convert their shares into shares of Imperial Common Stock (Joint Proxy Statement/Prospectus Cover Pages)

           TERM                     DEFINED AS (PART OF JOINT INFORMATION
                                            STATEMENT/PROSPECTUS)

STRV.......................  Short tons raw value (Government
                             Regulation -- Regulation of Sugar Industry)

Sugar Spread...............  Estimated spread between refined sugar selling prices and raw sugar cost (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Superior Proposal..........  An Acquisition Proposal that would, if consummated, result in a transaction more favorable to Savannah Foods stockholders than the transactions contemplated by the Merger Agreement (The Merger Agreement -- No Solicitation)

Supplemental Share Unit
Plan.......................  Savannah Food's Non-Employee Directors'
                             Supplemental Share Unit Plan (Summary -- Interest of Certain Persons in the Merger -- Director Share Units)

Target Number of Shares....  The minimum number of shares of Savannah Common
                             Stock to be tendered as a condition to the obligation of IHK Sub to accept for payment or pay for such shares pursuant to the Offer (Joint Proxy Statement/Prospectus Cover Pages)

TBCA.......................  Texas Business Corporation Act
                             (Summary -- Stockholders' Rights of Appraisal)

Tender Credit Facility.....  The $505 million credit facility entered into by
                             Imperial Holly to fund the Offer and to retire certain indebtedness of Imperial Holly, to purchase the Senior Notes in the Debt Tender Offer and to pay certain related fees and expenses, and to be used as a source of working capital for Imperial Holly through the consummation of the Merger (Summary -- Plan of Financing -- Tender Credit Facility)

Total Enterprise Values....  The aggregated present value of the free cash flows and the present value of the residual value of each of the Flo-Sun Combined Company and the Imperial Combined Company (Description of the
                             Merger -- Savannah Foods' Financial
                             Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

Total Equity Values........  Range of Total Enterprise Values as adjusted for total debts, cash and certain other items
                             (Description of the Merger -- Savannah Foods' Financial Advisors -- Donaldson, Lufkin & Jenrette Securities Corporation)

USDA.......................  United States Department of Agriculture (Risk
                             Factors -- Raw Sugar Supply)

U.S. GAAP..................  U.S. generally accepted accounting principles (The
                             Merger Agreement -- Representations and Warranties)

U.S. Sugar.................  The United States Sugar Corporation (Risk
                             Factors -- Raw Sugar Supply)

XSF........................  XSF Holdings, Inc. (Description of
                             Merger -- Background -- Savannah Foods)

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          IMPERIAL HOLLY CORPORATION,

                           IHK MERGER SUB CORPORATION

                                      AND

                       SAVANNAH FOODS & INDUSTRIES, INC.

                         DATED AS OF SEPTEMBER 12, 1997

                               TABLE OF CONTENTS

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ARTICLE I  THE OFFER
  SECTION 1.01  The Offer...................................................   A-1
  SECTION 1.02  Company Actions.............................................   A-2
  SECTION 1.03  Stockholder Lists...........................................   A-3
  SECTION 1.04  Directors...................................................   A-3
ARTICLE II  THE MERGER
  SECTION 2.01  The Merger..................................................   A-4
  SECTION 2.02  Effective Time; Closing.....................................   A-4
  SECTION 2.03  Effects of the Merger.......................................   A-4
  SECTION 2.04  Certificate of Incorporation and By-Laws....................   A-4
  SECTION 2.05  Directors and Officers......................................   A-4
  SECTION 2.06  Conversion of Shares........................................   A-4
  SECTION 2.07  Conversion of Common Stock of Merger Sub....................   A-6
  SECTION 2.08  Stockholders' Meetings......................................   A-6
  SECTION 2.09  Rights Under Stock Plans....................................   A-6
  SECTION 2.10  Exchange of Certificates....................................   A-7
  SECTION 2.11  Elections...................................................   A-9
  SECTION 2.12  Dissenting Shares...........................................   A-9
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  SECTION 3.01  Organization and Qualification; Subsidiaries................  A-10
  SECTION 3.02  Certificate of Incorporation and By-Laws....................  A-10
  SECTION 3.03  Capitalization..............................................  A-11
  SECTION 3.04  Authority Relative to this Agreement........................  A-11
  SECTION 3.05  No Conflict; Required Filings and Consents..................  A-12
  SECTION 3.06  Permits; Compliance.........................................  A-12
  SECTION 3.07  SEC Filings; Financial Statements...........................  A-12
  SECTION 3.08  Absence of Certain Changes or Events........................  A-13
  SECTION 3.09  Absence of Litigation.......................................  A-14
  SECTION 3.10  Employee Benefit Plans; Labor Matters.......................  A-14
  SECTION 3.11  Intellectual Property.......................................  A-16
  SECTION 3.12  Taxes.......................................................  A-17
  SECTION 3.13  Environmental Matters.......................................  A-17
  SECTION 3.14  Products....................................................  A-18
  SECTION 3.15  Properties and Assets; Real Property and Leases.............  A-18
  SECTION 3.16  Insurance...................................................  A-18
  SECTION 3.17  Opinion of Financial Advisor................................  A-19
  SECTION 3.18  Vote Required...............................................  A-19
  SECTION 3.19  Brokers.....................................................  A-19
  SECTION 3.20  Company Rights Agreement....................................  A-19
  SECTION 3.21  Information Supplied........................................  A-19
  SECTION 3.22  Termination of Existing Merger Agreement....................  A-20
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF IHK AND MERGER SUB
  SECTION 4.01  Organization and Qualification; Subsidiaries................  A-20
  SECTION 4.02  Certificate of Incorporation and By-Laws....................  A-21
  SECTION 4.03  Capitalization..............................................  A-21
  SECTION 4.04  Authority Relative to this Agreement........................  A-22
  SECTION 4.05  No Conflict; Required Filings and Consents..................  A-22
  SECTION 4.06  Permits; Compliance.........................................  A-22
  SECTION 4.07  SEC Filings; Financial Statements...........................  A-23

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  SECTION 4.08  Absence of Certain Changes or Events........................  A-23
  SECTION 4.09  Absence of Litigation.......................................  A-24
  SECTION 4.10  Employee Benefit Plans; Labor Matters.......................  A-24
  SECTION 4.11  Intellectual Property.......................................  A-26
  SECTION 4.12  Taxes.......................................................  A-26
  SECTION 4.13  Environmental Matters.......................................  A-27
  SECTION 4.14  Products....................................................  A-27
  SECTION 4.15  Properties and Assets; Real Property and Leases.............  A-27
  SECTION 4.16  Insurance...................................................  A-28
  SECTION 4.17  Opinion of Financial Advisor................................  A-28
  SECTION 4.18  Vote Required...............................................  A-28
  SECTION 4.19  Brokers.....................................................  A-28
  SECTION 4.20  Information Supplied........................................  A-28
  SECTION 4.21  Financing...................................................  A-29
ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER
  SECTION 5.01  Conduct of Business by the Company Pending the Merger.......  A-29
                Conduct of Business by IHK and the IHK Subsidiaries Pending
  SECTION 5.02  the Merger..................................................  A-31
  SECTION 5.03  Government Filings..........................................  A-33
ARTICLE VI  ADDITIONAL AGREEMENTS
  SECTION 6.01  Stockholders' Meetings......................................  A-34
  SECTION 6.02  Registration Statement; Proxy Statement.....................  A-34
  SECTION 6.03  Access to Information; Confidentiality......................  A-36
  SECTION 6.04  Approvals and Consents; Cooperation.........................  A-36
  SECTION 6.05  No Solicitation of Transactions.............................  A-36
  SECTION 6.06  Employee Benefits Matters...................................  A-37
  SECTION 6.07  Directors' and Officers' Indemnification and Insurance......  A-37
  SECTION 6.08  Obligations of IHK and Merger Sub...........................  A-38
  SECTION 6.09  Affiliates' Letters.........................................  A-38
  SECTION 6.10  Letters of Accountants......................................  A-38
  SECTION 6.11  Listing Market..............................................  A-39
  SECTION 6.12  IHK Board Representation....................................  A-39
  SECTION 6.13  Company Rights Plan.........................................  A-39
  SECTION 6.14  Public Announcements........................................  A-39
  SECTION 6.15  Subsequent Financial Statements.............................  A-39
ARTICLE VII  CONDITIONS TO THE MERGER
                Conditions to Each Party's Obligation to Effect the
  SECTION 7.01  Merger......................................................  A-40
ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER
  SECTION 8.01  Termination.................................................  A-40
  SECTION 8.02  Effect of Termination.......................................  A-42
  SECTION 8.03  Amendment...................................................  A-42
  SECTION 8.04  Waiver......................................................  A-42
  SECTION 8.05  Fees and Expenses...........................................  A-42
ARTICLE IX  GENERAL PROVISIONS
                Non-Survival of Representations, Warranties and
  SECTION 9.01  Agreements..................................................  A-43
  SECTION 9.02  Notices.....................................................  A-43
  SECTION 9.03  Severability................................................  A-44
  SECTION 9.04  Assignment..................................................  A-44
  SECTION 9.05  Interpretation..............................................  A-44
  SECTION 9.06  Specific Performance........................................  A-45
  SECTION 9.07  Governing Law...............................................  A-45

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  SECTION 9.08  Parties in Interest.........................................  A-45
  SECTION 9.09  Counterparts................................................  A-45
  SECTION 9.10  Waiver of Jury Trial........................................  A-45
  SECTION 9.11  Entire Agreement............................................  A-45
  SECTION 9.12  Certain Definitions.........................................  A-45

                             TABLE OF DEFINED TERMS

                         (NOT A PART OF THE AGREEMENT)

                                           SECTION
                                           -------
Acquisition Proposal...............               6.05(a)
Affiliate..........................               9.12(a)
Agreement..........................              Preamble
AMEX...............................               9.12(o)
Beneficial Owner...................               9.12(b)
Benefit Trust......................                  3.03
Benefit Trust Agreement............               Annex B
Benefit Trust Shares...............                  3.03
Blue Sky Laws......................               3.05(b)
Business Day.......................               9.12(c)
Cash Consideration.................               2.06(a)
Claim..............................               6.07(b)
Closing............................                  2.02
Closing Price......................               9.12(d)
Code...............................               2.09(a)
Company............................              Preamble
Company Affiliate..................                  6.09
Company Common Stock...............               1.01(a)
Company Disclosure Schedule........  Article III Preamble
Company Environmental Permits......               3.13(b)
Company ERISA Affiliate............               3.01(3)
Company Executive Deferred
  Compensation Plans...............               3.10(h)
Company Financial Statements.......               3.07(b)
Company Material Adverse Effect....                  3.01
Company Options....................               2.09(a)
Company Permits....................                  3.06
Company Plans......................               3.10(a)
Company Preferred Stock............                  3.03
Company Products...................                  3.14
Company Rights.....................                  3.03
Company Rights Agreement...........                  3.03
Company Rights Agreement
  Amendment........................                  3.20
Company SEC Reports................               3.07(a)
Company Specified Stockholders.....               9.12(e)
Company Stock Option Plan..........               2.09(a)
Company Stockholder Approval.......                  2.08
Company Stockholder Meeting........               6.01(a)
Company Subsequent Financial
  Statements.......................               6.15(a)
Company Subsidiary.................                  3.01
Confidentiality Agreement..........               6.03(b)
Continuing Director................               1.04(a)
Control............................               9.12(e)
Deed Reservations..................               3.15(c)
Dissenting Shares..................                  2.12
DGCL...............................                  1.02
DLJ................................                  1.02
Effective Time.....................               2.02(b)
Election Date......................               2.11(c)
Environmental Laws.................               3.13(a)
ERISA..............................               3.10(a)
Exchange Act.......................               9.12(f)
Exchange Agent.....................               2.10(a)
Exchange Fund......................               2.10(f)
Excluded Shares....................               2.06(a)
Expense Amount.....................               8.05(b)
Expenses...........................               8.05(a)
Flo-Sun Agreement..................                  3.22
Governmental Entity................               9.12(g)
Hazardous Substances...............                  3.13
HSR Act............................               1.01(a)

                                           SECTION
                                           -------
IHK................................              Preamble
IHK Disclosure Schedule............   Article IV Preamble
IHK Environmental Permits..........                  4.13
IHK ERISA Affiliate................               4.10(b)
IHK Financial Statements...........               4.07(b)
IHK Junior Preferred Stock.........               2.06(a)
IHK Material Adverse Effect........                  4.01
IHK Permits........................                  4.06
IHK Plans..........................               4.10(a)
IHK Preferred Stock................                  4.03
IHK Products.......................                  4.14
IHK Purchase Rights................               2.06(a)
IHK Rights Agreement...............               2.06(a)
IHK SEC Reports....................               4.07(a)
IHK Shareholders' Meeting..........               6.01(b)
IHK Specified Stockholders.........               9.12(i)
IHK Stockholder Approval...........                  2.08
IHK Subsequent Financial
  Statements.......................               6.15(b)
IHK Subsidiary.....................                  4.01
Indemnified Parties................               6.07(a)
Intellectual Property Rights.......                  3.11
Knowledge or Known.................               9.12(h)
Law................................               9.12(i)
Lehman Brothers....................                  4.17
Liens..............................               3.15(c)
Listing Market.....................                  6.11
Merger.............................              Recitals
Merger Consideration...............               2.06(a)
Merger Shares......................               2.06(b)
Merger Sub.........................              Preamble
Multiemployer Plan.................               3.10(b)
Multiple Employer Plan.............               3.10(b)
NYSE...............................               9.12(o)
Offer..............................               1.01(a)
Offer Documents....................               1.01(b)
Offer Price........................               1.01(a)
Order..............................               9.12(j)
Permitted Liens....................               3.15(c)
Person.............................               9.12(k)
Proxy Statement....................               6.02(b)
Registration Statement.............                  3.21
Representatives....................               6.03(a)
Schedule 14D-1.....................               1.01(b)
Schedule 14D-9.....................                  1.02
SEC................................               1.01(b)
Securities Act.....................               9.12(l)
Special Meetings...................                  2.08
Stock Consideration................               9.12(m)
Stockholder Approvals..............                  2.08
Stockholders' Meetings.............                  2.08
Subsidiary or Subsidiaries.........               9.12(n)
Substitute Options.................               6.05(a)
Superior Proposal..................               7.05(a)
Surviving Corporation..............                  2.01
Terminating Company Breach.........               8.01(g)
Terminating IHK Breach.............               8.01(g)
Termination Fee....................               8.05(b)
Total Shares.......................               2.06(b)
Trading Day........................               9.12(o)
U.S. GAAP..........................               3.07(b)
WARN...............................               3.10(f)
Waterway Works.....................               3.15(c)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 12, 1997 among IMPERIAL HOLLY CORPORATION, a Texas corporation ("IHK"), IHK MERGER SUB CORPORATION, a Delaware corporation ("Merger Sub"), and SAVANNAH FOODS & INDUSTRIES, INC., a Delaware corporation (the "Company").

                                   RECITALS:

     WHEREAS, the Board of Directors of each of IHK and the Company has determined that it is in the best interests of their respective stockholders for Merger Sub to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Merger Sub, this Agreement and the transactions contemplated hereby, and has unanimously agreed to recommend that the Company's stockholders approve this Agreement and the transactions contemplated hereby and tender their shares of Company Common Stock (as defined below) in the Offer (as defined below);

     WHEREAS, if at least 50.1% of the outstanding shares of Company Common Stock are purchased pursuant to the Offer, IHK, Merger Sub and the Company have agreed (subject to the terms and conditions of this Agreement), after the expiration or termination of the Offer and as soon as practicable following the approval of the stockholders of the Company, to effect the merger of Merger Sub with and into the Company (the "Merger") as more fully described herein; and

     WHEREAS, the Company has advised IHK, Merger Sub and the IHK Specified Stockholders (as hereinafter defined) that it will not enter into this Agreement unless the IHK Specified Stockholders execute and deliver to the Company an Agreement and Irrevocable Proxy in the form set forth in Annex C to this Agreement; and

     WHEREAS, IHK has advised the Company and the Company Specified Stockholders that IHK will not enter into this Agreement unless the Company Specified Stockholders (as hereinafter defined) execute and deliver to IHK the Stockholders Agreement in form set forth as Annex D to this Agreement and providing that the Company Specified Stockholders will tender their shares of Company Common Stock into the Offer under the terms set forth therein; and

     WHEREAS, IHK, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE OFFER

     SECTION 1.01  The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof, promptly (but in no event later than five Business Days (as defined below) following the date hereof), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase (the "Offer") at least 50.1% of all shares outstanding (on a fully diluted basis) of common stock, par value $.25 per share, of the Company ("Company Common Stock") at a price of $20.25 per share, net to the seller in cash (such price, or any such higher price as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of Merger Sub to consummate the Offer and to accept for payment and to pay for any shares of Company Common Stock tendered pursuant thereto shall be subject only to those conditions set forth in Annex A hereto. The Company agrees that no shares of Company Common Stock held by the

Company or any of the Company Subsidiaries (as defined below) will be tendered pursuant to the Offer; provided, however, that prior to the Effective Time (as defined below), shares of Company Common Stock held by the Company may be allocated, issued, delivered or transferred pursuant to the Company Stock Option Plan (as such term is defined in Section 2.09) in accordance with the terms thereof or Section 2.09. Merger Sub will not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, except that Merger Sub in its sole discretion may waive any of the conditions to the Offer (but may not waive the condition that not less than 50.1% of the Company Common Stock outstanding on a fully diluted basis shall have been validly tendered and not withdrawn), or (v) make any other change in the terms or conditions of the Offer which is adverse to the holders of the shares of Company Common Stock. Merger Sub agrees that, subject to the terms and conditions of the Offer and this Agreement, it will accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer; provided, however, that Merger Sub shall not be obligated to accept for payment and pay for in the Offer, in the aggregate, more than 50.1% of the outstanding shares of Company Common Stock. The Offer shall initially provide that it shall expire 20 Business Days after it is commenced, and may not be extended except as provided below. If the conditions set forth in Annex A are not satisfied or, to the extent permitted by this Agreement, waived by Merger Sub as of any scheduled expiration date, Merger Sub may extend the Offer from time to time until the earlier of the consummation of the Offer or 30 Business Days after the date hereof, and shall extend the Offer (x) to the extent necessary to comply with the waiting period requirements (including any extension or second request) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (y) upon the request of the Company, to a date no later than November 30, 1997 to the extent necessary for IHK to satisfy the condition set forth in clause (2) of Annex A. The Company and Merger Sub shall use commercially reasonable efforts to satisfy the conditions set forth in Annex A as soon as practicable.

     (b) On the date of commencement of the Offer, IHK and Merger Sub shall file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments thereto, the "Schedule 14D-1") with respect to the Offer, which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). Merger Sub will disseminate the Offer Documents to holders of shares of Company Common Stock. IHK, Merger Sub and the Company will promptly correct any information provided by them for use in the Offer Documents that becomes false or misleading in any material respect, and Merger Sub will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-1 (including the Offer Documents) prior to its filing with the SEC. Merger Sub agrees to provide the Company with any comments that may be received from the SEC or its staff with respect to the Schedule 14D-1 (including the Offer Documents) and any amendments thereto, promptly after receipt thereof.

     SECTION 1.02 Company Actions. The Company hereby consents to the Offer and represents and warrants that (a) its Board of Directors (at a meeting duly called and held), has (i) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) resolved to approve the Offer and the Merger and recommend (subject to its fiduciary duties after taking into account advice of legal counsel) acceptance of the Offer and approval and adoption of this Agreement by such stockholders of the Company,
(iii) taken all necessary steps to render Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to the Merger, (iv) resolved to elect not to be subject, to the extent permitted by law, to any state takeover law other than Section 203 of the DGCL that may purport to be applicable to the Offer, the Merger or the transactions contemplated by this Agreement and (v) approved the Company Rights Agreement Amendment (as defined below), and (b) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, has advised the Company's Board of Directors that, in their opinion, the consideration to be paid in the Offer and the Merger to the Company's stockholders is fair, from a financial point of view, to such stockholders. Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations of its Board of Directors in favor of the Offer and the Merger and shall permit the inclusion in the Offer Documents of such recommendations, in each case subject to the fiduciary duties of the Board of Directors of the Company. The Company, IHK and Merger Sub will promptly correct any information provided by them for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. IHK and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide IHK with any comments that may be received from the SEC or its staff with respect to the
Schedule 14D-9 and any amendments thereto, promptly after receipt thereof.

     SECTION 1.03 Stockholder Lists. In connection with the Offer, the Company shall promptly furnish Merger Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and shall furnish Merger Sub with such information and assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial stockholders of the Company. Subject to the requirements of applicable law, IHK and Merger Sub will hold such listings and other information in confidence and in accordance with the terms of the Confidentiality Agreement (as defined below), shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall deliver to the Company all copies of all such information (and extracts or summaries thereof) then in their or their agents' or advisors' possession.

     SECTION 1.04 Directors. (a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of shares of Company Common Stock as represents at least 50.1% of the outstanding shares of Company Common Stock and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of shares of Company Common Stock so purchased bears to the number of shares of Company Common Stock outstanding, and the Company shall promptly, to the extent permitted by the Company's Certificate of Incorporation and By-Laws and the DGCL, upon request by Merger Sub, either (at the Company's election) increase the size of the Board of Directors of the Company or exercise all reasonable efforts to secure the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and to enable Merger Sub's designees to be so elected. Notwithstanding the foregoing, at all times prior to the Effective Time (as hereinafter defined) of the Merger the Board of Directors of the Company shall include at least two directors in office as of the date hereof (any such director remaining in office being a "Continuing Director"). The Company's obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act. At the request and expense of Merger Sub, the Company shall take all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. IHK and Merger Sub will timely supply to the Company in writing and IHK and Merger Sub will be solely responsible for any and all information with respect to themselves and their respective officers, directors and affiliates and director designees required by such Section and Rule.

     (b) Following the election or appointment of Merger Sub's designees pursuant to this Section and prior to the Effective Time, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize and shall be sufficient to authorize, any resolution with respect to any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of IHK or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company, and any action to seek to enforce any obligation of IHK or Merger Sub under this Agreement. The Continuing Directors shall be appointed as a Special Committee of the Board of Directors of the Company and, in addition to having all of the powers of the Continuing Directors set out in the preceding sentence, the Special Committee shall have the full power over all issues relating to the relationship between the Company on the one hand and IHK and Merger Sub on the other and the Company shall not take any action if, in the opinion of a majority of the Special Committee, such action would frustrate or be reasonably likely to impair or delay the ability of the parties to consummate the Merger. In connection herewith, the Continuing Directors (as such or in their capacity as the Special Committee) shall be authorized, on behalf of and at the expense of the Company, to retain financial and legal advisors.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Merger shall occur as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name SAVANNAH FOODS & INDUSTRIES, INC. (or such other name as the parties shall agree) and shall continue its existence under the laws of Delaware. The separate corporate existence of Merger Sub shall cease.

     SECTION 2.02 Effective Time; Closing. (a) The closing of the Merger (the "Closing") will take place on the day that is two Business Days (as defined below) after satisfaction or waiver (subject to applicable Law (as defined below)) of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, 600 Travis, Houston, Texas 77002, unless another place is agreed to in writing by the parties hereto.

     (b) As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger; provided, however, that for financial accounting purposes, the Effective Time shall be the first day of the month in which the Closing occurs.

     SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.04 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation; provided, however, that
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "ARTICLE I. The name of the Corporation is SAVANNAH FOODS & INDUSTRIES, INC." (or such other name as the parties shall agree).

     SECTION 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

     SECTION 2.06 Conversion of Shares. (a) At the Effective Time, except as otherwise provided herein and subject to Section 2.06(b), each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock owned by IHK, Merger Sub or any of their Subsidiaries or held in the treasury of the Company, all of which shall be canceled and cease to exist, without consideration being payable therefore (the "Excluded Shares"), shall, by virtue of the Merger and, except as provided in Section 2.11, without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive (without interest), subject to the proration procedures described below, either (i) the Stock Consideration (as defined below) or (ii) cash in an amount equal to the Offer Price ("Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration")); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of IHK Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration and the Stock Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All shares of Company Common Stock so converted or exchanged shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.11, only the applicable Merger Consideration and any cash to be paid in lieu of fractional shares of IHK Common Stock and associated fractional rights ("IHK Purchase Rights") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of IHK ("IHK Junior Preferred Stock") pursuant to the Rights Agreement, dated as of September 14, 1989, as amended (the "IHK Rights Agreement"), between IHK and The Bank of New York, as rights agent, to which such holder is entitled pursuant to Section 2.10(e) (without interest thereon). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. IHK shall prepare a statement setting forth the calculations required or otherwise contemplated by this Section 2.06 in reasonable detail prior to the Closing Date and shall furnish a copy thereof to the Company.

     (b) Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock (the "Cash Election Number") to be converted into the right to receive the Cash Consideration in the Merger shall be equal to 70% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time less the sum of (i) the number of Dissenting Shares (as hereinafter defined) and (ii) the number of Excluded Shares.

     (c) In the event that the aggregate number of shares in respect of which Cash Elections (as defined below) have been made (the "Cash Election Shares") exceeds the Cash Election Number, each share of Company Common Stock in respect of which a Cash Election has not been made shall be converted into the right to receive the Stock Consideration, and each of the Cash Election Shares shall be converted into the right to receive the Stock Consideration or the Cash Consideration in the following manner:

          (i) A proration factor (the "Proration Factor") shall be determined by dividing the Cash Election Number by the total number of Cash Election Shares.

          (ii) The number of Cash Election Shares as to which each stockholder who made a Cash Election shall be converted into the right to receive the Cash Consideration (on a consistent basis among stockholders who made a Cash Election pro rata to the number of shares as to which they made such elections) shall be equal to the product of the Proration Factor multiplied by the total number of Cash Election Shares beneficially owned by such stockholder.

          (iii) Subject to Section 2.10(e), each Cash Election Share other than those shares that shall receive the Cash Election Amount in accordance with
     Section 2.06(c)(ii), shall be converted into the right to receive the Stock Consideration.

     (d) Subject to Section 2.10(e), if the number of Cash Election Shares is less than the Cash Election Number, then:

          (i) Each Cash Election Share shall be converted into the right to receive the Cash Consideration; and

          (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Cash Election Shares, the shares of Company Common Stock to be canceled in accordance with
     Section 2.06(e) and Dissenting Shares (the "Eligible Shares"), shall be converted into the right to receive the Cash Consideration or the Stock Consideration in the following manner:

             (A) The number of Eligible Shares to be converted into the right to receive the Cash Consideration shall be equal to the excess of the Cash Election Number over the number of Cash Election Shares (which shall be allocated on a basis consistent among all stockholders who beneficially own Eligible Shares pro rata to the number of Eligible Shares beneficially owned by each such stockholder).

             (B) Each other Eligible Share shall be converted into the right to receive the Stock Consideration.

     (e) At the Effective Time, each Excluded Share shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     SECTION 2.07 Conversion of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one share of common stock of the Surviving Corporation.

     SECTION 2.08 Stockholders' Meetings. Subject to applicable law, each of IHK and the Company, acting through its respective Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meetings" or the "Stockholders' Meetings") of its respective stockholders as soon as practicable for the purpose (in the case of the Company) of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement and approving the Merger (the "Company Stockholder Approval") or (in the case of IHK) the issuance of the shares of IHK Common Stock to the stockholders of the Company in the Merger (the "IHK Stockholder Approval" and together with the Company Stockholder Approval, the "Stockholder Approvals"), and, subject to the fiduciary duties of the respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, include in the Proxy Statement (as defined in Section 6.02) of each of the Company and IHK for use in connection with the Special Meetings, the recommendation of their Boards of Directors that stockholders vote in favor of the Company Stockholder Approval or IHK Stockholder Approval, as the case may be. The Company and IHK agree to use commercially reasonable efforts to cause the Special Meetings to occur within 30 days after the Registration Statement (as defined below in Section 3.21) is effective under the Securities Act. IHK and Merger Sub agree that, at the Company Stockholders' Meeting, all of the shares of Company Common Stock acquired pursuant to the Offer or otherwise by IHK or Merger Sub will be voted in favor of the Company Stockholder Approval.

     SECTION 2.09 Rights Under Stock Plans. (a) Each unexpired and unexercised option to purchase shares of Company Common Stock (the "Company Options") issued pursuant to the Company's 1996 Equity Incentive Plan (the "Company Stock Option Plan"), or otherwise granted by the Company outside the Company Stock Option Plan, each of which issued and outstanding Company Options are set forth in
Section 3.03 of the Company Disclosure Schedule (as defined below), shall, at the Effective Time and at the election of the holder of such Company Options, either (i) be assumed by IHK and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Company Option, a number of shares of IHK Common Stock equal to the product of (A) the Stock Consideration and (B) the number of shares of Company Common Stock subject to such Company Option, at a price per share equal to the amount obtained by dividing the exercise price of such Company Option by the Stock Consideration (the

"Substitute Options") or (ii) each Company Option which is vested or exercisable or shall become vested or exercisable as a result of the Offer or the Merger shall be canceled by the Company, and each holder of a Company Option so canceled shall be entitled to receive an amount in cash equal to the difference between the Offer Price and the exercise price of such Company Option. Each holder of a Company Option shall make such election by notifying the Company and IHK by 5:00 p.m. New York City time on the Election Date (as defined below). At the Effective Time, IHK shall deliver to holders of Company Options, who make the election set forth in clause (i) of the preceding sentence, appropriate option agreements representing the right to acquire shares of IHK Common Stock on the same terms and conditions as contained in the outstanding Company Options. IHK shall adopt and comply with the terms of the Company Stock Option Plan as it applies to Company Options assumed as set forth above including, without limitation, provisions regarding the accelerated vesting of Company Options which shall occur by virtue of consummation of the Merger, to the extent required by the terms of such Company Options or the Company Stock Option Plan. The date of grant of each Substitute Option shall be deemed to be the date on which the corresponding Company Option was granted. It is the intention of the parties that, subject to applicable Law, the Substitute Options qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the Company Options qualified as incentive stock options prior to the Effective Time.

     (b) IHK shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IHK Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 2.09. Promptly after the Effective Time, the shares of IHK Common Stock subject to Substitute Options shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and IHK shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, IHK shall use commercially reasonable efforts to cause the shares of IHK Common Stock subject to Substitute Options to be listed on the Listing Market (as defined below).

     SECTION 2.10 Exchange of Certificates. (a) Prior to the mailing of the Proxy Statement, IHK shall appoint a bank or trust company to act as paying agent (the "Exchange Agent") for the payment of the Merger Consideration. As of or promptly after the Effective Time, IHK shall deposit the aggregate Merger Consideration with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II.

     (b) As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptances thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of IHK Common Stock received as Stock Consideration and the Cash Consideration, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock, and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash and/or certificates for shares of IHK Common Stock in accordance with this Agreement. If any certificate for such shares of IHK Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such shares of IHK Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.10(b), each certificate for shares of Company Common Stock shall be deemed at any time after the

Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.06.

     (c) No dividends or other distributions with respect to shares of IHK Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of IHK Common Stock represented thereby and no cash payment in lieu of fractional shares of IHK Common Stock shall be paid to any such holder pursuant to Section 2.10(e) until the surrender of the certificate for shares of Company Common Stock with respect to the shares of IHK Common Stock represented thereby in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificates, these shall be paid to the holder of the certificate representing whole shares of IHK Common Stock issued in connection therewith, without interest (i) at the time of such surrender the amount of any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 2.10(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of IHK Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of IHK Common Stock.

     (d) All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.10(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

     (e) Notwithstanding any other provisions of this Agreement, each holder of shares of Company Common Stock after the Effective Time who would otherwise have been entitled to receive as Stock Consideration a fraction of a share of IHK Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Consideration.

     (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.10 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to IHK, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to IHK and only as general creditors thereof for payment of their claim for cash or shares of IHK Common Stock, if any.

     (g) None of Merger Sub, the Company, IHK or the Exchange Agent shall be liable to any person in respect of any cash or any shares of IHK Common Stock from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Government Authority, any such Merger Consideration in respect of such certificate shall, as such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by IHK, on a daily basis, provided that such investments shall be in obligations of the United States of America or obligations fully guaranteed as to principal and interest by the United States of America, any of which may be made through a repurchase agreement in commercially reasonable form with any bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000. Any interest and other income resulting from such investments shall be paid to IHK. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, IHK shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

     (i) The Company shall pay all charges and expenses of the Exchange Agent.

     SECTION 2.11 Elections. (a) Each person who, on or prior to the Election Date referred to in paragraph (c) below, is a record holder of shares of Company Common Stock (other than holders of shares to be canceled as set forth in Section 2.06(a)) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Cash Election") on or prior to such Election Date to receive the Cash Consideration (subject to Section 2.06), on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement, IHK shall appoint the Exchange Agent for the payment of the Merger Consideration.

     (c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of IHK and Merger Sub (the "Form of Election"), with the Proxy Statement to the record holders of shares of Company Common Stock as of the record date for the Company Stockholders' Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make a Cash Election, subject to the provisions of Section
2.06 hereof, for any or all shares of Company Common Stock held by such holder. The Company will use commercially reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of shares of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's Cash Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the Business Day (the "Election Date") next preceding the day on which the vote is taken at the Company Stockholders' Meeting (or any adjournment thereof) a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). Failure to deliver shares covered by such a guarantee of delivery within the time set forth therein shall invalidate an otherwise properly made Cash Election.

     (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the Company Stockholders Meeting, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by IHK, Merger Sub and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Consideration have been properly made or revoked pursuant to this Section 2.11 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Company Common Stock, such shares of Company Common Stock shall be treated by the Exchange Agent as shares of Company Common Stock which were not Cash Election Shares at the Effective Time, and such shares of Company Common Stock shall be exchanged in the Merger for Stock Consideration pursuant to
Section 2.06. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.06, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of IHK and Merger Sub, make such rules as are consistent with this Section 2.11 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchanged for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall be entitled to receive either (i) the Stock Consideration or (ii) the Cash Consideration in accordance with Section 2.06. The Company shall give prompt notice to Merger Sub and IHK of any demands received by the Company for appraisal of shares of Company Common Stock, and Merger Sub and IHK shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub and IHK, make any payment with respect to, or settle or offer to settle, any such demands. IHK agrees to invest in, or lend to, the Surviving Corporation sufficient funds to permit any payment with respect to Dissenting Shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company concurrently with the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to IHK and the Merger Sub that:

     SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by the Company and the respective Company Subsidiaries or the nature of their respective businesses makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Section 3.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all of the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company and the Company Subsidiaries, as the case may be, and the name of each other holder of any such outstanding capital stock or other equity interests and the percentage so held with respect to each such Company Subsidiary. There are no partnerships or joint venture arrangements or other business entities in which the Company or any Company Subsidiary owns an equity interest that are material to the business of the Company and the Company Subsidiaries taken as a whole.

     SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has made available to IHK complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws or other comparable charter or organizational documents of the Company Subsidiaries, in each case as amended to the date of this Agreement. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. Except as would not have a Company Material

Adverse Effect, no Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or other comparable charter or organizational documents.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 64,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock ("Company Preferred Stock"). As of September 1, 1997, (i) 28,738,196 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and 2,500,000 of which are held by Wachovia Bank, N.A. (formerly Wachovia Bank of North Carolina N.A.), as trustee of the trust created pursuant to the Savannah Foods & Industries, Inc. Benefit Trust Agreement (the "Benefit Trust"; shares held by the trustee of the Benefit Trust immediately prior to the Effective Time being referred to herein as the "Benefit Trust Shares"); (ii) 2,568,604 shares of Company Common Stock are held in the treasury of the Company; (iii) 1,250,000 shares of Company Common Stock are reserved for future issuance pursuant to Company Options and
(iv) 1,000,000 shares of Company Preferred Stock are reserved for issuance pursuant to the Rights Agreement, dated as of March 31, 1989, between the Company and Citizens and Southern Trust Company, as Rights Agent (as amended, the "Company Rights Agreement"). Except for Company Options heretofore granted pursuant to the Company Stock Option Plan or pursuant to agreements or arrangements described in Section 3.03 of the Company Disclosure Schedule and the Preferred Stock Purchase Rights (the "Company Rights") issued pursuant to the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Neither the Company nor any Company Subsidiary directly or indirectly owns, or has agreed to purchase or otherwise acquire, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity, assuming for such purpose the conversion of all securities convertible into such capital stock held by the Company or any Company Subsidiary and the exercise of all warrants, options and other rights of the Company or any Company Subsidiary to purchase such capital stock (other than the Company Subsidiaries set forth in Section 3.01 of the Company Disclosure Schedule). There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company or any Company Subsidiary.

     SECTION 3.04 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by IHK and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable

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bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

     (b) The Company's Board of Directors has approved the Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" Laws ("Blue Sky Laws"), the NYSE, the Listing Market and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since October 1, 1995 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "Company Financial Statements"), (i) was prepared from the books of account and other financial records of the Company and the consolidated Company Subsidiaries, (ii) was prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect and the omission of footnotes).

     (c) The books of account and other financial records of the Company and the Company Subsidiaries from which the Company Financial Statements were prepared:
(i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

     (d) Except for liabilities and obligations reflected on the September 29, 1996 consolidated balance sheet of the Company (including the notes thereto), liabilities and obligations disclosed in the Company SEC Reports filed prior to the date of this Agreement and other liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 29, 1996, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are or are reasonably likely to be material to the Company and the Company Subsidiaries taken as a whole.

     (e) The Company has heretofore furnished to IHK complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Company with the SEC but that are currently in effect and that the Company expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously have been filed by the Company with the SEC and are currently in effect.

     SECTION 3.08 Absence of Certain Changes or Events. Since September 29, 1996, except as contemplated by this Agreement or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, except as may be required by U.S. GAAP, (c) any damage, destruction or loss (whether or not covered by insurance) with respect to properties or assets of the Company or any Company Subsidiary that, individually or in the aggregate, would result in a Company Material Adverse Effect, (d) any declaration, setting aside or payment of any dividend or distribution in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities other than the previously declared regular quarterly dividend of $0.0375 per share of Company Common Stock, (e) any revaluation by the Company and the Company Subsidiaries of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (f) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice,
(g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, (h) any acquisition or disposition by the Company or any Company Subsidiary of any material asset, except in the ordinary course of business consistent with past practice, (i) any incurrence, assumption or guarantee of any indebtedness or obligation relating to any lending or borrowing except current liabilities and commitments incurred in the ordinary course of business consistent with past practice, or (j) any amendment, modification or termination of any existing, or entering into any new, material contract, or any material plan, lease, license, permit or franchise, except in the ordinary course of business consistent with past practice.

     SECTION 3.09  Absence of Litigation. (a) Except as set forth in Section
3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, which (i) individually or in the aggregate has had or is reasonably likely to have a Company Material Adverse Effect or
(ii) seeks to delay or prevent the consummation of the Offer or the Merger.

     (b) Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any Order, determination or award of any Governmental Entity or arbitrator having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.10 Employee Benefit Plans; Labor Matters. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of (i) all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, by which the Company or any Company Subsidiary is bound, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary and (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Company Subsidiary remains secondarily liable under Section 4204 of ERISA (collectively, the "Company Plans"). Each Company Plan is in writing and the Company has previously made available to IHK a true and complete copy of each Company Plan and a true and complete copy of (1) each trust or other funding arrangement, (2) each summary plan description and summary of material modifications, (3) the most recently filed Internal Revenue Service ("IRS") Form 5500, (4) the most recently received IRS determination letter for each such Company Plan, and (5) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment (I) to create, to incur liability with respect to, or to cause to exist any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide compensation or benefits to any individual or (III) to modify, change or terminate any Company Plan (other than with respect to a modification, change or termination required by ERISA or the Code).

     (b) None of the Company Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). With respect to each Company Plan, neither the Company nor any Company Subsidiary nor any trade or business, whether or not incorporated (a "Company ERISA Affiliate") that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA has made or suffered a "complete withdrawal" or a "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full). None of the Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or other benefits as a result of the Merger or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit that would be subject to a tax under Section 4999 of the Code. None of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

     (c) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Company Plan is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the Company's Knowledge, no fact or event has occurred since the date of any such determination letter from the IRS that would adversely affect the qualified status of any such Company Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Company Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the Company's Knowledge, no fact or event has occurred since the date of such determination by the IRS that would adversely affect such qualified or exempt status.

     (d) To the Company's Knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. Neither the Company nor any Company Subsidiary is currently liable or has previously incurred any liability for any tax or penalty (other than any tax or penalty that would not have a Company Material Adverse Effect) arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and to the Company's Knowledge, no fact or event exists which would give rise to any such liability. Neither the Company nor any Company Subsidiary has incurred any liability (other than any liability that would not have a Company Material Adverse Effect) under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the Company's Knowledge, no fact or event exists which would give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Plan. No reportable event (within the meaning of Section 4043 of ERISA) for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation has not been waived has occurred or is expected to occur with respect to any Company Plan subject to Title IV of ERISA. No asset of the Company or any Company Subsidiary is the subject of any lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Company Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which would give rise to any such lien or requirement to post any such security.

     (e) Each Company Plan is now and has been operated in all respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where any failure to so operate would not have a Company Material Adverse Effect. No Company Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company's September 29, 1996 balance sheet reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Company Plans. With respect to each Company Plan subject to Title IV of ERISA, the accumulated benefit obligations of such Company Plan are set forth in the footnotes to the Company's September 29, 1996 balance sheet.

     (f) The Company and the Company Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.
Section 3.10(f) of the Company Disclosure Schedule lists all notices given by the Company and the Company Subsidiaries in connection with WARN.

     (g) (i) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are parties to the collective bargaining agreements listed in Section 3.10(g) of the Company Disclosure Schedule is not required to consummate the Merger.

     (h) The Board of Directors of the Company has, prior to its execution of this Agreement, amended each of (i) the Company's Supplemental Executive Retirement Plan, (ii) the Deferred Compensation Plan for Key Employees of Michigan Sugar Company, (iii) the Deferred Compensation Plan for Key Employees of the Company, as amended and restated as of August 12, 1983, and (iv) the Deferred Compensation Plan for Key Employees of the Company, as amended and restated as of August 1, 1990 (collectively, the "Company Executive Deferred Compensation Plans"), to provide that neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall constitute a "change in control" for purposes of such Company Executive Deferred Compensation Plans or otherwise will result in the acceleration of vesting or payment of any benefit, or the triggering of any ancillary or supplemental benefit or subsidy, under such plan. The Company has the authority and power to amend the Company Executive Deferred Compensation Plans as described in this
Section 3.10(h) without limitation or restriction with respect to any current participants or beneficiaries, and none of such participants or beneficiaries shall have a valid claim in law or equity that such amendment was not effective against them, or otherwise that they are entitled to rights or benefits that would have accrued to them under such plans had they not been so amended.

     SECTION 3.11 Intellectual Property. "Intellectual Property Rights" means trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information. The Company and the Company Subsidiaries own, or possess adequate licenses or other valid rights to use, all Intellectual Property Rights used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted. The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not and will not conflict in any way with any Intellectual Property Rights of any third party that, individually or in the aggregate, would have a Company Material Adverse Effect. To the Knowledge of the Company, there are no infringements of an Intellectual Property Right owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has licensed or otherwise permitted the use by any third party of any Intellectual Property Rights on terms or in a manner which, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in breach of any agreements pursuant to which the Company or any Company Subsidiary has a license to use Intellectual Property Rights, which breach has had or is reasonably likely to have a Company Material Adverse Effect, and the Merger will not constitute such a breach or otherwise reduce or impair, in any material respect, the rights of the Company or any Company Subsidiary under such license agreements. No claims are pending or, to the Knowledge of the Company, threatened by any Person with respect to the ownership, validity or enforceability of any Intellectual Property Rights owned by or licensed to or by the Company or any Company Subsidiary or challenging or questioning the right of the Company or any Company Subsidiary to use any Intellectual Property Rights,

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

except claims that would not, if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.12  Taxes. The Company and each of the Company Subsidiaries have
(a) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions),
(b) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due, and (c) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of any failure to file such returns or to pay or accrue such taxes which would not individually or in the aggregate, have a Company Material Adverse Effect. The Company has open years for federal income tax returns and state income and franchise tax returns only as set forth in the Section 3.12 of the Company Disclosure Schedule. The Company and each Company Subsidiary have withheld or collected and paid over to the appropriate Governmental Entity (or are properly holding for such payment) all taxes required by Law to be withheld or collected. Neither the Company nor any Company Subsidiary has made an election under Section 341(f) of the Code. Except as set forth in Section 3.12 of the Company Disclosure Schedule, no requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     SECTION 3.13 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) any other pollutant or contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any Law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health and safety and natural resources.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has violated or is in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither the Company nor any Company Subsidiary is actually or potentially or, to the Knowledge of the Company, allegedly liable for any off-site contamination; (iv) neither the Company nor any Company Subsidiary is actually or potentially or, to the Knowledge of the Company, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("Company Environmental Permits"); and (vi) each of the Company and each Company Subsidiary has always been and is in compliance with its Company Environmental Permits.

     SECTION 3.14 Products. Except as would not have a Company Material Adverse Effect, (a) there have been no written notices, citations or decisions by any Governmental Entity that any product produced, manufactured, marketed or distributed by the Company or any Company Subsidiary (the "Company Products") is defective or fails to meet any applicable standards promulgated by such Governmental Entity, (b) the Company and the Company Subsidiaries have complied with all Laws applicable to design, manufacture, labeling, testing and inspection of Company Products, and (c) there have been no recalls ordered or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any of the Company Products. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement that limits or otherwise restricts the Company or any Company Subsidiary or any successor thereto, or that would limit IHK or any subsidiary thereof or any successor thereto, from engaging or competing in any line of business or in any geographic area.

     SECTION 3.15 Properties and Assets; Real Property and Leases. (a) The Company and the Company Subsidiaries have sufficient title to all their respective properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (b) Set forth in Section 3.15(b) of the Company's Disclosure Schedule is a true, correct and complete list (including a general description of the uses for such real property) of all real property owned or leased by the Company and each of the Company Subsidiaries.

     (c) Except as would not have a Company Material Adverse Effect, each parcel of real property owned or leased by the Company or any Company Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than
(A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practices and (D) all matters of record, Liens and other imperfections of title and encumbrances (including, without limitation, (l) reservations specified in instruments of conveyance such as deeds and indentures, reserving in favor of the grantor under such instrument ("Deed Reservations"), the right to make or construct canals, cuts, sluice-ways, dikes and other works ("Waterway Works") for the drainage or reclamation of any lands, (2) Deed Reservations for the exclusive possession of a portion of the land on either side of such Waterway Works, (3) Deed Reservations reserving an interest in mineral rights, including without limitation, petroleum, petroleum products, phosphate minerals, oil and gas, (4) any covenant or restriction pursuant to any deed or recorded plat affecting the Property and (5) any other Deed Reservation) which, individually or in the aggregate, would not adversely affect the use of the property for its intended purpose (Liens described in clauses (A) through (D) being referred to herein as "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (d) All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary or any other party thereto, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Company Subsidiary or any other party thereto, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

     SECTION 3.16 Insurance. The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries, and each has maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and the Company Subsidiaries or any properties owned, occupied or controlled by the Company or any Company Subsidiary in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other costs in doing so that would, individually or in the aggregate, have a Company Material Adverse Effect. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks. There is no material default with respect to any provision contained in any such policy or binder, nor has the Company or any of the Company Subsidiaries failed to give any material notice or present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as otherwise set forth in the Company SEC Reports or in Section 3.16 of the Company Disclosure Schedule, (a) there are no outstanding claims in excess of normal retentions that are not covered under any such policies or binders and, to the Knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company or any of the Company Subsidiaries that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c), except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no performance bonds outstanding with respect to the Company or any of the Company Subsidiaries.

     SECTION 3.17 Opinion of Financial Advisor. The Company has received a fairness opinion of DLJ on the date of this Agreement and the Company will promptly, upon the execution of this Agreement, deliver a copy of such opinion to IHK.

     SECTION 3.18 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

     SECTION 3.19 Brokers. Except as set forth in Section 3.19 of the Company's Disclosure Schedule, other than DLJ and The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), no broker, finder or investment banker is entitled to a brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to IHK a complete and correct copy of all agreements between the Company and either DLJ or Robinson-Humphrey pursuant to which such firms would be entitled to any payment relating to the Transactions.

     SECTION 3.20 Company Rights Agreement. The Company Rights Agreement has been amended (the "Company Rights Agreement Amendment") so as to provide that neither IHK nor Merger Sub will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. In addition, the Company Rights Agreement contains no exception from the definition of "Acquiring Person" for Flo-Sun Incorporated and its Affiliates.

     SECTION 3.21 Information Supplied. The Schedule 14D-9 and any other documents to be filed by the Company with the SEC or any other governmental or regulatory authority in connection with the Offer and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the
Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of IHK or Merger Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by IHK or Merger Sub with the SEC. The
Schedule 14D-9 and any

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

such other documents filed by the Company with the SEC under the Exchange Act or with any other Governmental Entity under applicable law will comply as to form in all material respects with the requirements of the Exchange Act or other applicable law, as the case may be. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") to be filed with the SEC by IHK in connection with the issuance of shares of IHK Common Stock in the Merger and as contemplated by Section 2.06 will at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Proxy Statement (as defined in Section 6.02), as supplemented if necessary, will, at the date mailed to stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of such meeting, any event with respect to the Company or any Company Subsidiary, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.22 Termination of Existing Merger Agreement. The Company has terminated the Agreement and Plan of Merger dated as of July 14, 1997 among XSF Holdings, Inc., DXE Merger Corp., the Company and Flo-Sun Incorporated (the "Flo-Sun Agreement"), in accordance with the provisions thereof.

                                  ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF IHK AND MERGER SUB

     Except as set forth in the Disclosure Schedule delivered by IHK and Merger Sub concurrently with the execution of this Agreement (the "IHK Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), IHK and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. (a) Each of IHK and each subsidiary of IHK (an "IHK Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have an IHK Material Adverse Effect (as defined below). IHK and each IHK Subsidiary are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by IHK and the respective IHK Subsidiaries or the nature of their respective businesses makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an IHK Material Adverse Effect. The term "IHK Material Adverse Effect" means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of IHK and the IHK Subsidiaries taken as a whole. Section 4.01 of the IHK Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all of the IHK Subsidiaries, together with the jurisdiction of incorporation of each IHK Subsidiary and the percentage of each IHK Subsidiary's outstanding capital stock or other equity interests owned by IHK and the IHK Subsidiaries, as the case may be, and the name of each other holder of any such outstanding capital stock or other equity interests and the percentage so held with respect to each such IHK Subsidiary. Except as set forth in
Schedule 4.01 of the IHK Disclosure Schedule, there are no partnerships or joint venture arrangements or other business entities in which IHK or any IHK Subsidiary owns an equity interest that are material to the business of IHK and the IHK Subsidiaries taken as a whole.

     (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. From the date of this Agreement until the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by IHK.

     SECTION 4.02 Certificate of Incorporation and By-Laws. IHK has made available to the Company complete and correct copies of its Articles of Incorporation and By-Laws and the certificates of incorporation and by-laws or other comparable charter or organizational documents of the IHK Subsidiaries, in each case as amended to the date of this Agreement. IHK is not in violation of any of the provisions of its Articles of Incorporation or By-Laws. Except as would not have an IHK Material Adverse Effect, no IHK Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or other comparable charter or organizational documents.

     SECTION 4.03 Capitalization. The authorized capital stock of IHK consists of 50,000,000 shares of IHK Common Stock and 5,000,000 shares of preferred stock ("IHK Preferred Stock"). As of September 1, 1997, (i) 14,282,728 shares of IHK Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of IHK Common Stock are held in the treasury of IHK; (iii) 773,860 shares of IHK Common Stock are reserved for future issuance pursuant to IHK Options and (iv) 333,334 shares of IHK Preferred Stock are reserved for issuance pursuant to the IHK Rights Agreement. Except for IHK Options heretofore granted pursuant to the IHK Stock Option Plan as set forth in Section 4.03 of the IHK Disclosure Schedule or pursuant to agreements or arrangements described in Section 4.03 of the IHK Disclosure Schedule and the IHK Purchase Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IHK or any IHK Subsidiary or obligating IHK or any IHK Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, IHK or any IHK Subsidiary. All shares of IHK Common Stock and IHK Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of IHK or any IHK Subsidiary to repurchase, redeem or otherwise acquire any shares of IHK Common Stock or IHK Preferred Stock or any capital stock of any IHK Subsidiary. Each outstanding share of capital stock of each IHK Subsidiary is duly authorized, validly issued, fully paid and nonassessable and except as set forth in Section 4.03 of the IHK Disclosure Schedule each such share owned by IHK or another IHK Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on IHK's or such other IHK Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Neither IHK nor any IHK Subsidiary directly or indirectly owns, or has agreed to purchase or otherwise acquire, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity, assuming for such purpose the conversion of all securities convertible into such capital stock held by IHK or any IHK Subsidiary and the exercise of all warrants, options and other rights of IHK or any IHK Subsidiary to purchase such capital stock (other than the IHK Subsidiaries set forth in Section 4.01 of the IHK Disclosure Schedule). Except as set forth in Section 4.03 of the IHK Disclosure Schedule, there are no material outstanding contractual obligations of IHK or any IHK Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any IHK Subsidiary or any other Person. Except for the Investor Agreement dated August 27, 1996, among IHK, Greencore Group plc and Earlsfort Holdings B.V., there are no voting trusts or other agreements or understandings to which IHK or any IHK Subsidiary is a party with respect to the voting of capital stock of IHK or any IHK Subsidiary.

     SECTION 4.04 Authority Relative to this Agreement. IHK and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IHK and Merger Sub and the consummation by IHK and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of IHK or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of the issuance of the Stock Consideration by the holders of a majority of the shares of IHK Common Stock voted at the IHK Shareholders' Meeting (as defined in Section 6.01(b)), and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by IHK and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of IHK and Merger Sub, enforceable against them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

     SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by IHK and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of IHK, Merger Sub or any other IHK Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any foreign or domestic Law applicable to IHK, Merger Sub or any other IHK Subsidiary or by which any property or asset of IHK, Merger Sub or any other IHK Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of IHK, Merger Sub or any other IHK Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have an IHK Material Adverse Effect.

     (b) The execution and delivery of this Agreement by IHK and Merger Sub do not, and the performance of this Agreement by IHK and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Listing Market and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent IHK or Merger Sub from performing their respective obligations under this Agreement, and would not, individually or in the aggregate, have an IHK Material Adverse Effect.

     SECTION 4.06 Permits; Compliance. Each of IHK and the IHK Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for IHK or any IHK Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "IHK Permits"), except where the failure to have, or the suspension or cancellation of, any of the IHK Permits would not, individually or in the aggregate, have an IHK Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the IHK Permits is pending or, to the Knowledge of IHK, threatened, except where the failure to have, or the suspension or cancellation of, any of the IHK Permits would not, individually or in the aggregate, have an IHK Material Adverse Effect. Neither IHK nor any IHK Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to IHK or any IHK Subsidiary or by which any property or asset of IHK or any IHK Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IHK or any IHK Subsidiary is a party or by which IHK or any IHK Subsidiary or any property or asset of IHK or any IHK Subsidiary is bound or affected or (iii) any IHK Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an IHK Material Adverse Effect.

     SECTION 4.07 SEC Filings; Financial Statements. (a) IHK has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 1995 (collectively, the "IHK SEC Reports"). The IHK SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No IHK Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the IHK SEC Reports (the "IHK Financial Statements"), (i) was prepared from the books of account and other financial records of IHK and the consolidated IHK Subsidiaries, (ii) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly, in all material respects, the consolidated financial position of IHK and the consolidated IHK Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have an IHK Material Adverse Effect and the omission of footnotes).

     (c) The books of account and other financial records of IHK and the IHK Subsidiaries from which the IHK Financial Statements were prepared: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of IHK, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

     (d) Except for liabilities and obligations reflected on the March 31, 1997 consolidated balance sheet of IHK (including the notes thereto), liabilities and obligations disclosed in the IHK SEC Reports filed prior to the date of this Agreement and other liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1997, neither IHK nor any IHK Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are or are reasonably likely to be material to IHK and the IHK Subsidiaries taken as a whole.

     (e) IHK has heretofore furnished to the Company complete and correct copies of (i) all agreements, documents and other instruments not yet filed by IHK with the SEC but that are currently in effect and that IHK expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by IHK with the SEC to all agreements, documents and other instruments that previously have been filed by IHK with the SEC and are currently in effect.

     SECTION 4.08 Absence of Certain Changes or Events. Since March 31, 1997, except as contemplated by this Agreement or as disclosed in the IHK SEC Reports filed prior to the date of this Agreement, IHK and the IHK Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any IHK Material Adverse Effect, (b) any change by IHK in its accounting methods, principles or practices, except as may be required by U.S. GAAP, (c) any damage, destruction or loss (whether or not covered by insurance) with respect to properties or assets of IHK or any IHK Subsidiary that, individually or in the aggregate, would result in an IHK Material Adverse Effect, (d) any declaration, setting aside or payment of any dividend or distribution in respect of shares of IHK Common Stock or any redemption, purchase or other acquisition of any of its securities other than the previously declared regular quarterly dividend of $0.03 per share of IHK Common Stock, (e) any revaluation by IHK and the IHK Subsidiaries of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (f) any entry by IHK or any IHK Subsidiary into any commitment or transaction material to IHK and the IHK Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of IHK or any IHK Subsidiary, except in the ordinary course of business consistent with past practice, (h) any acquisition or disposition by IHK or any IHK Subsidiary of any material asset, except in the ordinary course of business consistent with past practice, (i) any incurrence, assumption or guarantee of any indebtedness or obligation relating to any lending or borrowing except current liabilities and commitments incurred in the ordinary course of business consistent with past practice, or (j) any amendment, modification or termination of any existing, or entering into any new, material contract, or any material plan, lease, license, permit or franchise, except in the ordinary course of business consistent with past practice.

     SECTION 4.09  Absence of Litigation. (a) Except as set forth in Section
4.09 of the IHK Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the Knowledge of IHK, threatened against or affecting IHK or any IHK Subsidiary, or any property or asset of IHK or any IHK Subsidiary, before any court, arbitrator or Governmental Entity, which (i) individually or in the aggregate has had or is reasonably likely to have an IHK Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger.

     (b) Neither IHK nor any IHK Subsidiary nor any property or asset of IHK or any IHK Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of IHK, continuing investigation by, any Governmental Entity, or any Order, determination or award of any Governmental Entity or arbitrator having or reasonably likely to have, individually or in the aggregate, an IHK Material Adverse Effect.

     SECTION 4.10 Employee Benefit Plans; Labor Matters. (a) Section 4.10(a) of the IHK Disclosure Schedule contains a true and complete list of (i) all "employee benefit plans" (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which IHK or any IHK Subsidiary is a party, by which IHK or any IHK Subsidiary is bound, with respect to which IHK or any IHK Subsidiary has any obligation or which are maintained, contributed to or sponsored by IHK or any IHK Subsidiary for the benefit of any current or former employee, officer or director of IHK or any IHK Subsidiary and
(ii) each employee benefit plan for which IHK or any IHK Subsidiary could incur liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which IHK or any IHK Subsidiary remains secondarily liable under Section 4204 of ERISA (collectively, the "IHK Plans"). Each IHK Plan is in writing and IHK has previously made available to the Company a true and complete copy of each IHK Plan and a true and complete copy of (1) each trust or other funding arrangement, (2) each summary plan description and summary of material modifications, (3) the most recently filed IRS Form 5500, (4) the most recently received IRS determination letter for each such IHK Plan, and (5) the most recently prepared actuarial report and financial statement in connection with each such IHK Plan. Neither IHK nor any IHK Subsidiary has any express or implied commitment (I) to create, to incur liability with respect to, or to cause to exist any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide compensation or benefits to any individual or (III) to modify, change or terminate any IHK Plan (other than with respect to a modification, change or termination required by ERISA or the Code).

     (b) Each of the IHK Plans that is a Multiemployer Plan or a Multiple Employer Plan is designated as such on Section 4.10(b) of the IHK Disclosure Schedule and, with respect to each IHK Plan so designated, except as would not have an IHK Material Adverse Effect: (i) neither IHK nor any IHK Subsidiary nor any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with IHK or any IHK Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a risk of a partial withdrawal, (iii) neither IHK, nor any IHK Subsidiary, nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and (iv) no circumstances exist that present a risk that any such plan will go into reorganization. With respect to Multiemployer Plans and Multiple Employer Plans, except as would not have an IHK Material Adverse Effect, neither IHK nor any IHK Subsidiary would incur withdrawal liability in the event of a complete withdrawal within the meaning of Title IV of ERISA from any such Plan. None of the IHK Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates IHK or any IHK Subsidiary to pay separation, severance, termination or other benefits as a result of the Merger or (iii) obligates IHK or any IHK Subsidiary to make any payment or provide any benefit that would be subject to a tax under
Section 4999 of the Code. None of the IHK Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of IHK or any IHK Subsidiary.

     (c) Each IHK Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such IHK Plan is so qualified and each trust established in connection with any IHK Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To IHK's Knowledge, no fact or event has occurred since the date of any such determination letter from the IRS that would adversely affect the qualified status of any such IHK Plan or the exempt status of any such trust. Each trust maintained or contributed to by the IHK or any IHK Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to IHK's Knowledge, no fact or event has occurred since the date of such determination by the IRS that would adversely affect such qualified or exempt status.

     (d) To IHK's Knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any IHK Plan. Neither IHK nor any IHK Subsidiary is currently liable or has previously incurred any liability for any tax or penalty (other than any tax or penalty that would not have an IHK Material Adverse Effect) arising under
Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and to IHK's Knowledge, no fact or event exists which would give rise to any such liability. Neither IHK nor any IHK Subsidiary has incurred any liability (other than any liability that would not have an IHK Material Adverse Effect) under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to IHK's Knowledge, no fact or event exists which would give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any IHK Plan. No reportable event (within the meaning of Section 4043 of ERISA) for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation has not been waived has occurred or is expected to occur with respect to any IHK Plan subject to Title IV of ERISA. No asset of IHK or any IHK Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither IHK nor any IHK Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which would give rise to any such lien or requirement to post any such security.

     (e) Each IHK Plan is now and has been operated in all respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where any failure to so operate would not have an IHK Material Adverse Effect. No IHK Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. IHK's March 31, 1997 balance sheet reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the IHK Plans. With respect to each IHK Plan subject to

Title IV of ERISA, the accumulated benefit obligations of such IHK Plan are set forth in the footnotes to IHK's March 31, 1997 balance sheet.

     (f) IHK and the IHK Subsidiaries have not incurred any liability under, and have complied in all respects with, WARN and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.

     (g) (i) Except as set forth in Section 4.10(g) of the IHK Disclosure Schedule, neither IHK nor any IHK Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by IHK or any IHK Subsidiary, nor, to the Knowledge of IHK, are there any activities or proceedings of any labor union to organize any such employees;
(ii) except as would not have an IHK Material Adverse Effect, neither IHK nor any IHK Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against IHK or any IHK Subsidiary under any such agreement or contract; (iii) there are no unfair labor practice complaints pending against IHK or any IHK Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of IHK or any IHK Subsidiary; and
(iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of IHK, threat thereof, by or with respect to any employees of IHK or any IHK Subsidiary. The consent of the labor unions which are parties to the collective bargaining agreements listed in Section 4.10(g) of the IHK Disclosure
Schedule is not required to consummate the Merger.

     SECTION 4.11 Intellectual Property. IHK and the IHK Subsidiaries own, or possess adequate licenses or other valid rights to use, all Intellectual Property Rights used or held for use in connection with the business of IHK and the IHK Subsidiaries as currently conducted. The conduct of the business of IHK and the IHK Subsidiaries as currently conducted does not and will not conflict in any way with any Intellectual Property Rights of any third party that, individually or in the aggregate, would have an IHK Material Adverse Effect. To the Knowledge of IHK, there are no infringements of an Intellectual Property Right owned by or licensed by or to IHK or any IHK Subsidiary that, individually or in the aggregate, would have an IHK Material Adverse Effect. Neither IHK nor any IHK Subsidiary has licensed or otherwise permitted the use by any third party of any Intellectual Property Rights on terms or in a manner which, individually or in the aggregate, would have an IHK Material Adverse Effect. Neither IHK nor any IHK Subsidiary is in breach of any agreements pursuant to which IHK or any IHK Subsidiary has a license to use Intellectual Property Rights, which breach has had or is reasonably likely to have an IHK Material Adverse Effect, and the Merger will not constitute such a breach or otherwise reduce or impair, in any material respect, the rights of IHK or any IHK Subsidiary under such license agreements. No claims are pending or, to the Knowledge of IHK, threatened by any Person with respect to the ownership, validity or enforceability of any Intellectual Property Rights owned by or licensed to or by IHK or any IHK Subsidiary or challenging or questioning the right of IHK or any IHK Subsidiary to use any Intellectual Property Rights, except claims that would not, if determined adversely to IHK or any IHK Subsidiary, individually or in the aggregate, have an IHK Material Adverse Effect.

     SECTION 4.12 Taxes. IHK and each of the IHK Subsidiaries have (a) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (b) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due, and (c) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of any failure to file such returns or to pay or accrue such taxes which would not individually or in the aggregate, have an IHK Material Adverse Effect. IHK has open years for federal income tax returns and state income and franchise tax returns only as set forth in the Section 4.12 of the IHK Disclosure Schedule. IHK and each IHK Subsidiary have withheld or collected and paid over to the appropriate Governmental Entity (or are properly holding for such payment) all taxes required by Law to be withheld or collected. Neither IHK nor any IHK Subsidiary has made an election under Section 341(f) of the Code. No requests for waivers of the time to assess any taxes against IHK or any IHK Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the IHK SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, in the aggregate, have an IHK Material Adverse Effect. Except as set forth in

Section 4.12 of the IHK Disclosure Schedule, neither IHK nor any IHK Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     SECTION 4.13 Environmental Matters. Except as would not, individually or in the aggregate, have an IHK Material Adverse Effect: (i) neither IHK nor any IHK Subsidiary has violated or is in violation of any Environmental Law; (ii) none of the properties owned or leased by IHK or any IHK Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither IHK nor any IHK Subsidiary is actually or potentially or, to the Knowledge of IHK, allegedly liable for any off-site contamination; (iv) neither IHK nor any IHK Subsidiary is actually or potentially or, to the Knowledge of IHK, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens);
(v) each of IHK and each IHK Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("IHK Environmental Permits"); and (vi) each of IHK and each IHK Subsidiary has always been and is in compliance with its IHK Environmental Permits.

     SECTION 4.14 Products. Except as would not have an IHK Material Adverse Effect, (a) there have been no written notices, citations or decisions by any Governmental Entity that any product produced, manufactured, marketed or distributed by IHK or any IHK Subsidiary (the "IHK Products") is defective or fails to meet any applicable standards promulgated by such Governmental Entity,
(b) IHK and the IHK Subsidiaries have complied with all Laws applicable to design, manufacture, labeling, testing and inspection of IHK Products, and (c) there have been no recalls ordered or, to the knowledge of IHK, threatened by any Governmental Entity with respect to any of the IHK Products. Neither IHK nor any IHK Subsidiary has entered into any agreement or arrangement that limits or otherwise restricts IHK or any IHK Subsidiary or any successor thereto, or that would limit IHK or any subsidiary thereof or any successor thereto, from engaging or competing in any line of business or in any geographic area.

     SECTION 4.15 Properties and Assets; Real Property and Leases. (a) IHK and the IHK Subsidiaries have sufficient title to all their respective properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have an IHK Material Adverse Effect.

     (b) Set forth in Section 4.15(b) of IHK's Disclosure Schedule is a true, correct and complete list (including a general description of the uses for such real property) of all real property owned or leased by IHK and each of the IHK Subsidiaries.

     (c) Except as would not have an IHK Material Adverse Effect, each parcel of real property owned or leased by IHK or any IHK Subsidiary (i) is owned or leased free and clear of all Liens, other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of IHK or such IHK Subsidiary consistent with past practices and (D) all matters of record, Liens and other imperfections of title and encumbrances (including, without limitation, Deed Reservations), (2) Deed Reservations reserving an interest in mineral rights, including without limitation, petroleum, petroleum products, phosphate minerals, oil and gas, (3) any covenant or restriction pursuant to any deed or recorded plat affecting the Property and (4) any other Deed Reservation) which, individually or in the aggregate, would not adversely affect the use of the property for its intended purpose, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of IHK, has any such condemnation, expropriation or taking been proposed.

     (d) All leases of real property leased for the use or benefit of IHK or any IHK Subsidiary to which IHK or any IHK Subsidiary is a party or by which IHK or any IHK Subsidiary is bound, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by IHK or any IHK Subsidiary or any other party thereto, nor any event which with notice or lapse of time or both would constitute a default thereunder by IHK or any IHK Subsidiary or any other party thereto, except as, individually or in the aggregate, would not have an IHK Material Adverse Effect.

     SECTION 4.16 Insurance. IHK and the IHK Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of IHK and the IHK Subsidiaries, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of IHK and the IHK Subsidiaries or any properties owned, occupied or controlled by IHK or any IHK Subsidiary in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of IHK and the IHK Subsidiaries. IHK and each of the IHK Subsidiaries may terminate each of its insurance policies or binders at or after the Closing and will incur no material penalties or other material costs in doing so. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks. There is no material default with respect to any provision contained in any such policy or binder, nor has IHK or any of the IHK Subsidiaries failed to give any material notice or present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as otherwise set forth in the IHK SEC Reports or in Schedule 4.16 of the IHK Disclosure Schedule, (a) there are no outstanding claims in excess of normal retentions that are not covered under any such policies or binders and, to the Knowledge of IHK, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to IHK or any of the IHK Subsidiaries that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to IHK or any of the IHK Subsidiaries.

     SECTION 4.17 Opinion of Financial Advisor. IHK has received a fairness opinion of Lehman Brothers Inc. ("Lehman Brothers") on the date of this Agreement and IHK will promptly, upon the execution of this Agreement by the Company, deliver a copy of such opinion to the Company.

     SECTION 4.18 Vote Required. The only vote of the holders of any class or series of capital stock of IHK necessary to approve the transactions contemplated by this Agreement is the approval of the issuance of the Stock Consideration by the affirmative vote of the holders of a majority of the shares of IHK Common Stock voted at the IHK Shareholders' Meeting (as defined in
Section 6.01(b)).

     SECTION 4.19 Brokers. Except as set forth in Section 4.19 of the IHK Disclosure Schedule, other than Lehman Brothers, no broker, finder or investment banker is entitled to a brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of IHK. IHK has heretofore made available to the Company a complete and correct copy of all agreements between IHK and Lehman Brothers pursuant to which such firm would be entitled to any payment relating to the Merger.

     SECTION 4.20 Information Supplied. (a) The Offer Documents and any other documents to be filed by IHK and Merger Sub with the SEC or any other governmental or regulatory authority in connection with the Offer and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Offer Documents, on the date they are filed with the SEC and first published, sent or given to stockholders of the Company and the date shares of Company Common Stock are purchased pursuant to the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by IHK or Merger Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of the Company Subsidiaries with the SEC. The Offer Documents and any other such documents filed by IHK or Merger Sub with the

SEC under the Exchange Act or with any other governmental or regulatory authority under applicable law will comply as to form in all material respects with the requirements of the Exchange Act or applicable law, as the case may be.

     (b) Neither the information supplied or to be supplied in writing by or on behalf of IHK or Merger Sub for inclusion, nor the information incorporated by reference from documents filed by IHK or any of the IHK Subsidiaries including Merger Sub, with the SEC, in the Schedule 14D-9, or any other documents to be filed by IHK or Merger Sub or the Company with the SEC or any other governmental or regulatory authority in connection with the Offer and the other transactions contemplated hereby will on the date of its filing or, with respect to the
Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders of the Company, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading.

     (c) None of the information supplied or to be supplied by IHK for inclusion or incorporation by reference in the Registration Statement will at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by IHK and included or incorporated by reference in the Proxy Statement, as supplemented if necessary, will, at the date mailed to shareholders of IHK, or at the time of the IHK Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of such meeting, any event with respect to IHK or any IHK Subsidiary, or with respect to other information supplied by IHK for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to other information supplied by IHK for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.21 Financing. In connection with the transactions contemplated by this Agreement, Lehman Brothers Commercial Paper Inc. ("LBCPI") has issued a commitment letter (the "Lehman Brothers Commitment") to IHK, a true and correct copy of which has been delivered to the Company, for funds which, together with cash available to IHK, will enable IHK (or cause Merger Sub) to (a) pay the Offer Price pursuant to the Offer, (b) pay the Cash Consideration pursuant to the Merger, (c) refinance such of its existing indebtedness as shall be necessary to consummate the Offer and the Merger and the financing therefor and provide working capital prior to the Effective Time and (d) pay related fees and expenses. Upon consummation of the Offer, IHK will provide funds obtained from the Lehman Brothers Commitment to Merger Sub sufficient to pay for all amounts described above.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless IHK shall otherwise agree in writing:

          (a) the Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by the

     Company or any Company Subsidiary specifically permitted by any other provision of this Section 5.01 shall be deemed a breach of this Section 5.01(a);

          (b) neither the Company nor any Company Subsidiary shall amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

          (c) neither the Company nor any Company Subsidiary shall issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for (A) the issuance of a maximum of 200,000 shares of Company Common Stock issuable pursuant to Company Options outstanding on the date hereof in accordance with the terms thereof and (B) issuances by a direct or indirect wholly owned subsidiary of the Company of capital stock to such subsidiary's parent) or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (d) neither the Company nor any Company Subsidiary shall declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any regular quarterly dividends declared and paid in accordance with past practice and not in excess of $0.0375 per share of Company Common Stock and (ii) dividends by a direct or indirect wholly owned subsidiary of the Company to such subsidiary's parent;

          (e) neither the Company nor any Company Subsidiary shall reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company that remains a wholly owned subsidiary of the Company after the consummation of such transaction;

          (f) neither the Company nor any Company Subsidiary shall (i) acquire or dispose of (including, without limitation, by merger, consolidation, acquisition or disposition of stock or assets, or by liquidation or dissolution) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration which is not, in the aggregate, in excess of $10,000,000 and any other dispositions for consideration which is not, in the aggregate, in excess of $10,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice, (B) indebtedness of the Company to a direct or indirect wholly owned Company Subsidiary or indebtedness of a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary and (C) other indebtedness with a maturity of not more than one year incurred in the ordinary course of business consistent with past practice; (iii) enter into, amend or terminate any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures for the Company and the Company Subsidiaries as a whole, in an aggregate amount not exceeding the sum of (A) the amount provided in the capital expenditure budget for the fiscal year ending September 28, 1997 previously provided to IHK and (B) $5,000,000; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this subsection (f);

          (g) neither the Company nor any Company Subsidiary shall (i) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or (ii) except pursuant to existing policies and agreements, grant any severance or termination pay to any director, officer or other employee of the Company or any Company Subsidiary, or (iii) enter into or amend any employment or severance agreement with any director, officer or other employee of the

     Company or any Company Subsidiary or (iv) establish, adopt, enter into, extend, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (h) neither the Company nor any Company Subsidiary shall take any action, other than as required by the SEC or by U.S. GAAP, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (i) neither the Company nor any Company Subsidiary shall make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (j) neither the Company nor any Company Subsidiary shall take any action that would prevent or impede any party to this Agreement from obtaining any consent or approval the receipt of which is a condition to the consummation of the Offer or the Merger;

          (k) neither the Company nor any Company Subsidiary shall enter into any agreement or arrangement that would limit or otherwise restrict the Company or any Company Subsidiary or any successor thereto or, after consummation of the Merger, IHK or any subsidiary thereof or any successor thereto, from engaging or competing in any line of business or in any geographic area;

          (l) neither the Company nor any Company Subsidiary shall pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course business and consistent with past practice, of liabilities reflected or reserved against in the September 29, 1996 consolidated balance sheet of the Company (including the notes thereto) or subsequently incurred in the ordinary course of business and consistent with past practice;

          (m) neither the Company nor any Company Subsidiary shall take any action that would result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.05, any of the conditions to the Offer set forth in Annex A or the conditions to the Merger set forth in
     Article VII not being satisfied; and

          (n) neither the Company nor any Company Subsidiary shall authorize or enter into an agreement to do anything prohibited by Sections 5.01(b) through (m).

     SECTION 5.02 Conduct of Business by IHK and the IHK Subsidiaries Pending the Merger. Except with respect to any action taken to incur indebtedness to fund the Offer, the Cash Consideration and any expenses incurred in connection therewith and to fund working capital requirements in the ordinary course of business prior to the Effective Time, IHK covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section
5.02 of the IHK Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing:

          (a) IHK and the IHK Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by IHK or any IHK Subsidiary specifically permitted by any other provision of this Section 5.02 shall be deemed a breach of is
     Section 5.02(a);

          (b) Neither IHK nor any IHK Subsidiary shall amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;

          (c) Neither IHK nor any IHK Subsidiary shall issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of IHK or any IHK Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of IHK or any IHK Subsidiary (except for
     (A) the issuance of a maximum of 590,870 shares of IHK Common Stock pursuant to the IHK Option Plan, (B) pursuant to the IHK Employee Stock Purchase Plan and (C) issuances by a direct or indirect wholly owned subsidiary of IHK of capital stock to such subsidiary's parent or (ii) any assets of IHK or any IHK Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (d) Neither IHK nor any IHK Subsidiary shall declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any quarterly dividends declared and paid in accordance with past practice and not in excess of $0.03 per share of IHK Common Stock and (ii) such dividends by a direct or indirect wholly owned subsidiary of IHK to such subsidiary's parent;

          (e) Neither IHK nor any IHK Subsidiary shall reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for any such transaction by a direct or indirect wholly owned subsidiary of IHK that remains a wholly-owned subsidiary of IHK after the consummation of such transaction;

          (f) Neither IHK nor any IHK Subsidiary shall (i) acquire or dispose of (including, without limitation, by merger, consolidation, or acquisition or disposition of stock or assets, or by liquidation or dissolution) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration which is not, in the aggregate, in excess of $10,000,000 and any other dispositions for consideration which is not, in the aggregate, in excess of $10,000,000;
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice, (B) indebtedness of IHK to a direct or indirect wholly owned IHK Subsidiary or indebtedness of IHK or a direct or indirect wholly owned IHK Subsidiary to another direct or indirect wholly owned IHK Subsidiary, (C) other indebtedness with a maturity of not more than one year incurred in the ordinary course of business consistent with past practice and (D) indebtedness to fund the Offer and the Cash Consideration and the expenses incurred in connection therewith and to refinance the Company's and IHK's existing indebtedness;
     (iii) enter into, amend or terminate any contract or agreement material to the business, results of operations or financial condition of IHK and the IHK Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures for IHK and the IHK Subsidiaries as a whole, in an aggregate amount not exceeding the sum of
     (A) the amount provided in the capital expenditure budget for the fiscal year ending March 31, 1998 previously provided to the Company and (B) $5,000,000; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this subsection (f);

          (g) Neither IHK nor any IHK Subsidiary shall (i) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of IHK or any IHK Subsidiary who are not officers of IHK, or
     (ii) except pursuant to existing policies and agreements, grant any severance or termination pay to any director, officer or other employee of IHK or any IHK Subsidiary, or (iii) except for change of control agreements specified in Section 5.02(g) of the IHK Disclosure Schedule enter into or amend any employment or severance agreement with any director, officer or other employee of IHK or any IHK Subsidiary or (iv) establish, adopt enter into, extend, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (h) Neither IHK nor any IHK Subsidiary shall take any action, other than as required by the SEC or U.S. GAAP, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (i) Neither IHK nor any IHK Subsidiary shall make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (j) Neither IHK nor any IHK Subsidiary shall take any action that would prevent or impede any party to this Agreement from obtaining any consent or approval the receipt of which is a condition to the consummation of the Offer or the Merger;

          (k) Neither IHK nor any IHK Subsidiary shall enter into any agreement or arrangement that would limit or otherwise restrict IHK or any IHK Subsidiary or any successor thereto, after the consummation of the Merger, from engaging or competing in any line of business or in any geographic area;

          (l) Neither IHK nor any IHK Subsidiary shall pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the March 31, 1997 consolidated balance sheet of IHK or subsequently incurred in the ordinary course of business and consistent with past practice;

          (m) Neither IHK nor any IHK Subsidiary shall take any action that would result in (i) any of the representations or warranties of IHK and the Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Annex A or the conditions to the Merger set forth in Article VII not being satisfied; and

          (n) Neither IHK nor any IHK Subsidiary shall authorize or enter into an agreement to do anything prohibited by Sections 5.02(b) through (m).

     SECTION 5.03 Government Filings. (a) The Company shall use commercially reasonable efforts to promptly file and shall cause the Company Subsidiaries to promptly file all reports required to be filed by any of them with any Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by Law or regulation or any applicable confidentiality agreement) deliver to IHK copies of all such reports promptly after the same are filed.

     (b) IHK shall use commercially reasonable efforts to promptly file and shall cause each IHK Subsidiary to promptly file all reports required to be filed by any of them with any Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by Law or regulation or any applicable confidentiality agreement) deliver to the Company copies of all such reports promptly after the same are filed.

     (c) Subject to applicable Laws, IHK shall have the right to review in advance, and to the extent practicable to consult with the Company, with respect to all the information relating to IHK or any IHK Subsidiary or the Merger which appears in any Company or Company Subsidiary filings made with, or written materials submitted to, any Governmental Entity.

     (d) Subject to applicable Laws, the Company shall have the right to review in advance, and to the extent practicable to consult with IHK, with respect to all the information relating to the Company or any Company Subsidiary or the Merger which appears in any IHK or IHK Subsidiary filings made with, or written materials submitted to, any Governmental Entity.

     (e) In exercising the rights provided by Sections 5.03(c) and 5.03(d), each of the parties hereto agrees to act reasonably and as promptly as practicable.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Stockholders' Meetings. (a) Unless otherwise required pursuant to the applicable fiduciary duties of the Company's Board of Directors to the stockholders of the Company (as determined in good faith by the Company's Board of Directors based upon the advice of outside counsel), (i) the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger, and the Company shall use commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which shares of Company Common Stock are purchased in the Offer and the Registration Statement becomes effective, (ii) the Company's Board of Directors shall recommend such approval (as well as acceptance of the Offer), and (iii) the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

     (b) Unless otherwise required pursuant to the applicable fiduciary duties of IHK's Board of Directors to the shareholders of IHK (as determined in good faith by IHK's Board of Directors based upon the advice of outside counsel), (i) IHK shall call and hold a meeting of its shareholders (the "IHK Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the issuance of the Stock Consideration, and IHK shall use commercially reasonable efforts to hold the IHK Shareholders' Meeting as soon as practicable after the date on which shares of Company Common Stock are purchased in the Offer and the Registration Statement becomes effective, (ii) the IHK's Board of Directors shall recommend such approval, and (iii) IHK shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

     SECTION 6.02 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement (i) IHK and the Company shall prepare and IHK shall file with the SEC the Registration Statement in connection with the registration under the Securities Act of the shares of IHK Common Stock to be issued to the stockholders of the Company in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement/prospectus (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the Stockholders' Meetings. The Registration Statement shall also register the resale of IHK Common Stock received in the Offer and the Merger by Affiliates of the Company by such Affiliates and IHK shall maintain the effectiveness of the Registration Statement with respect to such resales of such IHK Common Stock for a period of one year after the Effective Time. At any time during such one year period, upon IHK's request, any such Affiliates shall not be allowed to sell IHK Common Stock pursuant to such Registration Statement for a period of 45 days if (i) IHK or any IHK Subsidiary is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such sales were not made), and IHK determines in good faith that such disclosure would be materially detrimental to IHK and its stockholders, or (ii) IHK determines to effect a registered underwritten public offering of IHK's equity securities or of securities convertible to IHK's equity securities for IHK's account and IHK takes substantial steps (including, but not limited to, selecting the managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering; provided, however, that IHK may only make such a request twice during such one year period. A deferral of such sales shall be lifted, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for IHK's account is abandoned. The Company and such Affiliates shall furnish all information concerning the Company and such Affiliates as IHK may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. IHK shall use commercially reasonable efforts, and the Company and such Affiliates will cooperate with IHK, to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the Registration Statement, IHK shall take all action required under any applicable federal or state securities Laws in connection with the issuance of shares of IHK Common Stock pursuant to the Merger. IHK shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to the Company and advise the Company of any verbal comments with respect to the Registration Statement received from the SEC. IHK and the Company shall each give the other and its counsel the opportunity to review the Registration Statement and each document to be incorporated by reference therein and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. IHK and the Company shall each use commercially reasonable efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. Unless otherwise required by the applicable fiduciary duties of the respective Boards of Directors to their respective stockholders (as determined in good faith by each respective Board of Directors based upon the advice of its outside counsel), as promptly as practicable after the Registration Statement shall have become effective, the Company and IHK shall mail the Proxy Statement to their respective stockholders.

     (b) Unless otherwise required pursuant to the applicable fiduciary duties of the respective Boards of Directors to their respective stockholders (as determined in good faith by each respective Board of Directors based upon the advice of its outside counsel), no amendment or supplement to the Proxy Statement or the Registration Statement will be made by IHK or the Company without the approval of the other party, which approval shall not be unreasonably withheld. IHK will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of IHK Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement.

     (c) Notwithstanding anything to the contrary in this Agreement, (i) IHK shall have no obligation to mail the Proxy Statement to its shareholders unless and until IHK shall have received the "comfort letter" referred to in Section 6.10(a) and (ii) the Company shall have no obligation to mail the Proxy Statement to its stockholders unless and until the Company shall have received the "comfort letter" referred to in Section 6.10(b).

     (d) The information supplied by IHK for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to its shareholders and
(iii) the time of the IHK Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the time of the IHK Shareholders' Meeting, any event or circumstance relating to IHK or any IHK Subsidiary, or their respective officers or directors, should be discovered by IHK which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, IHK shall promptly inform the Company.

     (e) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the time of the Company Stockholders' Meeting any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform IHK.

     (f) All documents that IHK is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (g) All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.03 Access to Information; Confidentiality. (a) To the fullest extent possible, consistent with applicable Law, the Company shall afford to IHK and its officers, employees, accountants, counsel, financial advisors and other representatives ("Representatives") reasonable access during normal business hours during the period prior to the Effective Time to all the officers, employees, agents, properties, books, contracts, commitments and records of the Company and the Company Subsidiaries, and will cooperate in furnishing and cause its officers, employees and agents to furnish information regarding the Company and the Company Subsidiaries reasonably required in connection with the indebtedness contemplated by the Lehman Brothers Commitment and during such period, the Company shall furnish promptly to IHK and its Representatives all information concerning the businesses, properties and personnel of the Company and the Company Subsidiaries as IHK may reasonably request.

     (b) Until the Effective Time, IHK and the Company will be bound by, and will hold any information received pursuant to this Agreement in confidence in accordance with the terms of, the confidentiality agreement between the Company and IHK dated August 26, 1997 (the "Confidentiality Agreement").

     (c) To the fullest extent possible, consistent with applicable Law, IHK shall, and shall cause the IHK Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all the officers, employees, agents, properties, books, contracts, commitments and records of IHK and the IHK Subsidiaries, and during such period, IHK shall furnish promptly to the Company and its Representatives all information concerning the businesses, properties and personnel of IHK and the IHK Subsidiaries as the Company may reasonably request.

     (d) No investigation by either the Company or IHK shall affect the representations and warranties of the other.

     SECTION 6.04 Approvals and Consents; Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties (i) shall make promptly its filings, and thereafter make any other required submissions, under the HSR Act with respect to the Offer and the Merger and (ii) shall use all commercially reasonable efforts to obtain as promptly as practicable (A) all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including opposing any attempt by any Governmental Entity to obtain a preliminary or permanent injunction, or to affirm on appeal any such injunction, from the Federal Trade Commission or a federal or state court to enjoin the consummation of the Offer and the Merger under any antitrust Law, and provided that IHK shall consider in good faith but shall not be required to agree to any proposal to make any material modification to the business transaction contemplated by this Agreement in order to obtain the agreement of any Governmental Entity to permit the Offer and Merger to be consummated, and (B) all necessary consents, approvals or waivers from third parties and (iii) shall execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) The Company and IHK each agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

     SECTION 6.05 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal, or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 20% or more of the equity securities of, the Company or any Company Subsidiary that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company's Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (ii) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (iii) recommending such an unsolicited bona fide written Acquisition Proposal to the holders of Company Common Stock if and only to the extent that, in any such case as is referred to in clause (ii) or (iii), (A) the Company's Board of Directors concludes in good faith (after consultation with its legal counsel and financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being hereinafter referred to as a "Superior Proposal"), (B) the Company's Board of Directors determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law, (C) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company's Board of Directors notifies IHK promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their Representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it shall keep IHK informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     (b) The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.05.

     SECTION 6.06 Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to employee benefits matters and is incorporated herein by this reference.

     SECTION 6.07  Directors' and Officers' Indemnification and
Insurance. (a) From and after the Effective Time, IHK shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, each present and former director, officer, employee and fiduciary the Company and each Company Subsidiary and each Person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary or employee of another corporation, partnership, joint venture, trust pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties"), to the fullest extent permitted under applicable Law, against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or fiduciary, whether occurring before or after the Effective Time, including, without limitation, the transactions contemplated by this Agreement (and shall also advance, or cause to be advanced, expenses as incurred to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides the undertaking to repay such advances contemplated by Section 145(e) of the DGCL). IHK and Merger Sub agree that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Company's By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (b) Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation (a "Claim") is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time
(i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to IHK and the Surviving Corporation, (ii) IHK and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and
(iii) IHK and the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that neither IHK nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.07, upon learning of any such Claim, shall notify IHK (but the failure so to notify IHK shall not relieve IHK from any liability that IHK may have under this Section 6.07 except to the extent such failure materially prejudices IHK), and shall deliver to IHK the undertaking contemplated by
Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) For a period of six years after the Effective Time, IHK shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that IHK may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall IHK be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $260,000 per year in the aggregate).

     SECTION 6.08 Obligations of IHK and Merger Sub. IHK shall take all action necessary to perform, and shall cause Merger Sub to perform, its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

     SECTION 6.09 Affiliates' Letters. No later than 5 days from the date of this Agreement, the Company shall deliver to IHK a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act of the Company (each such person being a "Company Affiliate"). The Company shall provide IHK with such information and documents as IHK shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to IHK, prior to the Effective Time, a letter substantially in the form attached hereto as Exhibit 6.09, executed by each of the Company Affiliates identified in the foregoing list and of any person who shall have become a Company Affiliate subsequent to the delivery of such list.

     SECTION 6.10 Letters of Accountants. (a) The Company shall use commercially reasonable efforts to cause to be delivered to IHK a "comfort" letter of Price Waterhouse LLP or Arthur Andersen LLP, the Company's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and addressed to IHK, in the form, scope and content contemplated by Statement on Auditing Standards No. 72, as amended issued by the American Institute of Certified Public Accountants, Inc. ("SAS 72"), relating to the financial statements and other financial data with respect to the Company and its consolidated subsidiaries included or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by IHK, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

     (b) IHK shall use commercially reasonable efforts to cause to be delivered to the Company a "comfort letter" of Deloitte & Touche LLP, IHK's independent public accountants, dated the date on which the Registration Statement shall become effective, and addressed to the Company, in the form, scope and content contemplated by SAS 72, relating to the financial statements and other financial data with respect to IHK and the IHK Subsidiaries included in or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by the Company, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

     SECTION 6.11 Listing Market. IHK shall promptly prepare and submit to the American Stock Exchange or such other stock exchange or market as the parties reasonably agree (the "Listing Market") a listing application covering the shares of IHK Common Stock to be issued in the Merger and pursuant to Substitute Options, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such IHK Common Stock, subject to official notice to the Listing Market of issuance, and the Company shall cooperate with IHK with respect to such listing.

     SECTION 6.12 IHK Board Representation. Prior to the Effective Time, IHK shall cause two nominees of the Company ("Company Nominees"), subject to the reasonable approval of IHK, to be elected as directors of IHK (and to be in office immediately prior to the Effective Time). For a period of one or two years after the Effective Time, depending on the class to which such Company Nominee is initially elected, IHK shall cause each such Company Nominee to be nominated for re-election to an additional three year term at the expiration of his initial term in office.

     SECTION 6.13 Company Rights Plan. The Company's Board of Directors shall take all further action (in addition to that described in Section 3.20) necessary in order to render the Company Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement, to terminate the Company Rights Agreement as of the Effective Time and to ensure that IHK and Merger Sub will not have any obligations in connection with the Rights Agreement or the Company Rights (including by redeeming the Company Rights immediately prior to the Effective Time or by amending the Company Rights Agreement). Except as otherwise provided in this Section 6.13 and Section 3.20, the Company shall not, prior to the Effective Time, redeem the Company Rights or amend or terminate the Company Rights Agreement unless (a) required to do so by order of a court of competent jurisdiction or (b) required by the applicable fiduciary duties of the Company's Board of Directors to the stockholders of the Company (as determined in good faith by the Company's Board or Directors based upon the advice of outside counsel).

     SECTION 6.14 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, IHK and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated thereby and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.15 Subsequent Financial Statements. (a) As soon as practicable following filing, the Company shall deliver to IHK a copy of each periodic report on Forms 10-Q or 10-K, so filed prior to the Effective Time. The financial statements contained therein are referred to as the "Company Subsequent Financial Statements." The Company Subsequent Financial Statements
(i) will be prepared from the books of account and other financial records of the Company and the consolidated Company Subsidiaries, (ii) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) will present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated therein except as otherwise noted therein (subject in the case of unaudited statements, to normal and recurring year-end adjustments which shall not be expected, individually or in the aggregate, to have a Company Material Adverse Effect and the omission of footnotes).

     (b) As soon as practicable following filing, IHK shall deliver to the Company a copy of each periodic report on Forms 10-Q or 10-K, so filed prior to the Effective Time. The financial statements contained therein are referred to as the "IHK Subsequent Financial Statements." The IHK Subsequent Financial Statements

(i) will be prepared from the books of account and other financial records of IHK and the consolidated IHK Subsidiaries, (ii) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) will present fairly, in all material respects, the consolidated financial position of IHK and the consolidated IHK Subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated therein except as otherwise noted therein (subject in the case of unaudited statements, to normal and recurring year-end adjustments which shall not be expected, individually or in the aggregate, to have an IHK Material Adverse Effect and the omission of footnotes).

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, IHK and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and the issuance of the IHK Common Stock pursuant to the Merger shall have been approved by the affirmative vote of the shareholders of IHK in accordance with the applicable rules and regulations of the Listing Market;

          (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) no Governmental Entity (as defined in Section 9.12(g)) or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or Order which is then in effect and has the effect of restraining or making the Merger illegal or otherwise prohibiting consummation of the Merger;

          (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

          (e) the shares of IHK Common Stock to be issued in the Merger and pursuant to Substitute Options shall have been authorized for listing on the Listing Market, subject to official notice of issuance; and

          (f) Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby, as follows:

          (a) by mutual written consent of IHK and the Company;

          (b) by either IHK or the Company, if the Effective Time shall not have occurred on or before May 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either IHK or the Company, if any court of competent jurisdiction in the United States or other Governmental Entity, based otherwise than on any antitrust Law, (i) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable or (ii) shall have failed to issue an Order or to take any other action necessary to fulfill the conditions to the Closing of the Merger and such denial of a request to issue such Order or take such other action shall have become final and nonappealable;

          (d) (x) by either IHK or the Company, if this Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption at the Company Stockholders' Meeting or (y) by the Company, if the issuance of the IHK Common Stock as part of the Merger shall fail to receive the requisite vote for approval at the IHK Shareholders' Meeting;

          (e) by IHK, if prior to the payment for shares of Company Common Stock pursuant to the Offer (i) the Company's Board of Directors withdraws, modifies or changes its approval or recommendation (including by amendment of the Schedule 14D-9) of this Agreement, the Offer or the Merger in a manner adverse to IHK or Merger Sub, (ii) the Company's Board of Directors shall, at a time when there is an Acquisition Proposal with respect to the Company, fail to reaffirm such approval or recommendation of this Agreement, the Offer or the Merger upon the reasonable request of IHK and Merger Sub, (iii) the Company's Board of Directors shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by the other parties hereto or an affiliate thereof; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company's Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or (v) the Company's Board of Directors shall resolve to take any of the actions specified in clauses (i) through (iv) of this
     Section 8.01(e);

          (f) by the Company, prior to the payment for shares of Company Common Stock pursuant to the Offer, upon five Business Days' prior notice to IHK and Merger Sub (which notice shall be revocable by the Company), if, as a result of a Superior Proposal received by the Company from a Person other than a party to this Agreement or any of its affiliates, the Company's Board of Directors determines in good faith that their fiduciary obligations under applicable Law require that such Superior Proposal be accepted; provided, however, that (i) the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of Law and after giving effect to all concessions which may be offered by IHK and Merger Sub pursuant to clause (ii) below, on the basis of advice of counsel, that such action is necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties under applicable laws and (ii) prior to the effective date of any such termination, the Company shall provide IHK and Merger Sub with an opportunity to make such adjustments in the terms and conditions of this Agreement, the Offer or the Merger as would enable the Company to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to the effectiveness of termination by the Company pursuant to this Section 8.01(f) that the Company shall have made the payment of the Termination Fee (as defined below) to IHK required by Section 8.05(b);

          (g) by IHK, prior to the payment for shares of Company Common Stock pursuant to the Offer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions to the Offer set forth in clauses (c) or (d) of Annex A would be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company and for so long as the Company continues to exercise all reasonable efforts to cure such Terminating Company Breach, IHK may not terminate this Agreement under this Section 8.01(g);

          (h) by the Company, prior to the payment for shares of Company Common Stock pursuant to the Offer, upon breach of any representation, warranty, covenant or agreement on the part of IHK or Merger Sub set forth in this Agreement, or if any representation or warranty of IHK and Merger Sub shall have become untrue, in either case except for such breaches or failures (i) which, individually or in the aggregate, would not have an IHK Material Adverse Effect and (ii) which, individually or in the aggregate, would not materially impair or delay the ability of Merger Sub to consummate the Offer or the ability of IHK, Merger Sub and the Company to effect the Merger ("Terminating IHK Breach"); provided, however, that, if such Terminating IHK Breach is curable by IHK and Merger Sub and for so long as IHK and Merger Sub continue to exercise all reasonable efforts to cure such Terminating IHK Breach, the Company may not terminate this Agreement under this Section 8.01(h);

          (i) by IHK, if the Offer is terminated or expires without the purchase of any shares of Company Common Stock thereunder, unless such termination or expiration has been caused by or resulted from the failure in any material respect of IHK or Merger Sub to perform any of its covenants and agreements contained in this Agreement or in the Offer;

          (j) by the Company, if all of the conditions to the Offer set forth in Annex A except for clause (2) have been satisfied and IHK fails to accept and pay for shares of Company Common Stock in the Offer solely because of the failure of LBCPI to fund its loan commitment contained in the Lehman Brothers Commitment; and

          (k) by the Company, if on May 29, 1998, the Effective Time shall not have occurred because IHK and Merger Sub have not been permitted to consummate the Offer and the Merger by reason of any antitrust Law.

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and, except as provided in Section 8.05, there shall be no liability under this Agreement on the part of IHK, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease, provided that nothing herein shall relieve any party from liability for any breach of this Agreement (it being understood that IHK and Merger Sub shall have no liability for failure to obtain financing of the Offer and the Merger or to obtain expiration of all waiting periods under the HSR Act or to avoid the entry or affirmation of any injunction under any antitrust Law in respect of the Offer or the Merger, unless the Company elects to terminate this Agreement under Section 8.01(j) or (k), respectively, and then only to the extent provided in Section 8.05(c)).

     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05 Fees and Expenses. (a) Except as set forth in this Section 8.05, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the Company and IHK each shall pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

     (b) The Company and IHK agree that

          (i) if IHK shall terminate this Agreement pursuant to Section 8.01(e) or

          (ii) if the Company shall terminate this Agreement pursuant to Section 8.01(f) or

          (iii) if (A) IHK or the Company shall terminate this Agreement pursuant to Section 8.01(d) due to the failure of the Company's stockholders to approve and adopt this Agreement and (B) at the time of such failure to so approve and adopt this Agreement there shall exist an Acquisition Proposal with respect to the Company and, within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal with respect to the Company, then the Company shall pay to IHK an amount equal to $8,000,000 (the "Company Termination Fee").

     (c) The Company and IHK agree that if the Company shall terminate this Agreement pursuant to Section 8.01(j) or (k), then IHK shall pay to the Company an amount equal to $8,000,000 (the"IHK Termination Fee").

     (d) The Company Termination Fee required to be paid pursuant to Section 8.05(b)(ii) shall be paid prior to, and shall be a pre-condition to effectiveness of termination of this Agreement pursuant to Section 8.01(f) and the Company Termination Fee required to be paid pursuant to Section 8.05(b)(iii) shall be paid to IHK on the next Business Day after a definitive agreement is entered into with a third party with respect to an Acquisition Proposal with respect to the Company. Any payment of a Company Termination Fee otherwise required to be made pursuant to Section 8.05(b) or an IHK Termination Fee required to be made pursuant to Section 8.05(c) shall be made not later than two Business Days after termination of this Agreement. All payments under this
Section 8.05 shall be made by wire transfer of immediately available funds to an account designated by the payee.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that representations, warranties and agreements set forth in Articles I and II and Sections 6.06, 6.07 and 6.12 and Article IX shall survive the Effective Time for the respective periods set forth in such sections or, if no such period is specified, indefinitely and those set forth in Sections 3.19, 4.19, 6.03(b), 8.02 and 8.05 and Article IX shall survive termination for the respective periods set forth in such sections or, if no such period is specified, indefinitely.

     SECTION 9.02 Notices. (a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to the Company:

          Savannah Foods & Industries, Inc.
           Two East Bryan Street
           Savannah, Georgia 81401
           Attention: Corporate Secretary
           Telecopier No.: (912) 651-4905
        with a copy to:

          Skadden Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022
           Telecopier No.: (212) 735-2000
           Attention: Stephen M Banker

        if to IHK or Merger Sub:

          Imperial Holly Corporation
           One Imperial Square
           P.O. Box 9
           Sugar Land, Texas 77847
           Attention: James C. Kempner
           Telecopier No.: (281) 490-4895

        with a copy to:

          Andrews & Kurth L.L.P.
           4200 Texas Commerce Tower
           Houston, Texas 77002
           Attention: Robert V. Jewell
           Telecopier No.: (713) 220-4285

     (b) If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice.

     (c) If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, telecopying or mailing of the notice pursuant to which such right is exercised.

     (d) Notices of changes of address shall be effective only upon receipt.

     SECTION 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

     SECTION 9.05 Interpretation. (a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement" and "the date hereof" shall be deemed to refer to the date in the first paragraph of this Agreement.

     (b) The Parties hereto acknowledge that certain matters set forth in the applicable Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by the

Company or IHK that such disclosure is required to be made under the terms or any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement. Notwithstanding anything to the contrary in Articles III and IV, each section of the Disclosure Schedule that includes an asterisk in its heading is intended to be responsive to statements in the correspondingly numbered representation or warranty requesting a listing of specified matters and does not list exceptions to the correspondingly numbered representation and warranty.

     SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.07 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II (which may be enforced by the beneficiaries thereof), Sections 6.06 and 6.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section 6.13.

     SECTION 9.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.10 Waiver of Jury Trial. Each of IHK, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise), arising out of or relating to this Agreement or the actions of IHK, the Company or Merger Sub in the negotiation, administration, performance and enforcement thereof.

     SECTION 9.11 Entire Agreement. This Agreement (including the Annexes, the Exhibits, the Company Disclosure Schedule and the IHK Disclosure Schedule) constitutes the entire agreement among the parties with respect to the subject matter hereof and, except for the Confidentiality Agreements, supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.12  Certain Definitions. For purposes of this Agreement:

          (a) "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such specified Person;

          (b) "Beneficial Owner" with respect to any shares of Company Common Stock means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or

     Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close;

          (d) "Closing Price" means the volume weighted average of the trading prices of IHK Common Stock, rounded to three decimal places, as reported by Bloomberg Financial Markets, for each of the first 15 consecutive Trading Days in the period commencing 20 Trading Days prior to the date of the Closing;

          (e) "Company Specified Stockholders" means substantially all of the directors and executive officers of the Company.

          (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended or in effect from time to time;

          (h) "Governmental Entity" means any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency or commission;

          (i) "IHK Specified Stockholders" means P. C. Carrothers, John D. Curtin, D. W. Ehrenkranz, E. O. Gaylord, Gerald Greinstein, Ann O. Hamilton, B. T. Harrison, R. E. Henderson, Roger W. Hill, C. K. Jones, Harris L. Kempner, Jr., I. H. Kempner, James C. Kempner, R. L. Knecht, A.
     K. Lebsock, H. E. Lentz, Robert L. K. Lynch, H. P. Mechler, K. L. Mercer,
     J. A. Richmond, Fayez Sarofim, W. F. Schwer, R. W. Strickland, Daniel K. Thorne (individually, and as trustee for certain trusts), Harris Weston (individually, and as trustee for certain trusts), Greencore Group plc, H. Kempner Trust Association, Harris and Eliza Kempner Fund and U. S. National Bank (as trustee for certain trusts).

          (j) "Knowledge" or "Known" means, with respect to any matter in question, in the case of IHK or the Company, as the case may be, if any of the executive officers of IHK or the Company has actual knowledge of such matter after making due inquiry of all Persons who directly report to such executive officers;

          (k) "Law" means any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree;

          (l) "Order" means any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent);

          (m) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (n) "Securities Act" means the Securities Act of 1933, as amended and in effect from time to time;

          (o) "Stock Consideration" is (i) if the Closing Price of IHK Common Stock is $13.25 or lower, a number of shares of IHK Common Stock equal to the quotient of the Offer Price divided by $13.25, together with a corresponding number of IHK Purchase Rights (as defined in Section 2.06(a)); (ii) if the Closing Price of IHK Common Stock is $17.25 or greater, a number of shares of IHK Common Stock equal to the quotient of the Offer Price divided by $17.25, together with a corresponding number of IHK Purchase Rights; or (iii) if the Closing Price of the IHK Common Stock is greater than $13.25 but less than $17.25, that portion of a share of IHK Common Stock equal to the quotient of the Offer Price divided by the Closing Price of the IHK Common Stock, together with a corresponding number of IHK Purchase Rights;

          (p) "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          (q) "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") and the American Stock Exchange (the "AMEX") are both open for trading.

     IN WITNESS WHEREOF, IHK, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            IMPERIAL HOLLY CORPORATION

                                            By:    /s/ JAMES C. KEMPNER
                                              ----------------------------------
                                              Name: JAMES C. KEMPNER
                                                 -------------------------------
                                                Title:  President and Chief
                                                        Executive Officer
                                                 -------------------------------

                                            IHK MERGER SUB CORPORATION

                                            By:    /s/ JAMES C. KEMPNER
                                              ----------------------------------
                                              Name: JAMES C. KEMPNER
                                                 -------------------------------
                                                Title:  President and Chief
                                                        Executive Officer
                                                 -------------------------------

                                            SAVANNAH FOODS & INDUSTRIES, INC.

                                            By: /s/ WILLIAM W. SPRAGUE III
                                              ----------------------------------
                                              Name: WILLIAM W. SPRAGUE III
                                                 -------------------------------
                                                Title:  President and CEO
                                                 -------------------------------

                                                                  Annex A to the
                                                    Agreement and Plan of Merger

                            CONDITIONS TO THE OFFER

     Capitalized terms used in this Annex A shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

     Merger Sub shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for, any shares of Company Common Stock tendered pursuant to the Offer until the expiration of any applicable waiting period under the HSR Act and Merger Sub may, subject to the terms and conditions of the Merger Agreement, terminate or amend the Offer as to any shares of Company Common Stock not then accepted for payment, or may delay the acceptance for payment of or (subject to such Merger Agreement, rules or regulations) payment for shares of Company Common Stock tendered, if (1) at the expiration of the Offer, the number of shares of Company Common Stock validly tendered and not withdrawn, together with any other shares of Company Common Stock owned by IHK or Merger Sub or their affiliates, shall not constitute at least 50.1% of the outstanding shares of Company Common Stock on a fully diluted basis, (2) IHK shall not have obtained financing sufficient to enable IHK (or cause Merger Sub) to pay the amounts set forth in clauses (a), (b) and (c) of Section 4.21 of the Merger Agreement or (3) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of shares of Company Common Stock, any of the following events shall have occurred and be continuing:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, administrative interpretation, Order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act) by any court of competent jurisdiction in the United States or other Governmental Entity, which would (i) restrain, prohibit or make illegal or otherwise prohibit (A) the acceptance for payment of, or payment for or purchase of at least 50.1% of the shares of Company Common Stock or
     (B) the consummation of the Merger, or (ii) prohibiting IHK or any of its affiliates to exercise full rights of ownership of the shares of Company Common Stock, including without limitation the right to vote any shares of Company Common Stock purchased by them on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of this Agreement and the Merger;

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (c) the Company shall have breached or failed to comply with any of its obligations under the Merger Agreement (other than as a result of a breach by IHK or Merger Sub of any of their obligations under the Merger Agreement) and such breach or failure shall continue unremedied for ten
     (10) business days after the Company has received written notice from IHK or Merger Sub of the occurrence of such breach or failure, except such breaches or failures (i) which, individually and in the aggregate, would not have a Company Material Adverse Effect and (ii) which, individually and in the aggregate, would not materially impair or delay the ability of Merger Sub to consummate the Offer or the ability of IHK, Merger Sub and the Company to effect the Merger;

          (d) any representation or warranty of the Company contained in the Merger Agreement shall fail to be true and correct as of such expiration or proposed termination of the Offer except for such failures

     (i) which, individually and in the aggregate, would not have a Company Material Adverse Effect and (ii) which, individually and in the aggregate, would not materially impair or delay the ability of Merger Sub to consummate the Offer or the ability of IHK, Merger Sub and the Company to effect the Merger, provided that IHK shall have notified the Company promptly upon learning of such failure;

          (e) the Merger Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination or amendment of the Offer; or

          (f) the Company's Board of Directors shall have (i) (including by amendment of the Schedule 14D-9) withdrawn or modified in any manner adverse to IHK or Merger Sub its approval or recommendation of the Offer, the Merger or this Agreement or (ii) resolved to do any of the foregoing;

which, in the good faith reasonable judgment of IHK and Merger Sub, makes it inadvisable to proceed with acceptance for payment or payment for shares of Company Common Stock.

     Except as set forth in the Merger Agreement, the foregoing conditions are for the sole benefit of IHK and Merger Sub and may be asserted regardless of the circumstances (including any action or inaction by IHK or Merger Sub other than a breach by IHK or Merger Sub of the Merger Agreement) giving rise to any such condition or waived by IHK or Merger Sub, in whole or in part, at any time or from time to time, in its discretion. The failure of IHK or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                  Annex B to the
                                                    Agreement and Plan of Merger

                        AGREEMENTS RESPECTING PLANS AND
                         OTHER EMPLOYEE BENEFIT MATTERS

     1. (a) For a period of one year immediately following the Closing Date, IHK shall provide or cause the Surviving Corporation to provide all employees of the Company who continue to be employed by IHK or the Surviving Corporation or any of their respective Affiliates as of the Effective Time ("Continuing Employees") with compensation and benefits on terms which are, in the aggregate, not substantially less favorable than those provided to the Continuing Employees immediately prior to the date hereof.

     (b) IHK further agrees that, for purposes of all employee benefit plans of IHK or the Surviving Corporation or any of their respective Affiliates in which Continuing Employees participate from and after the Effective Time and under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to Continuing Employees for service previously credited with the Company or any Company Subsidiary prior to the Effective Time to the extent that such crediting of service does not result in duplication of benefits.

     (c) IHK shall cause each employee benefit plan in which Continuing Employees participate from and after the Effective Time to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Company plan prior to the Effective Time and (ii) any waiting period limitation which would otherwise be applicable to a Continuing Employee on or after the Effective Time to the extent the Continuing Employee had satisfied any similar waiting period under an analogous Company plan prior to the Effective Time. IHK further agrees that it shall guarantee all obligations of the Company under any Company Plan.

     2. IHK and the Company acknowledge that the consummation of the Offer shall constitute a "Change in Control" for purposes of the Company Stock Option Plan.

     3. (a) IHK will consent to the Company's entering into a new or amended employment agreement with William W. Sprague III on the terms agreed to by IHK, Merger Sub and the Company.

     (b) IHK intends to consent to the Company's entering into new or amended employment agreements as soon as practicable following the date hereof with the Continuing Employees agreed to by IHK and the Company.

     4. The Company will cause the following actions with respect to the Company's Benefit Trust Agreement dated March 14, 1996 as amended (the "Benefit Trust Agreement") to occur prior to the execution of this Agreement:

          (a) The Company will amend the Benefit Trust Agreement in the following respects:

             (i) provide for the corpus of the trust to be invested in IHK Common Stock, rather than Company Common Stock;

             (ii) provide for prepayment of the Note, at the Company's direction, with corpus (cash or IHK Common Stock as directed);

             (iii) clarify Section 3.2 of the Trust Agreement to ensure that a release of pledged stock is not distributed to participants on release, but held in trust to pay benefits when due;

             (iv) provide that the Offer and the Merger will not constitute a Proposed Change in Control under the Trust Agreement;

             (v) provide that the Trustee can only sell IHK Common Stock after giving IHK a right of first refusal;

             (vi) provide that shares of IHK Common Stock held by the Trust will be voted in proportion to all other outstanding IHK Common Stock; and

             (vii) provide that the Trustee will tender or exchange of IHK Common Stock held by the Trust as directed by the Company's Board of Directors.

          (b) The cash received by the Benefit Trust in the Offer and the Merger will be used to repay the existing Note of the Benefit Trust to the Company and to purchase additional shares of IHK Common Stock.

                                                             Exhibit 6.09 to the
                                                    Agreement and Plan of Merger

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                     [DATE]

IMPERIAL HOLLY CORPORATION
One Imperial Square, Suite 200
Sugar Land, Texas 77487

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), as the term "Affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the
Agreement and Plan of Merger dated as of September   , 1997 (the "Merger
Agreement") among Imperial Holly Corporation, a Texas corporation ("IHK"), IHK Merger Sub Corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, no par value, of IHK ("IHK Common Stock"). I would receive such IHK Common Stock (the "Shares") in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $.25 per share, of the Company ("Company Common Stock").

     1. I represent, warrant and covenant to IHK that in the event I receive any Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and
     (b) distribution by me of the IHK Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the IHK Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, the Company shall include the Shares in the Registration Statement and to maintain the effectiveness of the Registration statement for a period of 100 days after the effective date hereof or (iii) in the opinion of counsel reasonably acceptable to IHK, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. Except as provided in paragraph C, I understand that IHK is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
                       , 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND IMPERIAL HOLLY CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF IMPERIAL HOLLY CORPORATION."

          F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, IHK reserves the right to put the following legend on the certificates issued to my transferee:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By IHK's acceptance of this letter, IHK hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, IHK shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether IHK has complied with such reporting requirements during the 12 months preceding any proposed sale of the IHK Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. IHK hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the IHK Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the IHK Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or
     (iii) IHK has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to IHK, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                            Very truly yours,

                                            ------------------------------------
                                            Name:

Agreed and accepted this      day of
[                 ], 1997, by

IMPERIAL HOLLY CORPORATION

By:
-------------------------------------------------------
    Name:
    Title:

                                                                         ANNEX B

                          DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
           277 PARK AVENUE, NEW YORK, NEW YORK 10172 * (212) 892-3000

                                                              September 11, 1997

Board of Directors
Savannah Foods & Industries, Inc.
Two East Bryan Street
Savannah, GA 31401-0339

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Savannah Foods & Industries, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, to be dated as of September 12, 1997 (the "Agreement"), by and among Imperial Holly Corporation ("IHK"), the Company and IHK Merger Sub Corporation, a wholly owned subsidiary of IHK.

     Pursuant to the Agreement, IHK Merger Sub Corporation will commence an offer to purchase at least 50.1% of the outstanding shares (on a fully-diluted basis) of the Company's common stock, par value, $0.25 per share (the "Common Stock") at a price of $20.25 (the "Offer Price") per share (the "Tender Offer"). Following consummation of the Tender Offer, each share of Common Stock not previously tendered and accepted for payment in the Tender Offer will, by virtue of a Merger of IHK Merger Sub Corporation with and into the Company (the "Merger" and together with the Tender Offer, the "Transaction"), be converted into the right to receive, subject to proration, either (i) the Stock Consideration (as defined below) or (ii) cash in an amount equal to the Offer Price (the "Cash Consideration" and together with the Stock Consideration, the "Consideration"). The agreement provides that the Stock Consideration is (i) if the Closing Price (as defined in the Agreement) of common stock, no par value, of IHK (the "IHK Common Stock") is $13.25 or lower, a number of shares of IHK Common Stock equal to the quotient of the Offer Price divided by $13.25; (ii) if the Closing Price of IHK Common Stock is $17.25 or greater, a number of shares of IHK Common Stock equal to the quotient of the Offer Price divided by $17.25; and (iii) if the Closing Price of IHK Common Stock is greater than $13.25 but less than $17.25, a number of shares of IHK Common Stock equal to the quotient of the Offer Price divided by the Closing Price of the IHK Common Stock. The Agreement provides that the number of shares of Common Stock to be converted into the right to receive the Cash Consideration in the Merger shall be equal to 70% of the shares of Common Stock issued and outstanding immediately prior to the effective time of the Merger, less the sum of (i) the number of dissenting shares of Common Stock and (ii) shares of Common Stock to be canceled.

     In arriving at out opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and IHK, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the fiscal years ending September 30, 1997 through September 30, 2002 prepared by the management of the Company and certain financial projections of IHK for the fiscal years ending March 31, 1997 through March 31, 2003 prepared by the management of IHK. In addition, we have compared certain financial and securities data of the Company and IHK with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock and the IHK Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Board of Directors                                            September 11, 1997
Savannah Foods & Industries, Inc.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and IHK or their respective representatives, or that was otherwise reviewed by us. In addition, we have relied upon the estimates of the managements of the Company and IHK as to the operating synergies projected as a result of the Transaction. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and IHK as to the future operating and financial performance of the Company and IHK, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price which IHK Common Stock will trade at any time. Our opinion does not address the merits of the Transaction nor does it address the Board's decision to proceed with the Transaction. Our opinion does not constitute a recommendation to whether such stockholder should tender shares in the Tender Offer or how such stockholder should vote on the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                        Very truly yours,

                                        DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION

                                        By:      /s/ LAWRENCE N. LAVINE
                                           -------------------------------------
                                                    Lawrence N. Lavine
                                                     Managing Director

                                                                         ANNEX C

                                LEHMAN BROTHERS

September 11, 1997

Board of Directors
Imperial Holly Corporation
One Imperial Square, Suite 200
8016 Highway 90-A
Sugar Land, Texas 77478

Members of the Board:

     We understand that Imperial Holly Corporation ("Imperial Holly" or the "Company") has proposed to Savannah Food & Industries, Inc. ("Savannah") a transaction (the "Proposed Transaction") pursuant to which the Company would acquire all of the issued and outstanding capital stock of Savannah. Pursuant to the Proposed Transaction, the Company would purchase 50.1% of the outstanding shares of common stock of Savannah through a tender offer at a price of $20.25 in cash per share, and each remaining share of Savannah would be exchanged, in a subsequent merger, for either (i) $20.25 in cash per share or (ii) a number of shares of common stock of Imperial Holly equal to the quotient of $20.25 divided by a weighted average closing price of such common stock over a specified period of time, with such number of shares not to be greater than 1.5283 nor less than
1.1739. The cash component of the second step merger would be limited to 19.9% of the outstanding shares of the common stock of Savannah. The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Agreement and Plan of Merger among Imperial Holly, IHK Merger Sub Corporation and Savannah (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and out opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) Savannah's historical financial statements, including, but not limited to, financial statements for the fiscal years ended September 29, 1995 and 1996 and for the nine months ended June 29, 1997 and such other publicly available information concerning Savannah that we believe to be relevant to our analysis, (3) the Company's historical financial statements, including, but not limited to, financial statements for the fiscal years ended March 31, 1996 and 1997 and for the three months ended June 30, 1997 and such other publicly available information concerning the Company that we believe to be relevant to our analysis, (4) financial and operating information with respect to the business, operations and prospects of Savannah furnished to us by Savannah and the Company, (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (6) a trading history of Savannah's common stock from January 1, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a trading history of the Company's common stock from January 1, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial conditions of Savannah and the Company with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma financial effects of the Proposed Transaction including the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and Savannah. In addition, we have discussions with the management of Savannah and the Company concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

Lehman Brothers
Board of Directors
Imperial Holly Corporation
September 11, 1997
Page 2

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, Savannah and the combined company following consummation of the Proposed Transaction provided to us by management of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, Savannah and the combined company (including without limitation, the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses), and we have relied upon such projections in arriving at our opinion. In addition, we have not conducted a physical inspection of the properties and facilities of the Company or Savannah and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Savannah. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Mr. Henry E. Lentz, a Managing Director of Lehman Brothers, is also a director of the Company. In the ordinary course of our business, we may actively trade in the debt or equity securities of the Company and Savannah for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                      DELAWARE -- GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 288 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement or merger or consolidation, were either (i) listed on a national securities exchange or designated a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given. If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as its appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written requires for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Imperial Charter provides that a director will not be liable to the corporation or its stockholders for monetary damages for an act or omission in such director's capacity as director, except in the case of: (i) breach of such director's duty of loyalty to the corporation or its stockholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, (iv) an act or omission for which the liability of a director is expressly provided for by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     The Imperial Bylaws provide that the corporation will indemnify and advance expenses (including court costs and attorney's fees) any officer, director, employee or agent to the fullest extent permitted by applicable law at the time of the adoption of the Imperial Bylaws and such greater extent as applicable law may thereafter permit.

     Under the Texas Business Corporation Act (the "TBCA"), directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the court or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

     Under an insurance policy maintained by Imperial Holly, the directors and officers of Imperial Holly are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    2.1      -- Agreement and Plan of Merger, dated September 12, 1997, among Imperial Holly Corporation, IHK Merger Sub
                Corporation and Savannah Foods & Industries, Inc.
                (incorporated by reference to Annex A hereto).
    3.1      -- Restated Articles of Incorporation of the Company
                (incorporated by reference to Exhibit 3(b) to the
                Company's Registration Statement on Form S-4
                (Registration No. 33-20959)).
    3.2      -- Articles of Amendment to Restated Articles of
                Incorporation (incorporated by reference to Exhibit 3.1
                to the Company's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1990 (File No. 1-10307)).
    3.3      -- By-Laws of the Company (incorporated by reference to
                Exhibit 3(b) to the Company's Annual Report on Form 10-K
                for the year ended March 31, 1989 (File No. 0-16674)).

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    4.1      -- Registration Rights Agreement dated August 29, 1996 by
                and among the Company, Greencore Group plc and Earlsfort
                Holdings B.V. (incorporated by reference to Exhibit 4.2
                to the September 5, 1996 Form 8-K).
    4.2*     -- Stockholders Agreement, dated September 12, 1997, among
                Imperial Holly Corporation, IHK Merger Sub Corporation
                and the executive officers and directors of Savannah
                Foods & Industries, Inc. listed therein.
    4.3*     -- Form of Agreement and Irrevocable Proxy between Savannah
                Foods & Industries, Inc. and certain stockholders of
                Imperial Holly Corporation.
    5.1*     -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
   10.1*     -- Credit Agreement, dated as of October 17, 1997, among
                Imperial Holly Corporation, as Borrower, the Several
                Lenders from time to time Parties thereto, Lehman
                Brothers, Inc., as Arranger, Lehman Brothers Commercial
                Paper, Inc., as Syndication Agent and Lehman Brothers
                Commercial Paper, Inc., as Administrative Agent.
   10.2*     -- Guarantee and Collateral Agreement, dated as of October
                17, 1997, made by Imperial Holly Corporation and certain
                of its Subsidiaries in favor of Harris Trust and Savings
                Bank, as Collateral Agent.
   23.1*     -- Consent of Deloitte & Touche LLP, Independent Auditors.
   23.2*     -- Consent of Price Waterhouse LLP, Independent Accountants.
   24.1*     -- Powers of Attorney (included as part of the signature
                page on page II-4 hereof).
   99.1*     -- Consent of Lehman Brothers Inc.
   99.2*     -- Consent of Donaldson, Lufkin & Jenrette Securities
                Corporation.
   99.3*     -- Consent of Andrews & Kurth L.L.P. (included in opinion
                filed herewith as Exhibit 5.1).
   99.5*     -- Form of Imperial Holly Proxy Card.
   99.6*     -- Form of Savannah Foods Proxy Card.
   99.7*     -- Form of Savannah Foods Cash Election.

---------------

*   Filed herewith.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Sugar Land, State of Texas, on the 17th day of November, 1997.

                                            IMPERIAL HOLLY CORPORATION

                                            By:    /s/ JAMES C. KEMPNER
                                              ----------------------------------
                                                       James C. Kempner
                                              President, Chief Executive Officer
                                                              and
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below does hereby appoint James C. Kempner, H.P. Mechler and William F. Schwer, and each of them severally, his or her true and lawful attorneys or attorney-in-fact and agents or agent with power to act with or without the others and with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of Imperial Holly Corporation, any and all amendments to this Registration Statement, including post-effective amendments, as said attorneys or any of them shall deem necessary or appropriate, together with all instruments necessary or incidental in connection therewith, and to file the same or cause the same to be filed with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act whatsoever necessary or desirable to be done in the premises, as fully and to all intents and purposes as the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  POSITION                  DATE
                      ---------                                  --------                  ----

                /s/ JAMES C. KEMPNER                   President, Chief Executive    November 17, 1997
-----------------------------------------------------    Officer and Chief
                  James C. Kempner                       Financial Officer and
                                                         Director (Principal
                                                         Executive and Financial
                                                         Officer)

                  /s/ H. P. MECHLER                    Vice President -- Accounting  November 17, 1997
-----------------------------------------------------    (Principal Accounting
                    H. P. Mechler                        Officer)

               /s/ JOHN D. CURTIN, JR.                 Director                      November 17, 1997
-----------------------------------------------------
                 John D. Curtin, Jr.

                 /s/ DAVID J. DILGER                   Director                      November 17, 1997
-----------------------------------------------------
                   David J. Dilger

                  /s/ E. O. GAYLORD                    Director                      November 17, 1997
-----------------------------------------------------
                    E. O. Gaylord

                          *                            Director                      November 17, 1997
-----------------------------------------------------
                  Gerald Grinstein

                      SIGNATURE                                  POSITION                  DATE
                      ---------                                  --------                  ----

                          *                            Director                      November 17, 1997
-----------------------------------------------------
                   Ann O. Hamilton

                  /s/ ROGER W. HILL                    Director                      November 17, 1997
-----------------------------------------------------
                    Roger W. Hill

             /s/ HARRIS C. KEMPNER, JR.                Director                      November 17, 1997
-----------------------------------------------------
               Harris C. Kempner, Jr.

               /s/ I. H. KEMPNER, III                  Director                      November 17, 1997
-----------------------------------------------------
                 I. H. Kempner, III

                   /s/ H. E. LENTZ                     Director                      November 17, 1997
-----------------------------------------------------
                     H. E. Lentz

               /s/ ROBERT L. K. LYNCH                  Director                      November 17, 1997
-----------------------------------------------------
                 Robert L. K. Lynch

               /s/ KEVIN C. O'SULLIVAN                 Director                      November 17, 1997
-----------------------------------------------------
                 Kevin C. O'Sullivan

                  /s/ FAYEZ SAROFIM                    Director                      November 17, 1997
-----------------------------------------------------
                    Fayez Sarofim

                          *                            Director                      November 17, 1997
-----------------------------------------------------
                  Daniel K. Thorne

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    2.1      -- Agreement and Plan of Merger, dated September 12, 1997, among Imperial Holly Corporation, IHK Merger Sub
                Corporation and Savannah Foods & Industries, Inc.
                (incorporated by reference to Annex A hereto).
    3.1      -- Restated Articles of Incorporation of the Company
                (incorporated by reference to Exhibit 3(b) to the
                Company's Registration Statement on Form S-4
                (Registration No. 33-20959)).
    3.2      -- Articles of Amendment to Restated Articles of
                Incorporation (incorporated by reference to Exhibit 3.1
                to the Company's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1990 (File No. 1-10307)).
    3.3      -- By-Laws of the Company (incorporated by reference to
                Exhibit 3(b) to the Company's Annual Report on Form 10-K
                for the year ended March 31, 1989 (File No. 0-16674)).
    4.1      -- Registration Rights Agreement dated August 29, 1996 by
                and among the Company, Greencore Group plc and Earlsfort
                Holdings B.V. (incorporated by reference to Exhibit 4.2
                to the September 5, 1996 Form 8-K).
    4.2*     -- Stockholders Agreement, dated September 12, 1997, among
                Imperial Holly Corporation, IHK Merger Sub Corporation
                and the executive officers and directors of Savannah
                Foods & Industries, Inc. listed therein.
    4.3*     -- Form of Agreement and Irrevocable Proxy between Savannah
                Foods & Industries, Inc. and certain stockholders of
                Imperial Holly Corporation.
    5.1*     -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
   10.1*     -- Credit Agreement, dated as of October 17, 1997, among
                Imperial Holly Corporation, as Borrower, the Several
                Lenders from time to time Parties thereto, Lehman
                Brothers, Inc., as Arranger, Lehman Brothers Commercial
                Paper, Inc., as Syndication Agent and Lehman Brothers
                Commercial Paper, Inc., as Administrative Agent.
   10.2*     -- Guarantee and Collateral Agreement, dated as of October
                17, 1997, made by Imperial Holly Corporation and certain
                of its Subsidiaries in favor of Harris Trust and Savings
                Bank, as Collateral Agent.
   23.1*     -- Consent of Deloitte & Touche LLP, Independent Auditors.
   23.2*     -- Consent of Price Waterhouse LLP, Independent Accountants.
   24.1*     -- Powers of Attorney (included as part of the signature
                page on page II-4 hereof).
   99.1*     -- Consent of Lehman Brothers Inc.
   99.2*     -- Consent of Donaldson, Lufkin & Jenrette Securities
                Corporation.
   99.3*     -- Consent of Andrews & Kurth L.L.P. (included in opinion
                filed herewith as Exhibit 5.1).
   99.5*     -- Form of Imperial Holly Proxy Card.
   99.6*     -- Form of Savannah Foods Proxy Card.
   99.7*     -- Form of Savannah Foods Cash Election.

---------------

*   Filed herewith.